UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION
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AVERY DENNISON CORPORATION
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2024 NOTICE AND PROXY STATEMENT AVERY DENNISON

NOTICE OF ANNUAL

MEETING OF STOCKHOLDERS

RECORD DATE	February 26, 2024

MEETING DATE	April 25, 2024

MEETING TIME	2:30 p.m. Eastern Time

MEETING FORMAT	Virtual at www.virtualshareholdermeeting.com/AVY2024

ITEMS OF BUSINESS FOR STOCKHOLDER VOTE
1	Election of the 10 directors nominated by our Board to serve for a one-year term

2	Approval, on an advisory basis, of our executive compensation

3	Approval of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to provide that stockholders holding 25% of our outstanding common stock have the right to request that we call special meetings of stockholders

4	Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2024

Our Board recommends that you vote FOR each of our 10 director nominees in Item 1 and FOR Items 2, 3 and 4.

Stockholders of record as of February 26, 2024 are entitled to notice of, and to vote in connection with, the meeting and any adjournment or postponement thereof. This notice and our definitive proxy statement are being first mailed or made available to stockholders on or about March [●], 2024.

We want your shares to be represented and voted. We encourage you to vote promptly as this will save us the time and expense of additional proxy solicitation. As shown below, you can vote online, by telephone, by mail or, in certain circumstances, during the meeting.

On behalf of our Board of Directors, management and team members worldwide, thank you for investing in us and our company. We look forward to engaging with you during the virtual Annual Meeting.

Vikas Arora

Vice President, Associate General Counsel and

Corporate Secretary

March [●], 2024

ONLINE	BY TELEPHONE	BY MAIL	DURING MEETING
You can vote online using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	In the U.S. and Canada, you can vote by telephone using the 16-digit control number shown on your Notice of Internet Availability, proxy card or voting instruction form.	You can vote by mail by completing, dating and signing your proxy card or voting instruction form and returning it in the accompanying postage-paid envelope.

Registered holders can vote during the meeting. Beneficial holders must contact their broker or other nominee to be able to vote during the meeting. Shares held through our Employee Savings Plan may not be voted during the meeting.

Avery Dennison Corporation | 2024 Proxy Statement | Table of Contents

PROXY SUMMARY

This proxy summary includes key messages related to this proxy statement and does not contain all the information you should consider before voting. We strongly encourage you to read the entire proxy statement before voting.

INFORMATION REGARDING ANNUAL MEETING

Distribution of Proxy Materials

We will begin mailing our Notice of Internet Availability of Proxy Materials, which includes instructions on how to access these materials online and vote your shares, on or about March [●], 2024. If you previously elected to receive a paper copy of our proxy materials, on or about the same date, we will mail you a proxy card and our 2023 integrated financial and sustainability report (our “2023 Integrated Report”), which includes a letter to stockholders from our President/Chief Executive Officer (CEO); a description of our businesses, stakeholders and values; highlights of our strategies, financial performance and sustainability progress; our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 (our “2023 Annual Report”); and the notice and proxy statement for our 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

Time, Date and Format of Annual Meeting

The Annual Meeting will take place at 2:30 p.m. Eastern Time on April 25, 2024. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet. To attend the virtual Annual Meeting, you will need to log in to www.virtualshareholdermeeting.com/AVY2024 using the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Online access to the live audio webcast of the Annual Meeting will open at 2:15 p.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we plan to begin the meeting promptly. For additional instructions on how to attend the virtual Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

Items Being Voted on During Annual Meeting

You are being asked to vote on the items of business shown below during the Annual Meeting. Our Board of Directors (our “Board”) recommends that you vote for each of our 10 director nominees and for Items 2, 3 and 4.

	ITEM OF BUSINESS	BOARD RECOMMENDATION	VOTE REQUIRED	DISCRETIONARY BROKER VOTING	PAGE

1	Election of directors	FOR each nominee	Majority of votes cast	No	39

2	Advisory vote to approve executive compensation	FOR	Majority of shares represented and entitled to vote	No	50

3	Approval of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to provide that stockholders holding 25% of outstanding common stock have the right to request that we call special meetings of stockholders	FOR	Majority of shares outstanding	No	94

4	Ratification of appointment of PwC as our independent registered public accounting firm for FY 2024	FOR	Majority of shares represented and entitled to vote	Yes	96

Voting Prior to or During Annual Meeting

You may vote your shares by submitting a proxy in advance of the Annual Meeting online, by telephone or by mail; only in certain circumstances may you vote during the meeting. If you are a registered stockholder who has not previously voted or wants to change your vote, you may vote during the Annual Meeting. Beneficial holders may only vote during the meeting if they properly request and receive a legal proxy in their name from the broker, bank or other nominee that holds their shares. Shares held through our Employee Savings Plan may not be voted during the meeting. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote and submit your proxy promptly by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form.

Avery Dennison Corporation | 2024 Proxy Statement	1

Asking Questions During Annual Meeting

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, with an easy-to-use online platform that allows you to attend, vote and ask questions. After we have finished acting upon the Annual Meeting items of business and the meeting is adjourned, our Executive Chairman will lead a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company or the items brought before stockholder vote. Answers to questions not addressed during the meeting, if any, will be posted promptly after the meeting on the investors section of our website. For information on how to submit questions during the Annual Meeting, please refer to the Voting and Meeting Q&A section of this proxy statement.

OUR COMPANY

We are a global materials science and digital identification solutions company that provides a wide range of branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. Our products and solutions include labeling and functional materials, radio frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and a variety of products and solutions that enhance branded packaging and carry or display information that improves the customer experience. We serve an array of industries worldwide, including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive.

Our company is composed of two reportable segments, Materials Group and Solutions Group. Materials Group is a leading provider to pressure-sensitive label and graphics industries worldwide. Our innovative products include label materials, graphics and reflective materials and functional bonding materials, such as tapes. Our label materials enhance shelf appeal for brands, inform shoppers, advance circularity, increase transparency, help reduce waste and improve operational supply chain efficiency. Our graphics portfolio offers highly engineered materials that range from vehicle wraps to architectural films. Materials Group plays a key role in advancing our fast-growing Intelligent Labels business, providing the materials science capabilities and process engineering expertise essential to developing and manufacturing intelligent labels at scale.

Solutions Group is a leading global provider of information and branding products and solutions that cover a breadth of customer needs from digital identification and data management, branding and embellishment, as well as productivity, pricing and retail media. We empower customers across multiple retail and industry segments to connect the physical and digital, leveraging our industry-leading RFID solutions. Our technology addresses complex customer challenges, provides transparency and visibility across supply chains, improves labor and waste efficiency, and enables better consumer experiences at the point of purchase and beyond. Market segments served include the global apparel, logistics, food and grocery, and general retail industries. As a large ultra-high frequency RFID solutions provider, we leverage our innovation and data management capabilities, global footprint and market access in the ongoing advancement of our Intelligent Labels business.

STRATEGY OVERVIEW

We are committed to ensuring the long-term success of all our stakeholders – our customers, investors, employees and communities. Over the past five years, we have focused on delivering to our potential by managing through macro volatility while evolving our aspirations. In 2023, we evolved our long-term strategies as shown below, adding a vital new one that reflects our growing Materials and Solutions connected capabilities and combining two of our former strategies into one.

•	Drive outsized growth in high-value product categories through market-driven innovation

•	Grow profitably in our base businesses

•	Lead at the intersection of the physical and digital

•	Effectively allocate capital and relentlessly focus on productivity

•	Lead in an environmentally and socially responsible manner

Our customers are increasingly looking for help solving some of the most complex industry challenges, including labor efficiency and supply chain effectiveness; waste reduction, circularity and transparency; and better connection between brands and consumers. We believe that physical items will need a digital identity to solve these challenges, and that we are well-positioned to help the industries we serve overcome them. Our vision is to leverage the strengths of our Materials and Solutions businesses to lead at the intersection of the physical and digital.

2	2024 Proxy Statement | Avery Dennison Corporation

We plan to realize this vision through segment leadership, market-driven innovation, and advancement of integrated digital solutions, leveraging our Intelligent Labels business. Our areas of focus address key megatrends that present both risks and opportunities for our company as we seek to help our customers navigate the increasingly digital world and operate more sustainably.

Our strategies prioritize using our market insights, driving long-term innovation and enhancing the digital capability of our teams, while continuing to execute well in the core businesses that have been key to our success. Our five strategic pillars and 2023 achievements are shown below.

STRATEGIC PILLARS

1

Drive outsized growth in high-value categories through market-driven innovation

•

We aim to increase, both organically and through acquisitions, the proportion of our portfolio in high-value categories that serve markets that are growing faster than gross domestic product (GDP), represent large pools of potential profit and leverage our core capabilities. These products and solutions include our Intelligent Labels that use RFID tags and inlays, specialty and durable label materials, graphics and reflective solutions, industrial tapes, external embellishments, and shelf-edge pricing, productivity and consumer engagement solutions.

•

In 2023, we continued to increase the proportion of our portfolio in high-value product categories, with significant organic growth in Intelligent Labels, external embellishments, and shelf-edge pricing, productivity and consumer engagement solutions, and the acquisition of three companies that expand the external embellishment capabilities in our Solutions Group. Over the past five years, we more than doubled the size of our Intelligent Labels business, with net sales of ~$850 million in 2023.

2

Grow profitably in our base businesses

•	We strive to grow profitably in our base businesses by carefully balancing volume, price and mix, reducing complexity and tailoring our go-to-market strategies.

•

In 2023, we protected margins in our base businesses through product reengineering and productivity actions to mitigate the impact of lower volume as the industries we serve experienced significant inventory destocking.

3

Lead at the intersection of the physical and digital

•

We connect the physical and digital, leveraging the core capabilities of our Materials and Solutions businesses to help our customers optimize labor efficiency and supply chain effectiveness, reduce waste, advance circularity and transparency, and better connect brands with consumers.

4

Effectively allocate capital and relentlessly focus on productivity

•

We balance our capital investment in organic growth, productivity, and acquisitions and venture investments, while continuing to return cash to stockholders through dividends and share repurchases and ensure that we maintain a strong balance sheet with ample capacity to invest. In addition, we take actions to restructure our operations from time to time and use product reengineering and enterprise lean sigma principles to expand our margins, enhance our competitiveness and provide a funding source for reinvestment.

•

In 2023, we invested $285.1 million in fixed and information technology (IT) capital expenditures to support organic growth; completed three acquisitions and made one venture investment for a total of $224.9 million; increased our quarterly dividend rate by ~8%; and repurchased $137.5 million in shares of our common stock. We also delivered ~$69 million in pre-tax savings from restructuring actions, net of transition costs.

Avery Dennison Corporation | 2024 Proxy Statement	3

5

Lead in an environmentally and socially responsible manner

•

We aim to advance the environmental sustainability of our company and value chain by delivering innovations that advance the circular economy, reducing the environmental impact of our operations, and offering value-creation opportunities for our customers. We also seek to make a positive social sustainability impact by building a more diverse workforce and inclusive and equitable culture, maintaining operations that promote health and safety, and supporting our communities.

•

In 2023, we made further progress toward our 2025 and 2030 sustainability goals, reducing the environmental impact of our operations and continuing to invest in our sustainability strategic innovation platform focused, among other things, on material circularity and waste reduction/elimination; driving sustainable change in diversity, equity and inclusion (DEI); and providing $5.5 million in support for our communities, primarily through the Avery Dennison Foundation (ADF).

With these strategies in mind, our near-term priorities are to deliver on our high-value growth initiatives; achieve our financial objectives for the first half of the year; deepen our ecosystem engagement and expand our M&A pipeline; accelerate sustainability-related and digital innovation; and expand organizational capability in both Materials and Solutions.

PERFORMANCE HIGHLIGHTS

2023 Performance

Although a lower demand environment driven primarily by significant inventory destocking downstream from our company led to a challenging 2023, we delivered sequential improvement each quarter during the year and continued advancement in key growth areas such as Intelligent Labels. Market conditions were significantly worse than we initially anticipated, which resulted in our not realizing our annual performance expectations. Demonstrating strength and resiliency, we navigated the challenging environment, protecting margins; improving service for our customers; deepening our insights into the drivers of demand and inventory throughout our value chain; continuing to shift our product portfolio toward high-value categories, particularly Intelligent Labels; and generating strong cash flow. By leveraging our core strengths of productivity, cost management and capital stewardship and expanding our potential in intelligent label solutions, we mitigated the impact of the lower volume environment on our bottom line.

Key financial results for the year are shown below.

•	Net sales of $8.4 billion, down 7.5% from $9.0 billion in 2022, reflecting lower volume primarily as a result of inventory destocking

•	Excluding the impact of currency, sales declined 6.9%

•	Reported earnings per share (EPS) decreased from $9.21 in 2022 to $6.20 in 2023

•	Adjusted EPS decreased 13.7% from $9.15 to $7.90, primarily reflecting lower volume, partially offset by productivity and restructuring actions

•

With net cash provided by operating activities of $826.0 million, delivered adjusted free cash flow of $591.9 million; adjusted free cash flow conversion, meaning the proportion of net income we were able to convert to cash, was more than 100%

•	On net income of $503.0 million, achieved return on total capital (ROTC) of 12.4%

4	2024 Proxy Statement | Avery Dennison Corporation

Sales change excluding the impact of currency (sales change ex. currency), adjusted EPS, adjusted free cash flow and ROTC – as well as organic sales change, adjusted earnings before interest, taxes depreciation and amortization (EBITDA) and adjusted EBITDA margin, which are used later in this proxy statement – are supplemental non-GAAP financial measures that we use internally and provide to assist investors in assessing our performance, operating trends and liquidity. These measures are defined, qualified and reconciled from generally accepted accounting principles in the United States of America (GAAP) in Appendix A of this proxy statement. These non-GAAP financial measures are not a substitute for or superior to the comparable financial measures under GAAP.

The fundamentals of our business shown below continue to provide us with significant competitive advantage.

•	We are exposed to diverse and growing end markets, with catalysts for long-term growth

•	We are industry leaders in our primary businesses, with strength in scale and innovation

•	We have a clear set of strategies that have been key to our success over the long term across a wide range of business cycles

•	We are uniquely positioned to connect the physical and digital to help address some of the most complex problems facing the industries we serve

Progress Toward 2025 Financial Targets

In March 2021, we announced financial targets through 2025. Given the challenges we experienced in 2023, our progress toward these long-term targets slowed during the year; however, we expect significant progress in 2024 as label and apparel markets rebound and growth in our Intelligent Labels business accelerates. We believe that our strategies, together with our team’s ability to execute in various environments, will allow us to continue generating long-term value creation through a balance of GDP+ growth and strong returns, as we unlock significant growth opportunities and our core businesses rebound.

In 2021-2023, on a three-year compound annual basis (with 2020 as the base period), GAAP reported net sales increased by 6.3%, while GAAP operating income, net income and EPS decreased by 1.1%, 3.3% and 2.1%, respectively. GAAP reported operating margin in 2023 was 9.4%.

	2021-2025 Targets	2021-2023 Results(1)

Sales Change Ex. Currency(2)	5%+	7.7%

Adjusted EBITDA Growth(2)(3)	6.5%	5.7%

Adjusted EBITDA Margin	16%+ in 2025	15.1% in 2023

Adjusted EPS Growth(2)	10%	3.6%

ROTC	18%+	12.4% in 2023

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)

Percentages for targets reflect five-year compound annual growth rates, with 2020 as the base period. Percentages for results reflect three-year compound annual growth rates, with 2020 as the base period.

(3)

Although adjusted EBITDA growth was not one of our original financial targets, it was implied by our sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021 and a headwind of approximately $81 million and $20 million in 2022 and 2023, respectively.

Effective Capital Allocation

We have invested in our businesses to support organic growth and acquired companies that expand our capabilities in high-value product categories, increase our pace of innovation and advance our sustainability priorities. Our fixed and IT capital spending in 2023 of $285.1 million was comparable to 2022, reflecting our continued investment in high-value categories, particularly our Intelligent Labels business. During the year, we acquired Thermopatch, Inc. (“Thermopatch”), a New York-based manufacturer specializing in labeling, embellishments and transfers for the sports, industrial laundry, workwear and hospitality industries; LG Group, Inc. (“Lion Brothers”), a Maryland-based designer and manufacturer of apparel brand embellishments; and Silver Crystal Group (“Silver Crystal”), a Canada-based provider of sports apparel customizations and application solutions across in-venue, direct-to-business and e-commerce platforms; together, these acquisitions expand the external embellishments portfolio in our Solutions Group. We also made one venture investment in a company developing technological solutions that we believe have the potential to advance our strategies.

In 2023, we paid $256.7 million in dividends of $3.18 per share and repurchased 0.8 million shares of our common stock. We raised our quarterly dividend rate by ~8% in April 2023.

Avery Dennison Corporation | 2024 Proxy Statement	5

As shown below, over the last five years, we have deployed over $2 billion to acquisitions (including venture investments) and returned over $2 billion to stockholders in dividends and share repurchases.

Longer-Term Total Stockholder Return (TSR) Outperformance

Our TSR in 2023 was modestly below the TSR of the S&P 500 Index and the S&P 500 Industrials Index and modestly above the Dow Jones U.S. Container & Packaging Index, three comparator groups we use to assess our relative performance. In 2023, we disaggregated our market basket comparator group used in previous years into the S&P 500 Industrials Index and the Dow Jones U.S. Container & Packaging Index, of which we are a member. We believe this presentation provides greater clarity on our relative performance, reflecting it in a manner more consistent with the methodology used by peer companies.

We believe that our longer-term TSR is a more meaningful measure than our one-year TSR, which can be impacted by short-term market volatility unrelated to our performance. Our five-year cumulative TSR significantly outperformed all three of these comparator groups.

5-YEAR CUMULATIVE TSR

1-, 3- AND 5-YEAR TSR

	AVY	S&P 500 Index	S&P 500 Industrials Index	Dow Jones U.S. Container & Packaging Index

2019	49%	31%	29%	29%

2020	21%	18%	11%	21%

2021	41%	29%	21%	11%

2022	(15)%	(18)%	(5)%	(18)%

2023	14%	26%	18%	8%

3-Year TSR	37%	33%	35%	(2)%

5-Year TSR	145%	107%	94%	53%

LEADERSHIP TRANSITION

EXECUTIVE CHAIRMAN	PRESIDENT/CEO

Mitch Butier	Deon Stander

In May 2023, Mitch Butier announced his decision to step down as our CEO. Our Board elected Mr. Butier as Executive Chairman effective September 1, 2023 to ensure a smooth transition by providing counsel and guidance to our new CEO, noting that, during his tenure as CEO, our company delivered superior performance while creating even greater future potential, accelerated growth and expanded margins, and advanced our sustainability priorities.

6	2024 Proxy Statement | Avery Dennison Corporation

Our Board has a well-established CEO succession planning process that is part of its broader ongoing leadership succession planning. Reflecting a thoughtful succession process, in May 2023 our Board elected Deon Stander as President/CEO, effective September 1, 2023. Mr. Stander had been our President/Chief Operating Officer (COO) since March 2022, after having served as Vice President/General Manager of our business now known as Solutions Group since June 2015. Having evaluated his attributes, experiences and strengths as a leader during multiple discussions over the preceding 18-24 months, our Board determined that Mr. Stander, who has served in a number of leadership roles across the globe with increasing responsibility and impact during his 20-year career with our company, was the right individual to lead our company into the future. Mr. Stander has a proven track record, including leading the transformation of our Solutions business and helping accelerate growth in Intelligent Labels.

In connection with their transitions to these respective roles, giving consideration to the advice of its independent compensation consultant, WTW, our Board’s Talent and Compensation Committee (the “Compensation Committee”) made the decisions described below related to the compensation of Messrs. Stander and Butier.

•

For Mr. Stander, increased his annual base salary from $700,000 to $1.1 million and his target Annual Incentive Plan (AIP) opportunity from 75% to 135% of base salary, in each case effective September 1, 2023. The Compensation Committee preliminarily aligned to increase his target long-term incentive (LTI) opportunity from 300% to 550% of base salary, effective with the annual LTI award on March 1, 2024, subject to its review of market pay for similar roles at that time. In addition, the Compensation Committee approved a special promotion award of stock options on September 1, 2023 with a grant date fair value of approximately $3 million, 50% of which vests on each of the third and fourth anniversaries of the grant date, in each case subject to his continued service.

•

For Mr. Butier, reduced his annual base salary from $1.3 million to $1 million and his target AIP opportunity from 160% to 120% of base salary, in each case effective September 1, 2023. He received no special LTI award in connection with his role change.

2024 DIRECTOR NOMINEES (ITEM 1)

As previously disclosed, in February 2024, Julia Stewart notified our Board of her intention not to stand for reelection at the Annual Meeting. As a result, her membership on our Board will end on the date of the Annual Meeting.

Board Performance Highlights

Our Board provides strong oversight of our management team and company, with highlights of its accomplishments in recent years described below.

•

Supported management in navigating our response to the pandemic, including related labor, freight and inflationary challenges, in 2020 and 2021; pandemic-related challenges in China, the Russia-Ukraine war, supply chain disruptions, sizable currency movements and inflationary pressures in 2022; and lower demand driven primarily by downstream inventory destocking in 2023

•

Oversaw management’s consistent execution of our strategies, delivering performance that exceeded our 2021 financial targets and progressed us toward achieving our 2025 financial targets, as well as 2019-2023 TSR of 145%, significantly outperforming the S&P 500 Index, S&P 500 Industrials Index and Dow Jones U.S. Container & Packaging Index

•

Supported management in evaluating synergistic acquisition targets, resulting in 15 companies becoming part of our portfolio, adding new capabilities, expanding our position in high-value product categories and enhancing our opportunities in the marketplace

•

Implemented thoughtful Board refreshment and director succession planning to ensure we maintain a high-caliber Board; mitigate the potential impact of concentrated mandatory retirements given the closeness in age of many of our directors; and further enhance overall Board diversity, leading to the appointment of three new independent directors in the last 18 months, two of whom increased the gender and/or ethnic diversity on our Board

•	Conducted regular executive succession planning, resulting in experienced leaders promoted to more senior positions, including our new CEO and Solutions Group President, each appointed in 2023

•

Sharpened focus on advancing our sustainability agenda, with continuous progress toward achieving our 2025 sustainability goals and more ambitious 2030 goals, as well as enhanced sustainability reporting

Avery Dennison Corporation | 2024 Proxy Statement	7

Matrix of Director Nominee Skills, Qualifications and Demographic Backgrounds

Our director nominees bring a balance of skills, qualifications and demographic backgrounds to their roles in providing oversight of our company, as shown by individual in the matrix below. This matrix, which has been revised and expanded from previous years to, among other things, specify key areas of industry and functional experience or expertise, reflects additional information we solicited from directors in our year-end 2023 questionnaire.

As part of its ongoing director succession planning process, the Governance Committee regularly discussed and reported to our Board during 2023 on the skills, qualifications and demographic backgrounds desirable for our Board to best serve the needs of our company. As part of this process, the Governance Committee initiated a search for new directors with retail/consumer packaged goods (CPG) or finance expertise, which led to the appointment of Maria Fernanda Mejia to our Board in February 2024. The search for an independent director with finance expertise continues and is expected to conclude in the coming months.

8	2024 Proxy Statement | Avery Dennison Corporation

DIRECTOR NOMINEE MATRIX

Initial Criteria

Independent(1)	✓	✓		✓	✓	✓	✓		✓	✓

Public Company Leadership Exp.(2)	✓		✓		✓		✓	✓		✓

Public Company Board Exp.(3)		✓			✓	✓			✓	✓
Industry Experience(4)

Digital/Technology			●		●		●	●		●

Retail		●	●		●	●		●	●

Consumer Goods		●			●	●			●	●

Packaging	●	●	●	●	●	●		●	●

Materials Science	●		●	●			●	●	●

Industrial Goods	●		●	●			●	●	●
Functional Experience(4)

Finance	●	●	●	●	●	●	●	●	●	●

Marketing	●	●	●	●	●	●	●	●	●	●

M&A	●	●	●		●	●	●	●	●	●

Environmental Sustainability	●		●	●	●	●	●	●	●

Cybersecurity	●		●		●		●	●	●	●

Science/Engineering/R&D	●	●	●	●		●	●	●	●	●
Demographic Background(5)

Tenure (years as of YE 2023)	6 3⁄4	13 3⁄4	<1	3⁄4	16 1⁄2	–	10 3⁄4	7 3⁄4	18 3⁄4	1 1⁄4

Gender

Woman				✓		✓	✓

Man	✓	✓	✓		✓			✓	✓	✓

Non-Binary

Age	61	67	55	52	71	60	67	52	68	57

Mandatory Retirement Year	2035	2029	2041	2044	2025	2036	2029	2044	2028	2039

Race/Ethnicity

Black or African American

Hispanic or Latino	✓					✓

White	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Asian (including South Asian)

Native Hawaiian or Pacific Islander

Native American or Alaska Native					✓

LGBTQ+

Veteran					✓

Works/Worked Outside U.S.	✓	✓	✓	✓		✓		✓	✓

(1)	Determined by our Board as independent under NYSE listing standards.
(2)	Service as U.S. public company CEO, COO and/or CFO.
(3)	Prior or concurrent service on another U.S. public company board excluding companies at which individual served or serves as CEO, COO and/or CFO.
(4)	Key for industry and functional experience:
•	Technical expertise – Direct management experience or subject matter expertise during professional career.
•	Supervisory experience – Supervisory management experience during professional career.
•	Substantial knowledge – Knowledge from serving on board of another U.S. public company and/or gained from investment banking or private equity experience.
(5)	Classifications for gender, race/ethnicity, LGBTQ+, veteran and works/worked outside the U.S. based on directors’ responses to questionnaire.

Avery Dennison Corporation | 2024 Proxy Statement	9

Board Governance Highlights

Highlights of our governance program are shown below.

Stockholder Rights

✓   Market-standard proxy access

✓   If Item 3 is approved at Annual Meeting, stockholders will have the right to request that we call special meetings of stockholders at 25% ownership threshold

✓   No supermajority voting requirements

✓   No poison pill

✓   No exclusive forum or fee-shifting bylaws

Board Governance

✓   Annual election of directors

✓   Majority voting in director elections

✓   Single class of outstanding voting stock

✓   Director nominees 80% independent

✓   Robust Lead Independent Director role

✓   Regular director succession planning and paced Board refreshment, including four new directors appointed within last 18 months

✓   Continuous executive succession planning and leadership development

✓   Annual Board/Committee evaluations and individual director feedback process

✓   Mandatory director retirement policy at age 72 with no exemptions or waivers allowed or granted

✓   Best practice Governance Guidelines

✓   Strong Board and Committee governance

✓   Direct access to management and experts

SUSTAINABILITY

We have been consistently focused on advancing our sustainability agenda by establishing our priorities, setting ambitious goals and making consistent progress toward their achievement. Our sustainability progress reflects the leadership of our management team and the engagement and oversight of our Board, as well as the commitment and passion of our team members worldwide.

Sustainability Governance

We believe that strong sustainability governance ensures consistency and accuracy of information we use to provide transparency to our stakeholders. Our governance structure is shown below.

SUSTAINABILITY GOVERNANCE STRUCTURE

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Sustainability Data and Reporting

We continue to refine and expand the sustainability data we disclose, which has provided our stakeholders with regular insight into our progress. Our sustainability data is indexed to the Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) frameworks to facilitate comparability of our results with those of other companies. We partnered with a third-party expert to assess our disclosures against the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) regarding the information that companies should disclose to allow their stakeholders to assess and price their climate-related risks and have developed a plan to align with TCFD requirements. We also report to Carbon Disclosure Project (CDP) Climate, Water and Forests and support the growing adoption of International Sustainability Standards Board (ISSB) standards. We plan to assess our reporting against ISSB standards, and other disclosures that incorporate those standards, as part of our ongoing sustainability reporting transparency efforts.

Our sustainability teams assess our reporting in accordance with external frameworks; engage with environmental, social and governance (ESG) rating agencies; manage our data collection and reporting processes; establish and monitor assurance guidance and controls; and approve reports, data and information. In addition, we engage an independent third party to validate our energy and greenhouse gas (GHG) emissions data. Having aligned with the Audit Committee to ensure Board oversight of sustainability governance, our reporting processes ensure data owner sign-off, Sustainability Disclosure Committee review and senior management approval prior to publication.

Our March 2024 ESG Download, being made available on our website at esg.averydennison.com on or before the filing of our definitive proxy statement, reflects our focus and progress on sustainability and governance matters. It includes ~140 metrics covering our policies, goals, strategies, risks, outcomes and certifications. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

Sustainability Progress

Sustainability is one of our core values and has long been integral to our way of doing business. To create value for all our stakeholders, we are advancing our sustainability strategic innovation platform focused, among other things, on material circularity and waste reduction/elimination; building a more diverse workforce and inclusive and equitable culture; maintaining operations that promote health and safety; and supporting our communities. Integrating sustainability into our business strategies has helped us engage employees at all levels to deliver sustained progress.

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In the first eight years of the 10-year horizon for our 2025 sustainability goals, we have made substantial progress, including exceeding our goal for cumulative GHG emissions reduction, as shown in the scorecard below. You can find additional information on our sustainability progress in our 2023 Integrated Report being furnished to the Securities and Exchange Commission (SEC) prior to the distribution of our proxy materials, as well as in our March 2024 ESG Download.

2023 SCORECARD OF PROGRESS TOWARD 2025 SUSTAINABILITY GOALS
	Goal(s)	Baseline Year	Highlights of Progress
Greenhouse Gas Emissions	Achieve at least 3% absolute reduction year-over-year and at least 26% cumulative reduction by 2025	2015

Reduced GHG emissions by additional ~7% in 12 months through Q3 2023, our most recently available data, compared to same period in prior year and by ~63% cumulatively through Q3 2023 compared to baseline year

Paper	Source 100% certified paper, of which at least 70% is Forest Stewardship Council®-certified	2015	Of total volume of paper procured in 2023, ~96% was certified, with ~79% of face stock Forest Stewardship Council®-certified
Films	70% of films we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	~97% of 2023 film volume conformed to Materials Group’s Restricted Substance List (RSL)
Chemicals	70% of chemicals we buy conform to, or enable end products to conform to, our environmental and social guiding principles	N/A	~96% of 2023 chemical volume conformed to Materials Group’s RSL
Products and Solutions	Derive 70% of revenues from sustainability-driven products (as defined by our Sustainable ADvantage criteria)	2015

~67% of Materials Group (based only on Label and Graphic Materials) and ~64% of Solutions Group (based only on Apparel Solutions) sales in 2023 came from sustainability-driven products that are responsibly sourced, enable recyclability, contain recycled content or use less material

Waste	Be 95% landfill-free, with at least 75% of our waste reused, repurposed or recycled	2015	Diverted ~93% of solid waste from landfills and recycled ~64% of waste as of Q3 2023, our most recently available data
People	Continue to cultivate diverse (40%+ female at level of manager and above), engaged, safe (recordable incident rate (RIR) of <0.25), productive and healthy workforce Maintain world-class safety and employee engagement scores	2015

Increased female representation at level of manager and above by ~4% from baseline year, reaching ~36% at YE 2023

Continued world-class safety record, with RIR of 0.22 in 2023, substantially better than manufacturing industry average of 3.2 in 2022 (most recently available data)

Employee engagement of ~80%* in 2023

Transparency	Commit to goals publicly and be transparent in reporting progress	N/A	Continued enhancing sustainability transparency with more comprehensive reporting, including in our Integrated Reports, proxy statements and ESG Downloads
*	Data reflects change in engagement survey platform and methodology.

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After completing our biannual materiality assessment in 2020 to prioritize the most significant environmental and social sustainability challenges then facing our company and our stakeholders, we established an additional set of sustainability goals that we are aiming to achieve by 2030. Within these goals, we have specific targets. In 2022, we completed an enhanced materiality assessment, which included an updated mapping of our sustainability priorities throughout our value chain. This process included interviews with internal and external stakeholders such as members of management, customers and non-governmental organizations (NGOs), as well as industry analysis. The topics that ranked highest in the assessment also offer substantial value-creation opportunities for our company and customers. The most material topics identified in our 2022 materiality assessment – transition to a circular economy, advanced technologies and innovation, climate change, GHG emissions and reduction, supply chain, fair and inclusive marketplace, materials management and operational waste – are all reflected in our 2030 sustainability goals and targets. Our progress toward our 2030 goals through 2023 is shown below.

2023 SCORECARD OF PROGRESS TOWARD 2030 SUSTAINABILITY GOALS

Goal	Targets	Baseline Year	Highlights of Progress
Deliver innovations that advance the circular economy	Satisfy the recycling, composting or reuse requirements of all single-use consumer packaging and apparel with our products and solutions
	Solutions Group: 100% of our core product categories (printed fabric labels, woven labels, paper, interior heat-transfer labels, packaging and RFID) will meet our Sustainable ADvantage standard	N/A	~75% (based only on Apparel Solutions)
	Materials Group: 100% of our standard label products will contain recycled or renewable content; all of our regions will have labels that enable circularity of plastics	N/A	~61% (based only on Label and Graphic Materials)
Reduce the environmental impact in our operations and supply chain	Reduce our Scope 1 and 2 GHG emissions by 70% from our 2015 baseline. Work with our supply chain to reduce our 2018 baseline Scope 3 GHG emissions by 30%, with an ambition of net zero by 2050	N/A	Scope 1 and 2: ~63%; as of Q3 2023, our most recently available data Scope 3: Prior-year calculations publicly available in our most recent CDP Climate response*
	Source 100% of paper fiber from certified sources focused on a deforestation-free future	2015	~96% certified
	Divert 95% of our waste away from landfills, with a minimum of 80% of our waste recycled and the remainder either reused, composted or sent to energy recovery	2015	~89% landfill-free ~64% recycled
	Deliver a 15% increase in water efficiency at our sites that are located in high- or extremely high-risk countries as identified in the World Resources Institute Aqueduct Tool	N/A	~9% as of Q3 2023
Make a positive social impact by enhancing the livelihood of our people and communities	Foster an engaged team and an inclusive workplace • Inclusion Index: 85% • Employee Engagement: 82% • Females in manager level or above positions: 40% • Safety: RIR of 0.20	2015	~76%** (N/A in 2015) ~80%** (from 80%) ~36% (from 32%) 0.22 (from 0.31)

Support the participation of our employees in ADF grants and foster the well-being of the communities in which we and our supply chain operate

•  85% of countries in which we operate receive ADF grants

•  50% of all ADF grants incorporate volunteerism

		N/A	Made ADF grants in ~72% of countries in which we operate 95% of grants incorporated employee volunteerism
*	Our Scope 3 GHG emissions reporting is currently spend-based and fluctuates with market trends and inflation.
**	Data reflects change in engagement survey platform and methodology.

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PEOPLE AND CULTURE

Our employee experience depends on our culture, technology and work environment, whether in an office, remote or hybrid. To enhance this experience, we have advanced our professional-level onboarding and expanded digital access for our manufacturing and remote employees; enabled the continuous growth of our employee resource groups (ERGs), which are open to all employees; further enhanced flexible work arrangements; provided more targeted talent development programming; and matured our enterprise leader development program.

We have continued annually evaluating pay equity, making adjustments where appropriate. In 2023, we reviewed pay equity (considering total base and annual incentive compensation) with respect to gender for all non-manufacturing employees globally, as well as all manufacturing employees in the U.S. and certain other countries, and with respect to race/ethnicity for all U.S. employees. Our teams engaged with company leadership on our pay equity/transparency priorities and implemented several advancements, such as including employees from recently integrated acquisitions in our population data, expanding our analysis to include long-term incentives for director-level and above employees, and fine-tuning our analytic model in certain regions to reflect their unique circumstances. We also enhanced pay transparency to comply with evolving laws and regulations.

Diversity is one of our core values, reflecting our commitment to ensuring an inclusive and equitable environment for people of all backgrounds. It is our belief that we gain strength from diverse ideas and teams. Our DEI efforts are intended to foster an environment where our employees can grow and be increasingly productive and innovative, enhancing our reputation as a great place to work and allowing us to attract and retain talent for the benefit of our stakeholders. We hold ourselves accountable for our DEI progress in our 2030 sustainability goals. Over the past several years, we have significantly advanced our DEI journey, as shown below. Our 2023 EEO-1 statistics, which reflect the voluntary self-identification by our U.S. employees, can be found in our March 2024 ESG Download.

HIGHLIGHTS OF DEI JOURNEY

2015	• Established goal of 40%+ female at manager level and above • Employees established first ERG

2016-2020

•   Added Diversity as one of our company values

•   Established Regional DEI Councils

•   Launched and expanded gender pay equity review and began evaluating U.S. racial/ethnic pay equity, in each case making adjustments where appropriate

•   Began requiring gender-diverse hiring slates globally

•   Conducted unconscious bias training for managers globally

•   Added inclusion index to annual employee engagement survey

•   Expanded flexible work arrangements

•   Initiated Women.Empowered development program

•   Joined CEO Action for Diversity & Inclusion

•   Employees established several new ERGs, including for women and Black/African American, LGBTQ+ and Latinx employees

2021

•   Formalized DEI strategy with four global pillars and supporting regional focus areas

•   Established DEI infrastructure with global leader and dedicated regional resources

•   Further enhanced pay equity review with third-party analysis of U.S. racial/ethnic data

•   Began annually publishing EEO-1 statistics

•   Reached milestone of 20+ ERGs, which are open to all our employees

•   Implemented more equitable benefits for LGBTQ+ employees and their families

2022-2023

•   Made additional progress in female manager+ representation; on track to reach 40% by 2026

•   Improved global female employee engagement and maintained rate of female departures in manager+ positions despite competitive talent market

•   Grew ERG membership globally by 30%+

•   Launched AD Advocate, pairing executives to sponsor and mentor top diverse talent

•   Implemented new employee engagement survey, providing expanded set of questions more reflective of market best practices, enhanced comparability with peers, improved analytics and pulse survey capability

•   Completed foundational work focused on DEI strategic pillars of women leaders, fairness manufacturing, inclusion and underrepresented groups (from hiring to development and career growth)

In 2024, we plan to maintain our focus on fair and transparent talent practices and standards, equitable access to opportunities for career growth and development, and manufacturing team communication and camaraderie.

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STOCKHOLDER ENGAGEMENT

In addition to our ongoing investor relations program through which our CEO, Chief Financial Officer (CFO), business leaders and Investor Relations team engage with our investors throughout the year, for over a decade, we have semiannually engaged with stockholders to solicit feedback on our strategies, executive compensation and sustainability progress, offering to include directors as participants in scheduled meetings. The objectives of this program are to maintain regular and thoughtful engagement to directly obtain investor feedback; continue to strengthen our relationships with key investors; and gather perspectives on our sustainability and governance profile to identify potential improvement opportunities. Our Board and management believe that ongoing stockholder engagement fosters a deeper understanding of evolving investor expectations and helps ensure we continue to reflect best practices.

2023 Engagement Results

2023 ENGAGEMENT RESULTS*

Outreach	Conversations

In 2023, we contacted our top 35 investors in proxy season and the off-season. Board members, in particular our Lead Independent Director (LID), and management were made available to answer questions and discuss matters of investor interest. We engaged with every stockholder who requested a meeting or accepted our invitation to meet, and our Lead Independent Director led the majority of our off-season engagements.

*	Based on percentage of shares outstanding.

We discussed the results and feedback from our 2023 engagement regarding executive compensation and social sustainability with the Compensation Committee and regarding governance and environmental sustainability with our Board’s Governance Committee. We also shared highlights with our Board to supplement the reports from those Committee Chairs.

In February 2024, giving consideration to the feedback we received from investors during our 2023 engagements, our Board approved, subject to stockholder approval at the Annual Meeting, a Certificate of Amendment to our Amended and Restated Articles of Incorporation to provide that stockholders holding 25% of our outstanding common stock have the right to request that we call special meetings of stockholders.

2023 Engagement Feedback

We discussed our leadership transition in all off-season engagements, with investors interested to learn about our Board’s executive succession planning process, engagement with the CEO successor in and outside the boardroom, and strategic rationale for determining Mr. Stander to be the right individual to guide our company in the next phase of its journey. Stockholders also sought to understand the role, responsibilities and anticipated tenure of our Executive Chairman.

Governance Feedback

Our 2023 engagements provided feedback on the governance matters described below.

•	Board composition, including the appropriateness of the balance of skills, qualifications, demographic backgrounds and tenure distribution on our Board given our evolving strategies

•

Board refreshment and diversity, including our director succession planning process to ensure a robust pipeline of potential new directors, the rationale for recent director appointments and our Governance Committee’s search for new directors with retail/CPG or finance expertise

•	Board leadership structure, including our rationale for maintaining a non-independent Chairman complemented by a proactive and engaged Lead Independent Director

•	Our stockholder rights profile, particularly the inability of our stockholders to request that we call special meetings of stockholders

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Environmental Sustainability Feedback

Environmental sustainability was a significant area of focus for the stockholders with which we engaged. Investors uniformly commended our sustainability transparency in the disclosures contained in our Integrated Reports, proxy statements and ESG Downloads. During our conversations, we primarily discussed the matters described below.

•

Our progress against our 2025 and 2030 sustainability goals, including our substantial achievement of the former set of goals and whether adjustments would be made to the original goals or would be reflected in our next set of sustainability goals

•	Our current focus areas, including goal attainment, actions to address increasing regulatory requirements, improved transparency and ESG ratings agency engagement, and approach to materiality

•

Our efforts to reduce Scope 3 GHG emissions, including our investment in internal infrastructure with dedicated procurement resources in each of our business segments; partnership with CDP Supply Chain to optimize engagement with our customers; and measurement methodology, including our potential transition from spend-based to materials-based measurement of these emissions

•

Our 2025 goal related to 70% sustainability-driven products, including our criteria for designation as sustainability-driven and our shift from our goals for 2025 focused on our products to our goals for 2030 focused on what our products enable for our customers and end users

•

Our efforts toward aligning with TCFD requirements, including our assessment with a third-party expert to understand our physical and transactional risks and our plans to incorporate TCFD into our enterprise risk management (ERM) and long-term strategic planning processes

•

Our net zero ambition, including internal strategy development, the impact of our progress reducing Scope 1 and Scope 2 GHG emissions, and our dependence on other parties to reduce Scope 3 GHG emissions

Executive Compensation and Social Sustainability Feedback

The primary focus areas during our 2023 engagements were our leadership transition, Board refreshment and governance profile; executive compensation and social sustainability were not significant topics of discussion. Stockholders did express interest in the impacts of our leadership transition on executive compensation, including the compensation of our new CEO and our Executive Chairman, as well as any additional incentives provided to senior leaders in connection with the transition. Investors continued to want to learn more about the ways in which we incent our leaders to progress toward achieving our sustainability goals.

Engagement Process

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APPROVAL OF EXECUTIVE COMPENSATION (ITEM 2)

The Compensation Committee oversees our executive compensation program, which is designed to deliver pay for performance, with realized compensation dependent on our achievement of challenging annual financial targets and longer-term value creation objectives that advance the interests of our stockholders.

Executive Compensation Program

The substantial majority of Named Executive Officer (NEO) target total direct compensation (TDC) is performance based, meaning that our executives ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. The Compensation Committee approves the target TDC of our NEOs to incent strong operational and financial performance and stockholder value creation. The mix and elements of NEO target TDC are shown below.

	ANNUALIZED TARGET TDC MIX		2023 TARGET TDC MIX
CEO*		Avg. of Other NEOs**

*	Mr. Stander’s annualized target TDC reflects his compensation package as CEO, excluding his special promotion award of stock options with a grant date fair value of approximately $3 million.
**

Mr. Butier is excluded because his target 2023 TDC primarily reflected his compensation as CEO given the timing of our leadership transition. Francisco Melo’s target TDC mix included in the average reflects his target TDC as President, Solutions Group.

ELEMENTS OF NEO TARGET TDC

LTI Compensation
Performance Units (PUs)	Corporate NEOs	Solutions NEO
	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Company EVA(1) (50%) - Company Relative TSR(2) (50%)	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Solutions Group EVA (75%) - Company Relative TSR (25%)
• Relative TSR payout capped at 100% if absolute TSR is negative
Market-leveraged Stock Units (MSUs)	• 50% of LTI with payout = 0% to 200% of target award • 100% Absolute TSR(3) • 1-, 2-, 3- and 4-year performance periods
Annual Incentive Compensation
AIP Award(4)

•  Drives performance consistent with annual company or business financial goals

•  Individual performance modifier based on achievement against predetermined strategic and sustainability objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median
(1)

Economic Value Added (EVA) is a measure of financial performance calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit.

(2)	Relative TSR compares our TSR to the TSR of companies in a peer group satisfying certain objective criteria described in the Compensation Discussion and Analysis section of this proxy statement.

(3)	Absolute TSR measures the return that we provided our stockholders, including stock price appreciation and dividends paid (assuming reinvestment of dividends).

(4)

AIP award for Mr. Melo reflects performance objectives and weightings for the nine months of the year he served as President, Solutions Group. He had different performance objectives and weightings for the three months of the year he served as SVP/GM, Avery Dennison Smartrac. His 2023 AIP award would have been prorated to reflect the respective performance objectives and weightings had not the payout been zero.

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Pay for Performance

In the graph below, CEO compensation for 2019 through 2022 reflects Mr. Butier’s compensation as reported in our Summary Compensation Tables for those years and, for 2023, Mr. Stander’s compensation as reported in our 2023 Summary Compensation Table. Our CEO pay has generally reflected our cumulative TSR except that Mr. Stander’s pay in 2023 was substantially lower than prior-year amounts for Mr. Butier because it primarily reflected his compensation as COO, which was significantly lower than Mr. Butier’s as CEO, as well as his special award of stock options with a grant date fair value of approximately $3 million granted in connection with his promotion to CEO. See the Compensation Discussion and Analysis section of this proxy statement for more information.

Executive Compensation Best Practices

As summarized below and described in further detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program aligns with our financial goals and business strategies and reflects best practices.

Pay for Performance

✓   87% of CEO’s annualized target TDC tied to company performance

✓   Rigorous stock ownership policy requires CEO and Executive Chairman each to own 6x respective base salary, 50%+ of which must be vested shares; does not count unvested PUs or stock options and only counts 50% of unvested MSUs at target

Compensation Best Practices

✓   Double-trigger equity vesting requires termination of employment after change of control

✓   YE 2023 three-year average burn rate of 0.50%, in line with 50th percentile of S&P 500 companies

✓   Compensation clawback policy for executive officers in event of accounting restatement; additional clawback policy applies to all AIP and LTI recipients

✓   Independent compensation consultant serves at direction of Compensation Committee

✓   Annual Compensation Committee evaluation and charter review

✓   Periodic strategic review of compensation program and assessment of compensation program features that mitigate excessive risk-taking

✓   Releases from liability and restrictive covenants for departing executives

✓   Compensation Committee review of NEO tally sheets reflecting all compensation components

✓   No NEO employment contracts unless required by laws of home country

✓   No guaranteed AIP awards; 2023 NEO AIP awards based solely on financial performance

✓   No excise tax gross-ups on change of control severance benefits

✓   No tax gross-ups on perquisites

✓   No above-market interest rates for deferred compensation

✓   No re-pricing of stock options without stockholder approval

✓   No payout of MSU dividend equivalents unless and until awards vest

✓   No stock options awarded below fair market value

✓   No supplemental retirement benefits

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APPROVAL OF CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (ITEM 3)

In February 2024, after giving consideration to the feedback we received from investors during our 2023 engagements and its review of market practices, upon the recommendation of the Governance Committee, our Board approved, subject to stockholder approval at the Annual Meeting, a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (our “Charter”) to provide that stockholders holding 25% of our outstanding common stock have the right to request that we call special meetings of stockholders. The amendment also removes out-of-date references to the declassification of our Board that had been fully implemented by April 2014, providing that directors shall be elected annually for one-year terms, consistent with our existing Charter and best practices.

RATIFICATION OF APPOINTMENT OF PwC (ITEM 4)

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2024 and our Board is seeking stockholder ratification of the appointment. PwC is well-qualified to continue serving as our independent registered public accounting firm, has a deep understanding of our operations and accounting practices, and maintains rigorous procedures to ensure independence from our management and company, which are overseen by the Audit Committee.

The Audit Committee considered the qualifications, performance and independence of PwC, the quality of its discussions with PwC, and the fees charged by PwC for the scope and quality of services provided – as well as the firm’s tenure as our independent auditor – and determined that the appointment of PwC for 2024 is in the best interest of our company and stockholders.

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GOVERNANCE

The key features of our governance program are shown in the Board Governance Highlights section of the proxy summary. We encourage you to visit the investors section of our website under Corporate Governance, where you can view and download current versions of the documents shown below. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

•	Charter

•	Amended and Restated Bylaws (our “Bylaws”)

•	Corporate Governance Guidelines (our “Governance Guidelines”)

•	Charters for our Board’s Audit Committee, Compensation Committee, Governance Committee and Finance Committee

•	Code of Conduct

•	Code of Ethics for the CEO and Senior Financial Officers

•	Audit Committee Complaint Procedures for Accounting and Auditing Matters

You can request copies of these documents, without charge, by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

VALUES AND ETHICS

Code of Conduct, Talkabout Toolkits and Supplier Standards

Our Code of Conduct applies to all of our directors, officers and employees and reflects our values of Integrity, Courage, External Focus, Diversity, Sustainability, Innovation, Teamwork and Excellence. It includes messages from our CEO and Chief Compliance Officer; detailed information regarding higher risk areas such as anti-corruption/bribery, antitrust, conflicts of interest, insider trading, anti-harassment, and compliance with laws and regulations; and case studies to provide practical guidance on situations that raise complex ethical questions. The Code is available in 33 languages and our leaders affirm their commitment to complying with it when they first join our company and regularly thereafter as part of our compliance certification process described in the Related Person Transactions section of this proxy statement. We plan to update our Code of Conduct in 2024 to refresh its current content and include new topics.

We regularly train employees on the Code of Conduct topics in instructor-led sessions held in person or virtually; in 2023, we held ~230 of these sessions globally. We also deploy mandatory online training for our computer-based employees; in 2023 we launched one enterprise-wide and five regional courses using a targeted risk-based approach, with an average completion rate of ~97%. Our three “Talkabout” Toolkits (also available in 33 languages) that we develop each year empower managers to engage in meaningful discussions with their teams regarding topics from the Code of Conduct. These toolkits consist of presentation slides, which are supplemented by internal social media campaigns that allow our team members to engage with their colleagues across the globe around our values and ethics.

Our global supplier standards extend our commitment to our third-party service providers, establishing our expectation that they do business in an ethical manner.

Business Conduct GuideLine

Our Business Conduct GuideLine (the “GuideLine”) is a whistleblower hotline available at all hours for employees or third parties to report potential violations of our Code of Conduct or applicable laws, anonymously if they so choose.

The GuideLine may currently be reached by (i) calling 800.461.9330 toll-free in the U.S., toll-free outside of the U.S. using the country-specific numbers found in our Code of Conduct, or +1.720.514.4400 direct with applicable charges from any location or (ii) visiting www.averydennison.com/guidelinereport. The GuideLine is operated by an independent third party and accepts reports in any language to accommodate the needs of our global workforce and customer/supplier base. Reports are investigated under the direction of our Chief Compliance Officer, in consultation with our law department and senior management and with Board oversight primarily by the Governance Committee and, for certain finance-related matters, also by the Audit Committee. We prohibit retaliation for good-faith reporting.

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Code of Ethics

Our Code of Ethics requires that our CEO, CFO and Controller act professionally and ethically in fulfilling their responsibilities. Only the Audit Committee or the Governance Committee can amend or waive the provisions of our Code of Ethics, and any amendments or waivers must be posted promptly on our website or timely filed with the SEC on a Current Report on Form 8-K. We last amended our Code of Ethics in April 2014 and have made no exemptions or granted any waivers since its inception.

CODE OF ETHICS RESPONSIBILITIES

• Avoid actual or apparent conflicts of interest

• Ensure complete and accurate SEC filings

• Respect confidentiality of financial and other information

• Employ corporate assets responsibly

• Report Code of Ethics violations to Chair of Audit or Governance Committees

Supporting fulfillment of these responsibilities, our controllership and internal audit functions ensure that we maintain a robust internal control environment, with the leaders of these functions regularly reporting to, and periodically meeting in executive session with, the Audit Committee.

COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

The Audit Committee has adopted procedures for the confidential, anonymous submission of complaints related to accounting, accounting standards, internal accounting controls and audit practices.

These procedures relate to reports of (i) fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or other financial reports; (ii) fraud or deliberate error in the recording or maintenance of our financial records; (iii) deficiencies in, or noncompliance with, our internal accounting controls; (iv) misrepresentation or false statement regarding any matter contained in our financial records, statements or other reports; or (v) deviation from full and fair reporting of our financial condition. Any person, including third parties, may submit a good-faith complaint regarding accounting and auditing matters and employees may do so without fear of retaliation. The Audit Committee oversees these procedures, with investigations conducted under the direction of our internal audit department in consultation with our Corporate Secretary, Chief Legal Officer (CLO) and other members of senior management to the extent appropriate under the circumstances.

Stockholders and other interested parties interested in communicating regarding these matters may make a confidential, anonymous report by contacting the GuideLine or writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

STOCK OWNERSHIP POLICY

Our stock ownership policy requires that our (i) non-employee directors acquire and maintain minimum ownership in our company of $500,000, (ii) Executive Chairman and CEO acquire and maintain minimum ownership of 6x their base salary and (iii) Level 2 and Level 3 executives acquire and maintain minimum ownership of 3x and 2x their base salary, respectively. At least 50% of the applicable requirement must be held in vested shares.

The values of the following shares/units are considered in measuring compliance with our stock ownership policy: (i) shares beneficially owned or deemed to be beneficially owned, directly or indirectly, under U.S. securities laws; (ii) for officers, shares or units held in qualified and non-qualified employee benefit plans and 50% of the value of unvested MSUs at the target payout level; (iii) for non-employee directors, deferred stock units (DSUs); and (iv) for officers and non-employee directors, unvested restricted stock units (RSUs) subject to time-based vesting. Unvested stock options and PUs are not considered in measuring compliance. DSUs, which represent annual cash retainers deferred at a director’s election, are included as owned under the policy because they are earned upon receipt and would be paid out to a participating director upon his or her separation from our Board.

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Until a non-employee director or officer achieves their minimum ownership requirement, they are required to retain any shares acquired, net of taxes, from the vesting of stock awards or exercise of stock options. Officers may not transact in company stock until they certify that they will remain in compliance with our stock ownership policy after giving effect to the transaction they plan to effectuate.

The Compensation Committee and the Governance Committee reviewed the stock ownership of our non-employee directors in December 2023 and February 2024, respectively. Both committees noted that – excluding the individuals appointed in 2022 and 2023 – our then-serving non-employee directors had average ownership of 12x the minimum requirement, aligning their interests with those of our stockholders and further incenting their focus on long-term value creation. All current non-employee directors have exceeded the minimum ownership required by our policy, except for Mr. Wagner and Mses. Mejia and Reverberi, who have five years from the date of their respective Board appointments to reach that level.

The Compensation Committee reviewed executive stock ownership in December 2023 and determined that, with the exception of our most recently appointed executive officer who has five years from the date of her appointment to reach her level, our executive officers, including all NEOs, had achieved their minimum ownership requirement. The compliance of our non-employee directors and NEOs with our stock ownership policy at year-end 2023 is shown below.

STOCK OWNERSHIP POLICY COMPLIANCE
	Minimum Requirement(1)	Ownership(2) as of YE 2023(#)	Requirement Multiple Achieved	Minimum Requirement Achieved

Non-Employee Directors(3)	$500,000
Bradley Alford		47,454	17x	✓

Ken Hicks		46,233	17x	✓

Andres Lopez		4,865	1x	✓

Francesca Reverberi(4)		1,126	–	–

Patrick Siewert		18,226	6x	✓

Julia Stewart		54,603	20x	✓

Martha Sullivan		32,425	12x	✓

William Wagner(4)		1,481	–	–

Executive Chairman
Mitchell Butier	$6,000,000	336,085	62x	✓

CEO
Deon Stander	$6,600,000	61,861	10x	✓

Level 2 NEOs
Gregory Lovins	$2,250,000	78,598	19x	✓

Francisco Melo(5)	$1,554,657	19,106	6x	✓

Level 3 NEOs
Deena Baker-Nel	$980,000	13,259	5x	✓

Nicholas Colisto	$913,540	10,779	4x	✓
(1)	Minimum requirements for Executive Chairman and CEO, Level 2 NEOs and Level 3 NEOs reflect 6x, 3x and 2x, respectively, of year-end 2023 base salary.

(2)

Reflects shares/units considered in measuring compliance with our stock ownership policy based on the average closing price of our common stock from October 1 to December 31, 2023. All then-serving non-employee directors, other than Ms. Reverberi and Mr. Wagner, and NEOs were also in compliance with our 50% vested shares requirement at year-end 2023.

(3)	Excludes Ms. Mejia who was appointed to our Board in February 2024.

(4)

Ms. Reverberi and Mr. Wagner were appointed to our Board in February 2023 and October 2022, respectively, and have five years from their respective date of appointment to achieve the minimum ownership requirement.

(5)	Amount for Mr. Melo was converted from euros using the average monthly exchange rate for December 2023.

22	2024 Proxy Statement | Avery Dennison Corporation

INSIDER TRADING POLICY

Our insider trading policy prohibits directors, officers and employees from engaging in transactions in any type of security while in possession of material nonpublic information relating to the security or the issuer of the security in breach of a duty of trust or confidence, whether the issuer is our company or another company. In addition, (i) if they are in possession of material nonpublic information regarding any other publicly-traded company, including that of our suppliers, customers, competitors or potential acquisition targets, they may not trade in its securities until the information becomes public or is no longer material; (ii) they may not purchase or sell any security of any other company while in possession of material nonpublic information obtained in the course of their employment or service with our company; and (iii) they may not directly or indirectly communicate material nonpublic information to anyone outside or within our company other than on a need-to-know basis.

Officer/Director 10b5-1 Plans

Our insider trading policy contains specific requirements regarding contracts, plans or instructions to trade in our company’s securities entered into in accordance with SEC Rule 10b5-1, including with respect to multiple plans and modifications or terminations of existing plans. We reserve the right to suspend, discontinue or otherwise prohibit transactions under a 10b5-1 trading plan if we determine that doing so is in the best interest of our company.

Limited Trading Windows

Our insider trading policy restricts trading in company stock by Board members, officers and director-level employees, or any other person designated by our Corporate Secretary, during blackout periods, which generally begin two weeks before the end of each fiscal quarter and end two business days after the issuance of our earnings release for the quarter. Additional blackout periods may be imposed with or without notice, as the circumstances require. All transactions in company stock must be precleared by our Corporate Secretary. Except for transactions under a previously established Rule 10b5-1 trading plan, if precleared individuals become aware of material nonpublic information or become subject to a blackout period before their transaction is effectuated, they may not complete the transaction even if they previously received preclearance.

Prohibitions on Certain Transactions

Our insider trading policy prohibits our directors, officers and employees from short-selling company stock; transacting in puts, calls or other derivative securities involving company stock; or purchasing financial instruments (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of company stock. In addition, directors and officers are expressly prohibited from – and our non-officer employees are strongly discouraged from – pledging shares of our common stock as collateral for a loan, purchasing company securities on margin or placing company securities in a margin account.

To our knowledge based on our review of their written representations in our annual director and officer questionnaire, all of our Board members and executive officers complied with our insider trading policy during 2023 and none of them engaged in any transaction prohibited thereby.

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ENVIRONMENTAL AND SOCIAL SUSTAINABILITY

Sustainability and Diversity are two of our core values, driving us to work within our company and across our value chain to address the environmental and social impacts of our products and practices.

We aim to continually improve the environmental sustainability of our products, build a more diverse, equitable and inclusive workforce, maintain operations that promote health and safety, and provide meaningful support for our communities.

BOARD OVERSIGHT AND MANAGEMENT RESPONSIBILITY

Board oversight of environmental sustainability and community investment is primarily conducted by the Governance Committee, which receives a report from management on each of these topics at least annually. In addition, our full Board engages with business leaders on their sustainability initiatives during its regular discussion of their business strategies. In October 2023, our Board engaged with senior management on our sustainability progress, having discussed with them throughout the year our innovation efforts to address the increasing demand for more sustainable products, sustainability strategic innovation platform, and business and enterprise sustainability priorities. In early 2024, our Board reviewed our 2023 Integrated Report, which includes our progress against our 2025 and 2030 sustainability goals.

Board oversight of social sustainability is primarily conducted by the Compensation Committee, which discussed DEI, including pay equity and transparency, at multiple meetings in 2023 and regularly reviews other matters related to talent management, including the impact of executive promotions, role changes and exits on U.S. racial/ethnic diversity and global gender and generational representation. In December 2023, our Board engaged with, and challenged management on, our employee experience, including reviewing the results of our employee engagement survey obtained through a more advanced platform using updated questions, as well as our progress in each of our four DEI strategic pillars. They also discussed our 2024 plans to activate enterprise-wide standards to more consistently select, promote, develop and reward talent; globally implement a mobile application to better enable our manufacturing employees to access company information; and develop a talent solution connecting everything our team members need for learning, skills advancement and career mobility.

With strategic guidance and direction provided by our CEO, management is responsible for ensuring that we continue to make progress toward achieving our sustainability goals through our Sustainability Council, which is led by our enterprise sustainability leader reporting in this capacity to our CEO, who is accountable for our progress. The council, which is composed of a cross-divisional and cross-functional group of management, met regularly during 2023 to ensure we progress toward our 2025 sustainability goals, advance our roadmaps to achieve our 2030 sustainability goals and targets, and accurately report to our stakeholders. Our enterprise sustainability leader participated in substantially all our 2023 off-season stockholder engagements to report on our sustainability progress and answer questions from investors.

ENGAGEMENT OF OUR STAKEHOLDERS

We align our sustainability priorities with the expectations of our stakeholders. We regularly communicate with them regarding our sustainability progress and also interview members of management responsible for key sustainability initiatives and third parties as part of our biennial materiality assessments. Our material topics and the feedback we received engaging with investors on sustainability matters during 2023 can be found in the proxy summary.

PROGRESS TOWARD ACHIEVING OUR 2025 AND 2030 GOALS

We present our 2023 scorecards showing progress against our 2025 and 2030 sustainability goals in the proxy summary. You can find additional information in our 2023 Integrated Report being furnished to the SEC prior to the distribution of our proxy materials and our March 2024 ESG Download being made available on our website at esg.averydennison.com on or before the filing of our definitive proxy statement. Information on our website is not and should not be considered part of, nor is it incorporated by reference into, this proxy statement.

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We disclose our sustainability metrics in accordance with the SASB and GRI frameworks and annually report to CDP Climate, Water and Forests. We are a member of the United Nations Global Compact and have made commitments to the United Nations Sustainable Development Goals and the Science Based Targets initiative (SBTi), with our Scope 1, 2 and 3 GHG emissions reduction targets having been approved by SBTi as consistent with reductions required to keep warming to no more than 1.5ºC.

DIVERSITY, EQUITY AND INCLUSION

Highlights of our DEI journey are shown in the proxy summary. Our DEI strategy is grounded in the four global pillars shown below.

•	Increasing the number of women who hold leadership positions

•	Enhancing the experience of our manufacturing employees

•	Increasing representation and inclusion for underrepresented groups, with priority populations and actions established regionally

•	Making merit and transparency even more foundational to our employee experience

Members of our senior leadership formally sponsor or actively engage in progressing these DEI pillars. To ensure we achieve our goals, we employ a Global DEI Director and additional resources in each of our regions to advise and support our Regional DEI Councils and ERGs. We regularly report to, and engage with, our stakeholders so they can assess our DEI progress and help us advance our journey.

OTHER TALENT MANAGEMENT MATTERS

Succession Planning

Leading up to its decision in May 2023 to appoint Deon Stander as our new CEO, our Board discussed leadership succession in multiple meetings during the preceding 18-24 months, helping ensure a smooth transition. In addition, in July 2023, the Compensation Committee reviewed leadership team changes, assessed key areas of leadership development and succession focus, and discussed potential successors to the members of our Company Leadership Team, which includes the leaders of our businesses and corporate functions. In October and December 2023, the Compensation Committee again reviewed leadership changes and the key areas of focus in our Materials and Solutions businesses, as well as enterprise-wide, with a view to ensuring we have talent that is ready to fill senior executive positions in the event of a vacancy. Our Compensation Committee Chair reported on these reviews to our Board. Recognizing that we have had several recent leadership changes, including the recent appointments of our new CEO and Solutions Group President, our Board conducted leadership succession planning at all of its meetings during the first half of 2023.

The Compensation Committee regularly receives reports on executive new hires, promotions and role changes, departures and open positions – as well as the impact of these developments on U.S. racial/ethnic and global gender and generational representation – to assist with succession planning.

Leadership Development

The Compensation Committee oversees our talent management program to assist with identifying and developing our future leaders. We maintain a robust performance review process and progress leadership development plans for our top talent, while also providing development opportunities to our employees more broadly. Senior management reports to the Compensation Committee on our leadership at executive levels by identifying high-potential talent, cultivating the skills and capabilities to enable identified individuals to become our future leaders, and ensuring that they have appropriate development plans in place to progress them toward roles with greater responsibility. Our Board has the opportunity to actively engage with our business and functional leaders in and outside the boardroom. In addition, Board members periodically visit our facilities to meet with local management and have the freedom to directly contact any of our employees.

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COMMUNITY INVESTMENT

With Board oversight by the Governance Committee, our community investment efforts help strengthen the communities around the world in which we operate. We make most of our community investments through ADF, which annually distributes at least 5% of its assets from the prior year. ADF’s grantmaking is aided by our employees worldwide, who help identify nonprofit organizations serving their local communities that can advance their mission and impact with additional financial support.

In 2023, after undertaking a formal strategic review process, ADF updated and refined its vision, mission and grantmaking focus areas. ADF’s updated grantmaking strategy focuses funding on charitable organizations working to increase education access, advance environmental sustainability and support secure livelihoods. Alongside its grantmaking focus areas, ADF continues supporting disaster response, DEI and nonprofit organizations identified by our employees around the world addressing challenges in their local communities.

ADF and our company collectively made $5.5 million in grants and other financial contributions during 2023.

Enhanced Focus on Grantmaking

In support of its enhanced vision and mission, ADF prioritizes grants to communities and geographies facing the greatest need, as well as organizations that demonstrate inclusivity and equity in their work. The total amount of grants in each pillar, as well as select grant recipients, made in 2023, 95% of which incorporated employee volunteerism, are shown below:

2023 ADF GRANT HIGHLIGHTS
~$980K TO INCREASE EDUCATION ACCESS	~$650K TO ADVANCE ENVIRONMENTAL SUSTAINABILITY	~$1.3M TO SUPPORT SECURE LIVELIHOODS

•  Ascendance SDB BHD to support youth empowerment programs in Malaysia

•  Fundacion Leer in support of literacy programming in Argentina

•  Institute of International Education to provide scholarships to children of company employees in countries with significant employee presence

• Asheville GreenWorks to support urban heat mapping and tree canopy restoration in North Carolina • Gift of the Givers to improve clean water access in rural Africa

•  Universal Access Project of the UN Foundation to support the Resilience Fund for Women in Global Value Chains

•  Connecting Dreams Foundation to support India’s first LGBTQI Center of Excellence in Delhi

•  Islamic Relief USA to improve economic access for people in Pakistan and Kenya

Supporting Employees in Times of Crisis

In 2020, ADF launched an Employee Assistance Fund to support company employees who had been significantly impacted by the pandemic; from 2020 to 2022, the fund distributed ~$4.6 million to more than 4,000 individuals in 27 countries. With the global impact of the pandemic having substantially diminished but the potential opportunity for further impact remaining, ADF converted the fund to an Employee Crisis Fund to provide financial assistance to our employees impacted by natural disasters and other humanitarian crises. In 2023, this fund provided support to 475 company employees in northern China impacted by severe flooding.

Supporting Disaster Relief Efforts

ADF partners with an independent nonprofit, GlobalGiving, to promote and supplement employee giving to disaster relief efforts around the globe. Employees are able to give to organizations supporting impacted communities. In 2023, 300+ employees made donations totaling ~$25,000 to organizations responding to earthquakes in Turkey and Syria and emergency and long-term support to people in need in Gaza, Israel and Ukraine. These donations were matched by ADF. In addition, ADF made a grant of $250,000 to a member organization of the International Committee of the Red Cross to support relief efforts in Israel, where we have a significant employee presence.

Promoting DEI

ADF supported organizations promoting DEI globally, with grants totaling $395,000. ADF continued to work with our company’s Regional DEI Councils and ERGs to ensure that it supported organizations making a difference in the communities in which our team members live and work. In addition to certain of the grants shown in the chart above, grants in 2023 included support for LGBTQ+ youth in Singapore, veterans in the U.S. and people with disabilities in Mexico.

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Engaging Employees

Our employees advance our community investment efforts at the local level through their personal monetary contributions as well as volunteerism. Through ADF’s signature Granting Wishes program, employees nominate local NGOs to receive grants and organize volunteer events. In 2023, ADF made ~$1 million in grants in 37 countries through Granting Wishes.

Providing College Scholarships

Partnering with independent third parties to advance education access, ADF provides college scholarships to the children of company employees. The U.S. Scholars program, administered in partnership with Scholarship America, annually awards scholarships in the U.S. and Canada. In 2023, ADF partnered with the Institute of International Education to provide scholarships in Bangladesh, Honduras, India, Mexico, Sri Lanka and Vietnam, with plans to expand the program to additional countries in which we have a significant employee presence in future years.

While 2022 marked the end of ADF’s Spirit of Invention (InvEnt) Scholarship Program, alumni from recent years gathered in person in 2023 having been unable to meet during their participation due to pandemic-related restrictions, giving them the opportunity to meet with regional leaders of our company and expand their professional network. Over 10 years, the InvEnt program provided tuition assistance and professional development opportunities to more than 100 talented science, technology, engineering and mathematics scholars.

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OUR BOARD OF DIRECTORS

OVERVIEW

Our Board oversees, counsels and ensures management is serving the best interests of our company, with a view toward maximizing the performance of our businesses and delivering long-term value for our investors.

PRIMARY BOARD RESPONSIBILITIES

•  Establish Board/Committee composition, structure and responsibilities to ensure strong independent oversight

•  Conduct director succession planning to maintain engaged and diverse Board with balance of skills, qualifications and demographic backgrounds

•  Oversee businesses, strategy execution, risk mitigation, sustainability progress and governance profile

•  Approve annual operating plan and strategic decisions, including significant fixed and IT capital expenditures and acquisitions

•  Maintain integrity of financial statements

•  Evaluate performance of senior leaders and determine executive compensation

•  Conduct CEO and other executive succession planning and help us develop leaders that advance our future growth and ensure high-performing teams, diverse talent and equitable and inclusive culture

2024 Director Nominees

Our Governance Guidelines provide our Board’s view that a size between 8 and 12 directors allows for effective Board functioning, although it may periodically comprise a larger or smaller number of directors. Under our Bylaws, the exact number of directors is fixed from time to time by Board resolution. As previously disclosed, in February 2024, Julia Stewart notified our Board of her intention not to stand for reelection at the Annual Meeting; she is continuing to serve as Compensation Committee Chair through April 2024. Our Board plans to fix the number of directors at 10 following Ms. Stewart’s departure from our Board.

Our 2024 director nominees are shown in the chart below. As shown by individual in the Director Nominee Matrix in the proxy summary, they collectively bring a balance of industry and functional experiences and demographic backgrounds in overseeing management in advancing our strategies and achieving our financial and sustainability goals.

	NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDEPENDENT	AC	CC	GC	FC

1	Bradley A. Alford	67	2010	Retired Chairman & CEO, Nestlé USA	✓		●	●

2	Mitchell R. Butier	52	2016	Executive Chairman, Avery Dennison Corporation	–				●

3	Ken C. Hicks	71	2007	Executive Chairman, Academy Sports + Outdoors, Inc.	✓		●

4	Andres A. Lopez	61	2017	President & CEO, O-I Glass, Inc.	✓	●	●

5	Maria Fernanda Mejia^	60	2024	Retired CEO, International, Newell Brands Inc.	✓	●

6	Francesca Reverberi	52	2023	SVP, Engineered Materials & CSO, Trinseo PLC	✓		●

7	Patrick T. Siewert	68	2005	Retired Managing Director & Partner, The Carlyle Group	✓	●		●	●

8	Deon M. Stander	55	2023	President & CEO, Avery Dennison Corporation	–				●

9	Martha N. Sullivan	67	2013	Retired CEO, Sensata Technologies Holding PLC	✓	●

10	William R. Wagner	57	2022	Retired President & CEO, GoTo Group, Inc.	✓	●		●

AC = Audit Committee CC = Compensation Committee GC = Governance Committee FC = Finance Committee

 = Lead Independent Director  ● = Chair ● = Member ^ = New Director

The ages of our director nominees range from 52 to 71, with an average age of 61. Their lengths of service range from less than one to 19 years, with an average tenure on our Board of 8 years.

Board Meetings and Attendance

Our Board met seven times during 2023. There were 24 Board Committee meetings during the year. All incumbent directors attended at least 75% of their respective Board and Committee meetings; average attendance was 100%. In addition, our directors regularly discussed strategic, business and financial matters with each of our Executive Chairman and our CEO outside of meetings. Directors are strongly encouraged to attend our annual stockholder meetings under our Governance Guidelines and all then-serving directors attended the 2023 Annual Meeting.

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Additional Board Engagement

Bringing their industry and functional expertise, some of our directors – in certain cases, together with third-party experts – are providing supplemental guidance outside the boardroom to management in its execution of our strategic initiatives related to digital solutions, environmental sustainability and food, as well as our focus on cybersecurity risk management. At this time, Mr. Wagner is a member of our Digital Advisory Council and our Cybersecurity Advisory Council; Mses. Mejia and Reverberi are members of our Circularity and Future of Packaging Advisory Council; and Mr. Alford is a member of our Food Advisory Council. Messrs. Butier and/or Stander serve on each of these Advisory Councils. Directors serving on Advisory Councils are not currently provided any additional compensation for doing so, but that could change for independent directors as the time commitments of their service continue to be assessed.

GOVERNANCE GUIDELINES

Our Governance Guidelines provide the governance framework for our company and reflect the values of our Board, as highlighted below. They are reviewed at least annually and amended from time to time to reflect changes in regulatory requirements, evolving market practices, recommendations from our advisors and feedback from our investors. Our Governance Guidelines were last amended in December 2021.

BOARD GOVERNANCE HIGHLIGHTS

Board Composition

✓  Board of 10 director nominees reflects increased refreshment in recent years

✓  Mandatory retirement after age 72 with no exemptions or waivers allowed or granted

✓  On average, director nominee age of 61 years and tenure of 8 years

✓  50% of director nominees are women and/or from other underrepresented communities

Director Independence	✓ Director nominees 80% independent ✓ Executive sessions of independent directors held at 6 Board meetings in 2023

Board Leadership Structure	✓ Annual review of Board leadership structure ✓ Robust Lead Independent Director role and independent Audit, Compensation and Governance Chairs

Board Committees

✓  Annual composition review and periodic structural review and Chair/member rotation (including in July 2023 and February 2024)

✓  Act under annually reviewed charters reflecting best practices and stakeholder expectations

✓  Directors required to attend Board/Committee and stockholder meetings

Board Duties

✓  Regular leadership succession planning

✓  Ongoing review of long-term strategic plans, including key risks and mitigating strategies

✓  Directors entitled to rely on independent legal, financial or other advisors at our expense

Continuous Board Improvement

✓  New directors receive orientation materials and engage with senior management to familiarize themselves with our Board and company, and also participate in additional orientation sessions after joining Board committees to better understand responsibilities and processes

✓  Continuing education through meetings with management, visits to our facilities and participation in director education programs

✓  Annual evaluation process ensures Board, Committees, Chairman, Lead Independent Director and Committee Chairs are functioning effectively

✓  Individual director feedback process advances continuous director development and assists with Board succession planning

Director Qualifications	✓ Regular review of Board composition (including industry and functional experience, demographic backgrounds, tenure, and mandatory retirement date) and ongoing director succession planning

Avery Dennison Corporation | 2024 Proxy Statement	29

DIRECTOR INDEPENDENCE

Our Governance Guidelines require that our Board comprise a majority of directors who satisfy the criteria for independence under NYSE listing standards and that our Audit, Compensation and Governance Committees be composed entirely of independent directors. An independent director is one who meets the independence requirements of the NYSE and who our Board affirmatively determines has no material relationship with our company, directly or indirectly as a partner, stockholder or officer of an entity with which we have a business relationship.

Each year, our directors complete a questionnaire designed to solicit information that may have a bearing on our Board’s independence determination, including any relationships they have with our company, directly or indirectly through our company’s sale or purchase of products or services to or from any companies or firms by which they are employed. The Governance Committee discusses any disclosures made in the questionnaires relevant to its independence assessment with our Corporate Secretary, as well as any transactions our company has with director-affiliated entities. In February 2024, after review of their respective relationships, the Governance Committee concluded that only Messrs. Butier and Stander had relationships that were disqualifying under NYSE listing standards, otherwise material or impairing of director independence. Upon the recommendation of the Governance Committee, our Board affirmatively determined the 9 directors named below serving for all or part of 2023, as well as our newest director appointed in February 2024, to be independent.

2023 INDEPENDENT DIRECTORS	DIRECTOR NOMINEE INDEPENDENCE*
Bradley Alford Anthony Anderson Ken Hicks Andres Lopez Francesca Reverberi Patrick Siewert Julia Stewart Martha Sullivan William Wagner
*

Director nominee independence excludes Mr. Anderson, who departed from our Board in November 2023, and Ms. Stewart, who will leave our Board in April 2024. It includes Ms. Mejia, who was appointed to our Board in February 2024.

For a discussion of the potential impact of tenure on director independence, see the Board Refreshment and Director Succession Planning section of this proxy statement.

BOARD LEADERSHIP STRUCTURE

EXECUTIVE CHAIRMAN	PRIMARY RESPONSIBILITIES
Mitch Butier Elected annually by our Board

In addition to customary duties of Chairman:

•   Provide Board’s collective input on company strategies to CEO

•   Engage with CEO on value-enhancing strategic opportunities, as well as other key relationships and strategic alliances

•   Support CEO and Company Leadership Team in expanding and deepening relationships with key stakeholders

•   Participate in certain Advisory Councils

•   Mentor CEO, acting as principal liaison between him and Board members

LEAD INDEPENDENT DIRECTOR	PRIMARY RESPONSIBILITIES
Patrick Siewert Elected annually by independent directors

•   Preside over executive sessions of independent directors and Board meetings where Executive Chairman is not present

•   Approve Board meeting agendas, schedules and other information sent to our Board

•   Call meetings of independent directors

•   Consult and meet with stockholders

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Our Governance Guidelines give our Board the discretion to separate or combine the roles of Chairman and CEO as it deems appropriate based on the needs of our company at any given time. To facilitate this decision-making, the Governance Committee annually reviews our Board leadership structure, giving consideration to, among other things, our financial position, business strategies and sustainability and governance priorities, as well as any feedback received from our investors and other stakeholders.

During the first two-thirds of the year, we had a combined Chairman/CEO and a Lead Independent Director. In connection with our CEO transition, our other directors in July elected Mr. Butier as Executive Chairman effective September 2023 for the remainder of the term ending at the Annual Meeting based on their belief that his leadership would optimize the execution of our strategic priorities as he mentors Mr. Stander in his new role as CEO. At that time, the Chairman and CEO roles were separated, each filled by long-serving leaders of our company who have developed and executed our strategies effectively to deliver long-term value for our employees, customers, investors and communities. Because Mr. Butier remains our employee, Mr. Siewert was elected by our independent directors through the Annual Meeting to continue ensuring independent oversight of our Board.

Robust Lead Independent Director Role

Our robust Lead Independent Director role balances our Executive Chairman role, exercising critical duties to ensure independent decision-making in the boardroom. Mr. Siewert began serving as our Lead Independent Director in April 2020 and was most recently reelected by our independent directors in February 2024 for a one-year term beginning after the Annual Meeting, subject to his reelection. Our Governance Guidelines define his primary responsibilities, which are shown in the chart above. Mr. Siewert also performed the activities described below as Lead Independent Director in 2023.

•

Oversaw our new director search process, including meeting regularly with senior management and the external firm selected by the Governance Committee to lead the search; interviewing and assessing high-potential candidates; and leading director succession planning discussions with the Governance Committee he chairs, as well as with our Executive Chairman, our CEO and other Board members

•	Directed our Board/Committee evaluation process, meeting individually with each other director to obtain verbal feedback to supplement their written evaluations

•	Led the majority of our off-season stockholder engagements

•

Oversaw our individual director feedback process through which each director was able to provide anonymous written feedback on their peers, giving consideration to their preparation, participation and engagement in and outside the boardroom with a view to enhancing their overall performance and assisting with director succession planning

•

Consulted frequently with our independent directors and provided feedback to our Executive Chairman and our CEO based on these discussions, including our Board’s evaluation of their 2023 performance with the Compensation Committee Chair

•	Met regularly with our Executive Chairman and our CEO, as well as periodically with other members of management and representatives of our independent registered public accounting firm

Supplementing our Lead Independent Director in providing independent Board leadership are our Audit, Compensation and Governance Chairs, all of whom are independent.

Board Leadership Assessment and Evaluation

During our Board evaluation process conducted during the fourth quarters of 2022 and 2023, Messrs. Butier and Siewert received uniformly positive feedback in their respective roles as Chairman and Lead Independent Director.

In May and July 2023, having delayed its planned discussion of these matters from April 2023 as a result of its leadership and Board succession planning work, the Governance Committee evaluated our Board leadership structure and recommended to our Board that Mr. Butier continue serving in the role of Chairman, noting that he remained best positioned to lead our Board in overseeing our strategies. Upon the recommendation of the Governance Committee, our Board elected Mr. Butier (with him not present for the discussion or vote) as Executive Chairman effective September 1, 2023 through the Annual Meeting. In February 2024, giving consideration to the valuable mentorship he has provided our new CEO and his successful transition to the role of Executive Chairman, upon the recommendation of the Governance Committee, our Board (with him not present for the discussion or vote) elected Mr. Butier to continue serving as Executive Chairman for a one-year term ending at the 2025 Annual Meeting, subject to his reelection.

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In July 2023, the Governance Committee also recommended that Mr. Siewert (with him not present for the discussion or vote) continue serving as Lead Independent Director through the Annual Meeting. Having a long-serving director with finance expertise and extensive experience working outside the U.S. serve as Lead Independent Director has provided Messrs. Butier and Stander valuable counsel and guidance while ensuring independent Board oversight of management. The committee also recognized Mr. Siewert’s support and substantial effort with our stockholder engagement program. The Governance Committee determined that, in light of his demonstrated commitment, engagement and strong leadership, Mr. Siewert should continue ensuring independent stewardship of our Board in its oversight responsibilities. The committee’s decision took into account his significant contributions as a member and former Chair of the Audit Committee and as the current Chair of the Governance Committee, as well as his more than 25 years working in Asia Pacific, a region from which ~30% of our 2023 sales originated and ~56% of our employees were located at year-end 2023. Upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) as Lead Independent Director through the Annual Meeting. In February 2024, upon the recommendation of the Governance Committee, the independent directors on our Board elected Mr. Siewert (with him not present for the discussion or vote) to continue serving as Lead Independent Director for the term ending at the 2025 Annual Meeting, subject to his reelection.

During our 2023 stockholder engagements, while certain investors expressed a preference for an independent chairman, they appreciated the rationale for our current Board leadership structure given our recent CEO transition and other senior leadership changes.

BOARD COMMITTEES

Each of our Board Committees has a written charter that describes its purpose, membership and meeting structure, and responsibilities. These charters may be found on the investors section of our website under Corporate Governance and are reviewed by the respective committee at least annually, with any recommended changes adopted upon approval by our Board. Amended charters are promptly posted on our website. The charters of the Audit Committee, Compensation Committee and Governance Committee were most recently amended in December 2023, December 2023 and October 2021, respectively; the charter of the Finance Committee was first adopted by our Board in December 2023.

Our Board Committees have the ability to delegate authority to subcommittees and may obtain advice and assistance from consultants, legal counsel or other advisors at our expense. In addition, each committee annually evaluates its performance. The primary responsibilities, membership and 2023 meeting and attendance information for the three independent committees of our Board are summarized below. In July 2023 and February 2024, upon the recommendation of the Governance Committee, our Board modestly adjusted the membership of its committees; the current Chairs and members are reflected in this proxy statement.

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MEMBERS	PRIMARY RESPONSIBILITIES

Martha Sullivan (Chair)

Andres Lopez

Maria Fernanda Mejia

Patrick Siewert

William Wagner

Audit committee financial expert:

Siewert

All members satisfy NYSE enhanced independence standards

MEETINGS

2023 meetings: 8

Avg. attendance: 90%

•  Oversee financial statement and disclosure matters, including quarterly and annual earnings release documentation and SEC reports, internal controls, critical accounting policies and practices, major financial risk exposures and significant tax matters

•  Appoint and oversee independent registered public accounting firm, including evaluating its qualifications and independence, as well as scope, staffing and fees for annual audit and other audit, review or attestation services, annually reviewing its performance and regularly considering whether to appoint a new firm; in addition, approve compensation and engagement of any other such firm preparing or issuing audit reports or related work or performing other audit review or attest services

•  Oversee internal audit function, including appointing/dismissing senior internal auditor, evaluating his performance, reviewing significant issues identified in internal audits and management’s response, and discussing annual internal audit plan, budget and staffing

•  Perform compliance oversight responsibilities, including overseeing cybersecurity risk management and risks related to information technology controls and security; maintaining procedures for complaints regarding accounting, internal accounting controls or auditing matters; reviewing financially significant legal matters; and making determinations regarding certain Code of Ethics violations

•  Approve Audit Committee Report for proxy statement

MEMBERS	PRIMARY RESPONSIBILITIES

Julia Stewart (Chair)

Bradley Alford

Andres Lopez

Ken Hicks

Francesca Reverberi

All members satisfy NYSE enhanced independence standards and qualify as “non-employee directors” under Exchange Act Rule 16b-3

MEETINGS

2023 meetings: 5

Avg. attendance: 100%

•  Review and approve AIP and LTI targets within context of company goals and CEO objectives; evaluate company and individual performance to determine CEO compensation

•  Review and approve senior executive compensation, including base salaries and incentive compensation

•  Conduct leadership succession and development planning and regularly review executive new hires, promotions and role changes, departures and open positions, as well as executive diversity trends

•  Oversee executive compensation strategy, incentive plans, equity-based plans and benefit programs

•  Review and provide oversight of talent management policies and strategies, including DEI and pay equity and transparency; leadership compensation plans, benefits, recruiting and retention strategies, and development programs; and employee engagement

•  Review stockholder engagement process, results and feedback related to executive compensation, talent management and social sustainability

•  Approve CD&A and Talent and Compensation Committee Report for proxy statement

•  Oversee stockholder approval of executive compensation matters, including say-on-pay and say-on-frequency votes

•  Assess compensation programs for potential encouragement of excessive risk-taking

•  Recommend non-employee director compensation

•  Administer clawback policies providing for recoupment of incentive compensation determined to have been erroneously received by executive officers or other AIP or LTI recipients

MEMBERS	PRIMARY RESPONSIBILITIES
Patrick Siewert (Chair) Bradley Alford Julia Stewart William Wagner All members satisfy NYSE independence standards MEETINGS 2023 meetings: 10 Avg. attendance: 95%

•  Regularly review Board composition and conduct director succession planning, identifying potential new Board members and recommending director nominees/appointees

•  Annually consider Board leadership structure and recommend whether to elect independent Chairman or Lead Independent Director

•  Recommend Board and Committee structure, Chairs and members

•  Recommend independent directors based on NYSE independence standards

•  Review and approve related person transactions

•  Oversee annual Board/Committee performance evaluation process, as well as individual director feedback process

•  Review Governance Guidelines and recommend changes

•  Review and provide oversight of governance, environmental sustainability and community investment initiatives, policies and practices

•  Review stockholder engagement process, results and feedback related to governance, environmental sustainability and community investment

•  Review stockholder proposals

•  Oversee Values and Ethics program and Code of Conduct, evaluate significant conflicts of interest and make determinations regarding certain Code of Ethics violations

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In addition to the above committees required by SEC rules and NYSE listing standards, upon the recommendation of the Governance Committee, our Board formed a standalone non-independent Finance Committee in July 2023, the responsibilities of which were previously performed by the Audit Committee.

MEMBERS	PRIMARY RESPONSIBILITIES
Mitch Butier (Chair) Patrick Siewert Deon Stander MEETINGS 2023 meetings: 1 Avg. attendance: 100%

Conduct finance oversight responsibilities, including reviewing and making recommendations to our Board regarding:

•  Capital structure in light of our financial plans, current operations and long-term strategies

•  Capital allocation strategy, including stockholder dividends, stock repurchase program and financial capacity for significant transactions such as strategic investments, acquisitions and divestitures

•  Financing plans including equity, debt or other securities offerings and private placements that may materially impact our financial position

•  Pension plan financing status

•  Other financial matters that management or our Board desires to have reviewed by the committee

EXECUTIVE SESSIONS

Our Board believes it is important to have separate executive sessions with Mr. Butier, with Mr. Stander, with both of them and without either of them, each of which was generally held at 2023 Board meetings. Our independent directors have candid discussions at the executive sessions that exclude our Executive Chairman and/or our CEO during which they critically evaluate the performance of them, management as a whole and our company. As Lead Independent Director, Mr. Siewert presided over the six executive sessions of independent directors held during 2023.

Our Board generally began its 2023 meetings with one of two executive sessions with Messrs. Butier and Stander to discuss key focus areas and frame meeting discussions; the second such session at the end of these meetings provided time for the Board to reflect and align on key priorities, after which our independent directors generally met in executive session.

Executive sessions were also generally held for regular 2023 Board Committee meetings. These sessions excluded members of management unless the committee requested one or more of them to attend to provide additional information or perspective, in which case the committee generally met independently thereafter.

RISK OVERSIGHT

Management is responsible for managing the day-to-day risks confronting our businesses, and our Board oversees ERM. In performing its oversight role, our Board ensures that the ERM processes designed and implemented by management are functioning effectively and promoting risk-adjusted decision-making. The teams leading our businesses have incorporated ERM-rooted thinking into their strategic development and execution, assessing the risks impacting their businesses and implementing and adjusting mitigating actions on an ongoing basis. In addition, in consultation with our risk management team and senior management, they semiannually prepare risk profiles consisting of a heat map and summary of key risks and mitigating strategies, which are used to prepare a company risk profile based on identified business risks as well as enterprise risks. Among other things, these risks include the macroeconomic environment; climate change, environmental regulation and sustainability trends; cybersecurity; operational and supply chain disruptions; and M&A.

In 2023, we further enhanced our ERM program by assigning accountability for key risks and mitigating strategies to identified business or functional leaders and began prioritizing mitigation strategies based on discussions with business leaders led by risk champions from our law department. Our compliance and IT functions also continued their annual ERM reviews. These advancements have allowed our ERM Steering Committee to benefit from the critical thinking of a broader cross-section of company leaders. We aim to continue advancing our ERM program, with oversight by our Board.

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We have robust processes that support a strong internal control environment and promote the early identification and ongoing mitigation of risks. Our legal and compliance functions, including our Chief Compliance Officer, report to our CLO to provide independent evaluation of the challenges facing our businesses and our Internal Audit leader reports to the Audit Committee in the conduct of his operational responsibilities, helping ensure he maintains independence from management.

Our Board as a whole oversees risks related to our five-year strategic plan horizon, exercising this responsibility by considering the risks related to management’s strategies and execution plans. Our Board annually receives reports on the ERM process and the resulting company risk profile, engaging throughout the year with management on their strategic plans and key risks. Employees who lead various risk areas – such as law, information technology, tax, compliance, sustainability, DEI and community investment – report periodically to Board Committees and occasionally to our full Board.

As shown below, our Board has delegated elements of its risk oversight responsibility to its Committees to more efficiently coordinate with management in risk mitigation. Our Board receives reports from the Committee Chairs regarding topics discussed at committee meetings, including the areas of risk they primarily oversee, and engages on risk mitigation during its regular engagement with our leaders.

RISK OVERSIGHT

Board of Directors

•  Business strategies

•  Annual operating plan and significant fixed and IT capital expenditures

•  Corporate governance

•  Acquisitions, divestitures and other significant transactions

•  Enterprise risk management

Audit Committee	Compensation Committee	Governance Committee	Finance Committee

• Financial reporting processes and statements, and internal controls • Information technology and cybersecurity • Certain legal, compliance and regulatory matters

•  Executive compensation and succession planning

•  Annual and long-term incentive plans

•  Compensation clawback policies

•  Non-employee director compensation

•  Social sustainability, including leadership compensation, benefits, and recruiting and retention; DEI; and employee engagement

•  Board and Committee structure and composition

•  Director succession planning

•  Governance, environmental sustainability and community investment

•  Values and Ethics/Code of Conduct

•  Conflicts of interest and related person transactions

•  Certain legal, compliance and regulatory matters

•  Capital structure and allocation strategy, including stockholder dividends, stock repurchases and financial capacity for strategic transactions

•  Financing plans, including debt, liquidity and other securities offerings

•  Pension plan funding status

The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit Committee meets regularly in executive session with each of our CFO, Controller, Internal Audit leader, and representatives of our independent registered public accounting firm, and as needed with other members of senior management such as our CEO and CLO. The Governance Committee meets semiannually with our Chief Compliance Officer to discuss, among other things, significant internal investigations.

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During 2023, our Board was particularly focused on overseeing the risk areas described below.

2023 RISK FOCUS AREAS

•

Navigating challenging near-term business environment – Addressing lower demand driven primarily by downstream inventory destocking, as well as preparing for potential recessionary environment through rigorous scenario planning and identified potential productivity and restructuring actions

•

Further accelerating Intelligent Labels adoption – Executing key apparel and logistics programs, accelerating new segment and use case adoption, and expanding manufacturing capacity to ensure we can deliver for customers in this fast-growing business

•

Advancing sustainable innovation initiatives – Accelerating our sustainable innovation efforts through governmental engagement and investment in new technologies to turn sustainability-related headwinds into opportunities for competitive differentiation

•

Advancing digital journey – Accelerating our digital strategies and evolving our Digital Advisory Council to advance our market insights, digital capabilities and innovation to lead at intersection of physical and digital

•	Optimizing portfolio of businesses – Integrating previously separated businesses into Materials Group, executing and integrating acquisitions, and expanding our M&A pipeline and deal conversion

•

Advancing cybersecurity preparedness – Addressing more volatile cybersecurity landscape with increasing threats on manufacturers, incorporating learnings from of our maturity assessments and publicly reported incidents at other companies

Risks Associated with Compensation Policies and Practices

As described in the Compensation Discussion and Analysis section of this proxy statement, we maintain best practices in compensation that collectively encourage ongoing risk mitigation. The Compensation Committee annually discusses with management and its independent compensation consultant, WTW, whether our executive compensation program is meeting the committee’s objectives. In addition, the Compensation Committee periodically engages WTW to undertake a more formal assessment to ensure that our program does not provide incentives that encourage excessive risk-taking in the management of their respective businesses or functional areas. The committee most recently conducted this evaluation in February 2024.

The Compensation Committee noted the key risk-mitigating features of our executive compensation program described below.

RISK-MITIGATING FEATURES

Governance and Oversight

✓ Compensation Committee has discretion to decrease AIP and LTI awards to penalize potentially risky actions

✓ Clawback policy requires recoupment of certain incentive-based compensation to executive officers if we are required to prepare accounting restatement to correct material noncompliance with any financial reporting requirement; in addition, all AIP and LTI recipients are subject to compensation clawback in connection with financial restatement indicating fraud or misconduct

✓ Incentive compensation plan structure and targets reviewed within context of market practices, tied to annual business plans and company goals, and approved by Compensation Committee

✓ Compensation Committee annually evaluates CEO/senior executive performance against strategic, financial and sustainability goals

✓ Officers prohibited from hedging or pledging company stock and required to engage in stock transactions only during limited trading windows

Pay Philosophy and Structure

✓ Focus on incenting stockholder value creation, balanced by retention and other considerations

✓ Incentive compensation designed to incent strong annual financial performance and long-term economic and stockholder value creation, balance growth and efficient capital deployment, and consider sustainability progress and individual contributions thereto

✓ Substantial majority of leadership compensation delivered in long-term equity or cash-based awards to motivate pursuit of superior performance and sustainable growth

✓ Rigorous stock ownership policy, with minimum ownership requirement of 6x for CEO; requires net shares acquired to be retained until compliance is achieved and pre-transaction certifications of continued compliance

✓ Executive severance plans consistent with market practices, with double-trigger change of control severance benefits only for most senior NEOs

Incentive Program Design

✓ AIP and LTI awards incent achievement of annual financial goals and long-term economic and stockholder value creation, using multiple performance objectives covering different time periods

✓ AIP awards not guaranteed, with below-threshold performance resulting in zero payout, payments subject to overall cap of 200% and NEO individual modifiers generally capped at 100%

✓ Equity awards fully performance-based, using multiple performance objectives, vesting over multiple time horizons and subject to threshold and maximum payout opportunities

•  PUs cliff vest at end of three years with payout for relative TSR component capped at 100% of target if absolute TSR is negative

•  MSUs vest over 1-, 2-, 3- and 4-year performance periods (average performance period of 2.5 years), with threshold performance at absolute TSR of (15)% and target performance at absolute TSR of 10%

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Given its assessed low risk in each of these categories and other factors, WTW advised the Compensation Committee that our executive pay program strikes an appropriate pay-risk balance and does not present risk-related concerns.

The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

DIRECTOR EDUCATION

Initial Orientation

Our director orientation materials and discussions with management generally cover our (i) stakeholders, values, strategies, and financial and sustainability goals; (ii) business and company strategies, risks and mitigating actions; (iii) sustainability priorities and progress; (iv) Board succession planning objectives; (v) information regarding company leadership and recent Board/committee meetings; (vi) Board, governance and company policies, including our Governance Guidelines, Committee charters, conflict of interest policy, non-employee director compensation program, insider trading policy and Code of Conduct; (vii) investor messaging; and (viii) SEC filings and sustainably reporting.

In connection with her appointment to our Board in February 2024, we provided Ms. Mejia with information regarding these matters. Our Executive Chairman, CEO and other members of management met with Ms. Mejia to discuss them to ensure a smooth initial onboarding. Ms. Mejia also joined as an observer in select Board Committee meetings to better understand their respective responsibilities and was assigned two independent directors on our Board to help guide her continued onboarding process.

Continuing Education

Our ongoing director education program consists of regular interactions with and presentations from members of management regarding our businesses, strategies, financial performance and sustainability progress, as well as periodic visits to our facilities. In the spring of 2023, our Board visited our headquarters in Mentor, Ohio, which also serves as our Materials Group’s North American headquarters, and met informally with members of that business’ leadership. Visits to that facility, as well as to our Solutions Group innovation center in Miamisburg, Ohio and certain international facilities in Asia, are planned for 2024.

We provide directors with access to a boardroom news resource platform for them to keep informed of regulatory developments and market practices, and reimburse directors who attend continuing director education programs for fees and related expenses.

BOARD AND COMMITTEE EVALUATIONS

The Governance Committee oversees an annual performance evaluation of our Board, Chairman, Lead Independent Director and Board committees, including the Committee Chairs. Our Board views the evaluation process as integral to assessing its effectiveness and identifying opportunities for continued improvement. Through this process, we have continually improved Board functioning.

As part of this process, our directors historically had the opportunity to provide our Lead Independent Director candid feedback on other directors. In 2023, the Governance Committee implemented a more formal process for directors to provide anonymized individual feedback on their peers to advance continuous improvement and assist with Board succession planning. The summary below focuses on the broader Board/Committee evaluation process.

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BOARD AND COMMITTEE EVALUATIONS

1

    Process

•	Written evaluations of Board/Committee

•	Composition, including balance and diversity of skills, qualifications and demographic backgrounds

•	Meeting materials

•	Meeting mechanics and structure

•	Fulfillment of responsibilities

•	Meeting content and conduct

•	Overall performance

•	Effectiveness of Chairman, Lead Independent Director and Committee Chairs

•	One-on-one discussions with Governance Committee Chair to provide additional perspective on written evaluations

2

   2023 Review of Results

•	Discussion of anonymized evaluation results and feedback

•	Executive Chairman, Lead Independent Director/Governance Committee Chair and Corporate Secretary

•	Governance Committee

•	Board in executive session with Executive Chairman and CEO, discussing potential improvement opportunities

•	Committees in executive session, discussing potential improvement opportunities

3

   Recent Improvement Actions

•

Sharpened focus on executive succession planning and leadership development, appointing new CEO after having evaluated his attributes, experiences and strengths and determined that he was best positioned to lead our company into the future in which we believe every product will have a digital identity

•

Enhanced director succession planning with view toward more regular refreshment, launching new director search in 2023 focused on candidates with retail/CPG or finance expertise that could also increase gender or racial/ethnic diversity on our Board, with Ms. Mejia being appointed to our Board in February 2024

•	Advanced strategic oversight, expanding mentorships between individual directors and key business leaders and increasing Board engagement with members of management below senior leadership level

•	Heightened focus on strategic priorities of digital solutions and sustainability-driven innovation, as well as cybersecurity risk management

•	Continuous discussion of M&A pipeline and potential targets, as well as performance of acquired companies and integration learnings

•

Refined Board schedule and meeting process, implementing additional executive sessions with our Executive Chairman and our CEO, as well as ones with each of them, and conducting certain Committee meetings virtually to expand time for in-person full Board meetings

•

Continued regular Executive Chairman and CEO engagement with directors between meetings and increased time dedicated to executive sessions that exclude other members of management to provide greater time for Board-only discussion, after which independent directors generally meet in executive session

STOCKHOLDER ENGAGEMENT

We value feedback on our governance program and actively solicit input through stockholder engagement to ensure our practices reflect not only our evolving business strategies but also the expectations of our stakeholders. This supplemental engagement program and the feedback we received on governance matters are described in the proxy summary.

CONTACTING OUR BOARD

Our Board welcomes feedback from our stakeholders. We review all correspondence received from stockholders, discussing feedback received with senior management and/or our Board as appropriate. Stockholders and other interested parties may contact our Board, Executive Chairman, Lead Independent Director, any Committee Chair or any other individual director concerning business matters by writing to Board of Directors (or particular Board subgroup or individual director), c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

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ITEM 1 – ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors will be fixed from time to time by resolution duly approved by our Board. As previously disclosed, in February 2024, Julia Stewart notified our Board of her intention not to stand for reelection at the Annual Meeting. Our Board plans to fix the number of directors at 10 following Ms. Stewart’s departure from our Board in April 2024.

Each of our nominees is presently serving on our Board and has consented to being named in this proxy statement and serving if elected by stockholders. All nominees are standing for election for a one-year term ending at the 2025 Annual Meeting.

Majority Voting Standard; Unelected Director Resignation Requirement

In voting for the election of directors, each share has one vote for each position to be filled and there is no cumulative voting. Our Bylaws provide for the approval by a majority of votes cast for the election of directors in uncontested elections like this one and require that an incumbent director who is not reelected tender his or her resignation from our Board. Our Board, excluding the tendering director, would be required to determine whether to accept the resignation – taking into account the recommendation of the Governance Committee and any other factors it considers appropriate – and publicly disclose its decision and rationale within 90 days from the date election results are certified.

Board Recommendation

Our Board recommends that you vote FOR each of our 10 director nominees.

The persons named as proxies will vote for their election, unless you specify otherwise. If any director nominee were to become unavailable prior to the Annual Meeting, your proxy would be voted for a substitute nominee designated by our Board or we would decrease the size of our Board.

SELECTION OF DIRECTOR NOMINEES

Directors are recommended by the Governance Committee for nomination by our Board and election by our stockholders. New directors may also be recommended by the Governance Committee for appointment to our Board, with their election by stockholders taking place at the next Annual Meeting. As shown in the Director Nominee Matrix in the proxy summary, our director nominees bring a balance of industry and functional experiences and reflect diverse demographic backgrounds, allowing them to effectively discharge their oversight responsibilities.

In evaluating whether to recommend a new or incumbent director nominee, the Governance Committee primarily considers the criteria described below.

•	Independence, to ensure substantial majority of our Board is independent

•

U.S. public company leadership and/or Board experience and working or having worked outside the U.S., as well as industry and functional experience, in each case considering factors such as size, scope and complexity

•	Board service at other U.S. public companies

•	Experience in finance, accounting and/or executive compensation

•	For incumbent directors, Board/Committee engagement and effectiveness, meeting attendance, compliance with our stock ownership policy, and mandatory retirement date

•	Time commitments, including service on other boards; directors who are public company executive officers may not serve on more than one other U.S. public company board

•	Potential conflicts of interest

•

Demographic background; when evaluating nominees, the committee only considers (and requires any search firm engaged to provide) candidate slates that include highly qualified women and individuals from other underrepresented communities

•	Ability to contribute to our company’s governance and sustainability priorities and progress

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The Governance Committee reviews the skills, qualifications and demographic background of any candidate with those of our current directors to ensure our Board has a broad diversity of experiences and viewpoints. Sources for identifying potential nominees include current Board members, senior management, executive search firms and investors.

The Governance Committee regularly reviewed the skills, qualifications, demographic backgrounds, ages, tenures and scheduled mandatory retirement dates of our directors and conducted Board succession planning to ensure that it continues to meet the needs of our businesses, effectively oversee management in executing our strategies and advance the interests of our stakeholders. Its search for new directors with retail/CPG or finance expertise led to Ms. Mejia’s appointment to our Board in February 2024; the search for an additional director with finance expertise continues.

Stockholder Submission of Director Nominees

The Governance Committee considers stockholder nominees on the same basis as it considers all other nominees.

Advance Notice Nominees

Stockholders may recommend director candidates by submitting the candidate’s name, together with his or her biographical information, professional experience, written consent to nomination and the other information required by our Bylaws, to Governance Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060. To be considered at the 2025 Annual Meeting, advance notice stockholder nominations must comply with the deadlines and other requirements described in the Voting and Meeting Q&A section of this proxy statement.

Proxy Access Nominees

A stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s stock continuously for at least three years is permitted to submit director nominees (up to 20% of the Board) for inclusion in our proxy materials, subject to the deadlines and other requirements described in our Bylaws. For information on submitting proxy access nominees for the 2025 Annual Meeting, refer to the Voting and Meeting Q&A section of this proxy statement.

BOARD REFRESHMENT AND DIRECTOR SUCCESSION PLANNING

Our Board’s ongoing director succession planning is designed to ensure an independent, well-qualified Board.

Our Governance Committee’s long-term objective is to position our Board for regular refreshment, ensure access to a broad new director candidate pool and achieve a more balanced tenure distribution with approximately one-third comprised each of newer directors, medium-tenure directors and longer-term directors.

Tenure

Our Governance Guidelines currently provide that directors are not subject to tenure limits. While tenure limits could help ensure regular Board refreshment, they could also result in the premature loss of a director who over a longer period of time has gained valuable experience and is continuing to significantly contribute to our Board and company.

Our Board determines its refreshment policies in light of our evolving strategies and financial position, exercising its discretion in the best interest of our company and stockholders. Certain of our stakeholders have suggested that longer-tenured directors may have decreased independence and objectivity. However, we believe that the removal of knowledgeable directors and loss of oversight consistency they bring – particularly during periods of senior leadership change, such as our recent CEO and Solutions Group President appointments – are important counterbalancing considerations.

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Policies Supporting Regular Board Refreshment

Our Board has the policies described below to facilitate regular refreshment, with the described events having occurred since last year’s Annual Meeting.

POLICY	DESCRIPTION	EVENTS OCCURRING AT/SINCE 2023 ANNUAL MEETING

Mandatory Resignation Policy	Incumbent directors not elected by stockholders must tender their resignation	All incumbent directors then standing for election were elected at the 2023 Annual Meeting.

Mandatory Retirement Policy	Directors must retire on date of annual meeting of stockholders that follows their reaching age 72; no exemptions or waivers allowed or granted	No directors were subject to mandatory retirement in 2023.

Resignation Tendered Upon Change in Principal Employment	Directors who change their principal occupation, position or responsibility must volunteer to resign	The following independent directors changed their principal employment in 2023: Ms. Reverberi assumed additional responsibilities as leader of Trinseo’s Engineered Materials division; Mr. Hicks became Executive Chairman of Academy Sports + Outdoors, transitioning out of the roles of President and CEO; and Mr. Siewert retired from The Carlyle Group, continuing in an independent advisory capacity. In each case, the Governance Committee determined that the director should remain on our Board.

Prior Notice Requirement to Prevent Overboarding	Directors must give prior notice before accepting another U.S. public company directorship so that his/her ability to fulfill Board responsibilities may be evaluated if he/she serves on more than four other such boards	Mr. Wagner joined the board of BlackLine, Inc. in October 2023. With this appointment, he now serves on three other U.S. public boards, which is within our Governance Guidelines policy applicable to retired directors.

Upon the recommendation of the Governance Committee, Mr. Wagner and Mses. Mejia and Reverberi were appointed as independent directors to our Board in October 2022, February 2024 and February 2023, respectively. Mr. Stander joined our Board when he became CEO in September 2023. Mr. Anderson departed from our Board in November 2023 and Ms. Stewart will leave our Board in April 2024. We believe that this recent experience demonstrates regular Board refreshment.

Both the Governance Committee and our full Board discussed director succession planning at multiple meetings held in 2023 to oversee a search for new directors focused on candidates with retail/CPG or finance expertise to complement and advance the collective experience on our Board and also further enhance Board diversity.

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BOARD COMPOSITION

Our Board supports and reflects our values, recognizing the benefits of diversity in the boardroom, including the healthy debate that results from different viewpoints that may stem from diverse backgrounds.

Age and Tenure

The average age and tenure of our director nominees is 61 and 8 years, respectively. Our director nominees include newer directors bringing fresh ideas and insights into the boardroom and longer-serving directors with deep institutional knowledge of our Board and company.

Gender and Racial/Ethnic Diversity

Our Governance Guidelines reflect that the Governance Committee seeks to recommend individuals with a broad diversity of experience, skills, geographic representation and demographic background. While diversity is a consideration and an area of Board refreshment focus, the Governance Committee focuses on a candidate’s overall profile to complement those of the existing members of our Board. When evaluating director candidates, the Governance Committee only considers (and requires any search firm engaged to provide) candidate slates that include highly qualified women and individuals from other underrepresented communities; two of our three most recently appointed independent directors increased the gender and/or ethnic diversity on our Board.

2024 DIRECTOR NOMINEES

The following pages provide information on our 2024 director nominees, including their age, length of service, independence, current Board roles and business experience during at least the past five years. We also indicate the name of any other U.S. public company board on which each nominee currently serves or has served during the past five years.

For each nominee, we present select skills and qualifications, which includes U.S. public company leadership experience, U.S. public company board experience, areas of industry and functional experience, and experience working or having worked outside the U.S. The balance of skills, qualifications and demographic backgrounds on our Board is shown in the Director Nominee Matrix in the proxy summary; consistent with that disclosure, Select Skills and Qualifications excludes board service at U.S. public companies at which the individual served or serves as CEO, COO or CFO. All director nominees have demonstrated the ability to fulfill the time commitments necessary to serve on our Board and advance the long-term interests of our stockholders, as well as those of our other stakeholders.

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ANDRES A. LOPEZ

Age 61 Director since February 2017 Independent

RECENT BUSINESS EXPERIENCE

O-I Glass, Inc., a glass container manufacturer and supplier to food and beverage brands

•  President & CEO since January 2016

•  COO & President, Glass Containers, from January 2015 to December 2015

•  President, O-I Americas, from July 2014 to July 2015

•  President, O-I Latin America, from April 2009 to July 2014

BOARD ROLES

Audit Committee Member

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 O-I Glass, Inc.

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Oversees company with $7+ billion in revenues and ~24K employees in 2023

Industry and functional experience

•  As leader of global glass company, brings packaging industry expertise, as well as extensive experience in materials science and industrial goods, in each case complementing our Materials Group

•  Given impact of waste and recycling in glass value chain, technical expertise in environmental sustainability, as well as supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Latin America

BRADLEY A. ALFORD

Age 67 Director since April 2010 Independent

RECENT BUSINESS EXPERIENCE

Nestlé USA, a nutrition, health and wellness company

•  Chairman & CEO from January 2006 to October 2012

Nestlé Brands Company, an operating unit of Nestlé USA

•  President & CEO from 2003 to December 2005

BOARD ROLES

Compensation Committee Member

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Perrigo Company PLC

Past Five Years:

 Conagra Brands, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Concurrent service on one other board and prior service on other boards

Industry experience

•  Technical expertise in consumer goods industry into which our Solutions Group sells with 42+ years in roles of increasing responsibility, as well as extensive experience in packaging, focused primarily on consumer goods

Functional experience

•  Technical expertise in marketing, as well as supervisory experience in finance, M&A and R&D as regional CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Oceania

DEON M. STANDER

Age 55 Director since September 2023 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•  President & CEO since September 2023

•  President & COO from March 2022 to August 2023

•  VP/GM, RBIS (now Solutions Group), from June 2015 to February 2022

•  VP/GM, Global Commercial and Innovation, RBIS, from January 2013 to May 2015

•  VP/GM, Global Commercial, RBIS, from October 2010 to December 2012

BOARD ROLES

Finance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Held roles of increasing responsibility at our company, including COO and CEO

Industry experience

•  Led our Solutions Group business and oversaw our Materials Group as COO, with packaging industry expertise and extensive experience in digital, materials science and industrial goods

Functional experience

•  Technical environmental sustainability expertise having led our enterprise Sustainability Council, with supervisory experience in finance, marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Europe and Asia Pacific

Avery Dennison Corporation | 2024 Proxy Statement	43

FRANCESCA REVERBERI

Age 52 Director since February 2023 Independent

RECENT BUSINESS EXPERIENCE

Trinseo PLC, a specialty materials solutions provider

•  SVP, Engineered Materials & Chief Sustainability Officer since July 2023

•  SVP, Sustainable Plastics & Chief Sustainability Officer from July 2021 to July 2023

•  SVP, Engineered Materials & Synthetic Rubber, from March 2020 to December 2021

•  General Manager, Engineered Materials, from October 2019 to May 2021

•  Global Senior Business Director, Performance Plastics, from December 2017 to October 2019

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

Industry experience

•  Technical materials science expertise focused on applied science in plastics, as well as extensive experience in industrial goods, in each case complementing our Materials Group

Functional experience

•  Serves as global sustainability leader, with technical expertise in environmental sustainability

•  Advanced educational and professional engineering expertise, with supervisory experience in marketing as divisional leader

Works/Has Worked Outside the U.S.

•  Works in Europe, region leading sustainability-related requirements

KEN C. HICKS

Age 71 Director since July 2007 Independent

RECENT BUSINESS EXPERIENCE

Academy Sports + Outdoors, a sports and recreation retailer

•  Executive Chairman since June 2023

•  Chairman, President & CEO from May 2018 to May 2023

Foot Locker, Inc., a specialty athletic retailer

•  Executive Chairman from December 2014 to May 2015

•  Chairman, President & CEO from February 2010 to November 2014

•  President & CEO from August 2009 to February 2010

BOARD ROLES

Compensation Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Academy Sports + Outdoors

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Led company then with $6.4 billion in annual revenues and ~22K employees

U.S. public company board experience

•  Prior service on other boards

Industry experience

•  35+ years of retail industry expertise into which our Solutions Group sells, as well as extensive experience in consumer goods and packaging industries

Functional experience

•  35+ years of technical marketing expertise, including roles as merchandising leader at two retail companies, and supervisory experience in finance, M&A, environmental sustainability and cybersecurity as CEO

MARIA FERNANDA MEJIA

Age 60 Director since February 2024 Independent

RECENT BUSINESS EXPERIENCE

Newell Brands Inc.

•  CEO, International, from February 2022 to February 2023

Kellogg Company

•  SVP and President, Latin America, from November 2011 to February 2020

BOARD ROLES

Audit Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 Grocery Outlet

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Prior service on other boards

Industry experience

•  25 years of consumer goods industry expertise into which our Solutions Group sells, as well as extensive experience in packaging, focused primarily on consumer goods

Functional experience

•  Technical expertise in marketing, as well as supervisory experience in environmental sustainability and R&D as regional CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Latin America, Europe and Asia Pacific

44	2024 Proxy Statement | Avery Dennison Corporation

MARTHA N. SULLIVAN

Age 67 Director since February 2013 Independent

RECENT BUSINESS EXPERIENCE

Sensata Technologies Holding PLC, a supplier of sensors and controls

•  President & CEO from January 2013 to March 2020

•  President & COO from April 2010 to December 2012

•  COO from May 2006 to April 2010

Texas Instruments, Inc., Sensata’s predecessor entity

•  VP, Sensor Products, from 1997 to 2006

BOARD ROLES

Audit Committee Chair

OTHER PUBLIC COMPANY BOARDS

Current:

 Sensata Technologies Holding PLC

Past Five Years:

Goldman Sachs Acquisition Holding Company Corp II

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Led company then with $3.5 billion in annual revenues and ~21K employees

Industry experience

•  Industrial goods industry expertise and extensive materials science experience, in each case complementing our Materials Group, as well as extensive experience in technology from overseeing RFID business, complementing our Solutions Group

Functional experience

•  Higher education in engineering and technical expertise in R&D, as well as supervisory experience in finance, marketing, M&A and environmental sustainability as CEO

MITCHELL R. BUTIER

Age 52 Director since April 2016 Not Independent

RECENT BUSINESS EXPERIENCE

Avery Dennison Corporation

•  Executive Chairman since September 2023

•  Chairman & CEO from March 2022 to August 2023

•  Chairman, President & CEO from April 2019 to February 2022

•  President & CEO from May 2016 to April 2019

•  President & COO from November 2014 to April 2016

•  SVP & CFO from June 2010 to October 2014; continued serving as CFO until March 2015

•  VP, Global Finance, & CAO from March 2007 to May 2010

BOARD ROLES

Executive Chairman

Finance Committee Chair

OTHER PUBLIC COMPANY BOARDS

Current:

 None

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Held roles of increasing responsibility at our company, including CFO, COO and CEO

Industry experience

•  Served in positions of increasing responsibility in what is now our Materials Group, gaining packaging industry expertise and extensive materials science and industrial goods experience

Functional experience

•  Technical finance expertise having served as CAO and CFO and environmental sustainability expertise from advancing our sustainability goals value-creation opportunities

•  Supervisory experience in marketing, M&A, cybersecurity and R&D as CEO

Works/Has Worked Outside the U.S.

•  Work assignments in Europe

Avery Dennison Corporation | 2024 Proxy Statement	45

PATRICK T. SIEWERT

Age 68 Director since April 2005 Independent

RECENT BUSINESS EXPERIENCE

The Carlyle Group, a diversified investment firm

•  Retired Managing Director and Partner and Head of Consumer, Media and Retail, Asia, from April 2007 to June 2023

The Coca-Cola Company, a beverage company

•  Executive Committee member and Group President, Asia, from August 2001 to March 2007

BOARD ROLES

Lead Independent Director

Governance Committee Chair

Audit Committee Member

Finance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 Mondelēz International, Inc.

Past Five Years:

 None

SELECT SKILLS AND QUALIFICATIONS

U.S. public company board experience

•  Concurrent service on one other board

Industry experience

•  Consumer goods industry expertise having led regional division of global beverage company into which our Solutions Group sells and extensive experience in materials science and industrial goods industries, complementing our Materials Group

Functional experience

•  Finance and 15+ years of M&A expertise, advising on investments in consumer goods businesses and leading consumer, medial and retail investment practices in Asia Pacific, as well as supervisory experience in marketing and R&D as regional President

Works/Has Worked Outside the U.S.

•  25+ years working in Asia Pacific

WILLIAM R. WAGNER

Age 57 Director since October 2022 Independent

RECENT BUSINESS EXPERIENCE

GoTo Group, Inc. (formerly LogMeIn, Inc.), a provider of software as a service and cloud-based remote work tools

•  President & CEO from December 2015 to January 2022

•  President & COO from January 2015 to December 2015

•  COO from May 2013 to December 2014

BOARD ROLES

Audit Committee Member

Governance Committee Member

OTHER PUBLIC COMPANY BOARDS

Current:

 BlackLine, Inc.

 Akamai Technologies, Inc.

 Semrush Holdings, Inc.

Past Five Years:

 LogMeIn, Inc.

SELECT SKILLS AND QUALIFICATIONS

U.S. public company leadership experience

•  Led company then with $1+ billion in annual revenues and ~4K employees

U.S. public company board experience

•  Concurrent service on three other boards

Industry experience

•  25+ years of digital/technology industry expertise, as well as extensive experience in technology-based consumer goods, in each case complementing our Solutions Group and our strategy to lead at the intersection of the physical and digital

Functional experience

•  Technical cybersecurity expertise, as well as marketing expertise as functional leader at two technology companies; supervisory experience in finance, M&A and R&D as CEO

46	2024 Proxy Statement | Avery Dennison Corporation

DIRECTOR COMPENSATION

In recommending non-employee director compensation to our Board, the Compensation Committee seeks to target compensation around the median of similar-size companies with which we compete for director talent. The majority of compensation is delivered in equity to align director interests with those of our stockholders.

Annual Target Compensation

The components of our 2023 non-employee director compensation program are shown in the charts below.

2023 NON-EMPLOYEE DIRECTOR COMPENSATION
Target Grant Date Fair Value of RSUs	$170K
Board Retainer	$100K
Match of Charitable/Educational Contributions	$10K
Additional Retainers*
Lead Independent Director	$30K
Audit Committee Chair	$25K
Compensation Committee Chair	$20K
Governance Committee Chair	$20K
*	There is currently no additional Finance Committee Chair retainer because our Executive Chairman is serving in that capacity.

Our 2017 Incentive Award Plan limits the sum of the grant date fair value of equity awards and the cash compensation provided to non-employee directors during any calendar year to $600,000.

Compensation Setting

Non-employee director compensation is reviewed by the Compensation Committee every three years. In February 2024, the Compensation Committee’s independent compensation consultant analyzed trends in non-employee director compensation and assessed our program’s market competitiveness.

Using benchmark data from public filings of companies in the Fortune 350-500, WTW recommended the following adjustments to non-employee director compensation: the target grant date fair value of the annual RSU award increase by $15,000; the Board retainer increase by $15,000; the additional retainer for our Lead Independent Director increase by $15,000; and the additional retainers for our Audit, Compensation and Governance Committee Chairs increase by $10,000, $5,000 and $5,000, respectively. These modest increases would bring total direct compensation for regular Board service to $300,000 (or $310,000 with the charitable match), the projected median of Fortune 350-500 companies in 2027, the next time the Compensation Committee plans to review the program. Giving consideration to the advice of WTW, the Compensation Committee recommended to our Board that the target grant date fair value of the annual award of RSUs be increased to $185,000; the Board retainer be increased to $115,000; the additional retainer of our Lead Independent Director be increased to $45,000; and the additional retainers for our Audit, Compensation and Governance Committee Chairs be increased to $35,000, $25,000 and $25,000, respectively.

Upon the recommendation of the Compensation Committee, our Board approved the revised non-employee director compensation program, effective as of the date of the Annual Meeting.

Stock Ownership Policy

Our stock ownership policy requires non-employee directors to own at least $500,000 of our company stock, 50% of which must be held in vested shares. Only shares owned directly or in a trust, DSUs and unvested RSUs subject to time-based vesting are measured to determine policy compliance.

All of our non-employee directors have achieved the minimum ownership required by our stock ownership policy other than Mr. Wagner and Mses. Reverberi and Mejia who have five years from the date of their respective Board appointment to achieve that level. The average ownership of all other then-serving non-employee directors was 12x the minimum ownership requirement at year-end 2023.

Avery Dennison Corporation | 2024 Proxy Statement	47

Equity Compensation

The annual equity award to non-employee directors consists of RSUs that vest on the one-year anniversary of the grant date, consistent with the one-year term to which directors are elected. Unvested RSUs (i) fully vest upon a director’s death, disability, retirement from our Board after reaching age 72 or termination of service within 24 months after a change of control and (ii) are cancelled in the event a director is not reelected by stockholders or leaves our Board before vesting, unless otherwise determined by the Compensation Committee. On May 1, 2023, each of our then-serving non-employee directors was awarded 971 RSUs with a grant date fair value of $166,978.

On February 23, 2023, in connection with her appointment to our Board, Ms. Reverberi received an award of 155 RSUs with a grant date fair value of $27,817, reflecting the annual equity award of $170,000 prorated for the remaining two months of the term ending at the 2023 Annual Meeting.

Following his departure from our Board in November 2023 and as permitted by our 2017 Incentive Award Plan, the Compensation Committee determined to accelerate the vesting of the RSUs granted to Mr. Anderson on May 1, 2023 in recognition of his decade-plus service on our Board.

Deferrable Cash Compensation

Annual retainers are paid semiannually and prorated for any director’s partial service during the year. Our non-employee directors may elect to receive this compensation in (i) cash, either paid directly or deferred into an account under our Directors Variable Deferred Compensation Program (DVDCP), which accrues earnings at the rate of return of certain bond and equity investment funds managed by a third party; (ii) DSUs credited to an individual account pursuant to our Directors Deferred Equity Compensation Program (DDECP); or (iii) a combination of cash and DSUs. In 2023, none of our then-serving non-employee directors participated in the DVDCP and four of them participated in the DDECP. Dividend equivalents, representing the value of dividends paid on shares of our common stock calculated based on the number of DSUs held as of a dividend record date, are reinvested on the applicable payable date in the form of additional DSUs.

When a participant in the DDECP ceases serving as a director, the dollar value of the DSUs in his or her account is divided by the closing price of our common stock on the last date of the director’s service, with the resulting number of shares of our common stock, less fractional shares, issued to the director. In connection with his departure from our Board effective November 30, 2023, Mr. Anderson was issued 13,102 shares of our common stock reflecting his DDECP account balance on that date.

Charitable Match

We match up to $10,000 per year of each non-employee director’s documented contributions to charitable organizations or educational institutions.

48	2024 Proxy Statement | Avery Dennison Corporation

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total

Bradley A. Alford	$100,000	$166,978	$ 2,000	$268,978

Anthony A. Anderson(2)	$ 50,000	$166,978	—	$216,978

Ken C. Hicks	$100,000	$166,978	$10,000	$276,978

Andres A. Lopez	$100,000	$166,978	—	$266,978

Francesca Reverberi	$100,000	$194,795	—	$294,795

Patrick T. Siewert	$150,000	$166,978	$10,000	$326,978

Julia A. Stewart	$120,000	$166,978	$10,000	$296,978

Martha N. Sullivan	$125,000	$166,978	$10,000	$301,978

William R. Wagner	$100,000	$166,978	$10,000	$276,978
(1)

Messrs. Butier and Stander do not appear in the table because they serve as Executive Chairman and CEO of our company, respectively, and receive no additional compensation to serve on our Board. Ms. Mejia does not appear on the table because she was not a director during 2023.

(2)

Amounts represent retainers earned as shown in the table below. At their election, the following directors had, for one or more years during their service, deferred compensation through the DDECP, with the following number of DSUs in their accounts as of December 30, 2023, the last day of our 2023 fiscal year: Mr. Alford – 22,398; Mr. Hicks – 15,330; Mr. Lopez – 1,649; Ms. Stewart – 43,303; and Ms. Sullivan – 13,864. Following his departure from our Board in November 2023, Mr. Anderson was issued 13,102 shares of our common stock reflecting his DDECP account balance, less fractional shares, on his separation date.

Director	Board Leadership Roles	Board Retainer	Committee Chair Retainer	Lead Director Retainer

Alford		$100,000	—	—

Anderson		$50,000	—	—

Hicks		$100,000	—	—

Lopez		$100,000	—	—

Reverberi		$100,000	—	—

Siewert	Lead Independent Director, Governance Committee Chair	$100,000	$20,000	$30,000

Stewart	Compensation Committee Chair	$100,000	$20,000	—

Sullivan	Audit Committee Chair	$100,000	$25,000	—

Wagner		$100,000	—	—
(3)

Amounts reflect the grant date fair values of RSUs in accordance with Accounting Standards Codification Topic 718, Compensation, Stock Compensation (ASC 718). Fair values were determined based on the fair market value of our common stock on the respective grant date, adjusted for foregone dividends. Each non-employee director serving at year-end 2023 held 971 unvested RSUs, except that Ms. Reverberi held 1,126 unvested RSUs.

(4)	Amounts reflect our match of documented contributions made to charitable organizations or educational institutions.

Avery Dennison Corporation | 2024 Proxy Statement	49

ITEM 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

After considering the preliminary voting results of the advisory vote on the frequency of say-on-pay votes at the 2023 Annual Meeting, our Board determined to continue holding say-on-pay votes annually. The advisory vote is a vote to approve the compensation of our NEOs, as described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement. It is not a vote on our general compensation policies or any specific element of compensation, the compensation of our non-employee directors, our CEO pay ratio or pay vs. performance disclosures, or the features of our compensation program that mitigate excessive risk-taking.

The results of the advisory vote are not binding on our Board. However, consistent with its historical practice, the Compensation Committee will disclose its consideration of the vote results in the Compensation Discussion and Analysis section of our 2025 proxy statement.

Board Recommendation

We are committed to maintaining ongoing engagement with our investors to discuss the alignment of our executive compensation program with our strategies and the incentives it provides our leaders to deliver strong financial performance and continuous sustainability progress, creating superior long-term, sustainable value for our customers, investors, employees and communities.

Our Board recommends that you vote FOR approval, on an advisory basis, of our executive compensation.

Properly dated and signed proxies will be so voted unless you specify otherwise.

50	2024 Proxy Statement | Avery Dennison Corporation

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This CD&A* describes our executive compensation program and the decisions of the Compensation Committee (referred to in this CD&A as the “Committee”) regarding 2023 executive compensation. It includes the sections shown below.

EXECUTIVE SUMMARY

Our strategic pillars and related 2023 achievements are described in the proxy summary. We have consistently executed our business strategies, delivering long-term, sustainable value for our investors. We believe that this value is best measured by our TSR and cumulative EVA, both of which are performance objectives used in our LTI program and inform how we set our goals for sales growth, operating margin improvement, asset efficiency, ROTC and capital allocation.

Highlights of our financial performance are shown below. Our overriding focus remains on ensuring the long-term success of our stakeholders, and, as described in the proxy summary, we have a clear set of strategies to deliver for them.

Progress Toward 2025 Financial Targets

In March 2021, we announced financial targets through 2025. Given the challenges we experienced in 2023, our progress toward these long-term targets slowed during the year; however, we expect significant progress in 2024 as label and apparel markets rebound and growth in our Intelligent Labels business accelerates.

*

This CD&A contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the expected results, performance or achievements expressed or implied thereby. For a detailed discussion of these risks, see Part I, Item 1a, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our 2023 Annual Report. Statements contained in this CD&A regarding our company and business performance targets and goals should not be interpreted as management’s expectations, estimates of future results or other guidance.

Avery Dennison Corporation | 2024 Proxy Statement	51

In 2021-2023, on a three-year compound annual basis (with 2020 as the base period), GAAP reported net sales increased by 6.3%, while GAAP operating income, net income and EPS decreased by 1.1%, 3.3% and 2.1%, respectively. GAAP reported operating margin in 2023 was 9.4%.

	2021-2025 Targets	2021-2023 Results(1)

Sales Change Ex. Currency(2)	5%+	7.7%

Adjusted EBITDA Growth(2)(3)	6.5%	5.7%

Adjusted EBITDA Margin	16%+ in 2025	15.1% in 2023

Adjusted EPS Growth(2)	10%	3.6%

ROTC	18%+	12.4% in 2023

(1)	Results for non-GAAP measures are reconciled from GAAP in Appendix A of this proxy statement.
(2)

Percentages for targets reflect five-year compound annual growth rates, with 2020 as the base period. Percentages for results reflect three-year compound annual growth rates, with 2020 as the base period.

(3)

Although adjusted EBITDA growth was not one of our original financial targets, it was implied by our sales change ex. currency and adjusted EBITDA margin targets. The foreign currency translation impact to EBITDA was a benefit of approximately $38 million in 2021 and a headwind of approximately $81 million and $20 million in 2022 and 2023, respectively.

2023 Financial Performance

Although a lower demand environment driven primarily by inventory destocking downstream from our company resulted in a challenging year in which we did not realize our annual performance expectations, we delivered sequential improvement each quarter and continued advancement in key growth areas such as Intelligent Labels. Key financial results for the year are shown below.

2023 FINANCIAL RESULTS

Net Sales	Reported EPS	Cash From Operating Activities	Net Income

$8.4B	$6.20	$826.0M	$503.0M
Reported net sales decreased by 7.5% from $9.0 billion in 2022, reflecting lower volume primarily as a result of inventory destocking; sales ex. currency declined by 6.9%	Reported EPS decreased from $9.21 in 2022; adjusted EPS decreased from $9.15 in 2022 to $7.90, primarily reflecting lower volume, partially offset by productivity and restructuring actions	We used adjusted free cash flow of $591.9 million to acquire three companies, make one venture investment, pay dividends of $256+ million and repurchase $137+ million in shares of our common stock	Delivered ROTC of 12.4%

Effective Capital Allocation

We have invested in our businesses to support organic growth and acquired companies that expand our capabilities in high-value product categories, increase our pace of innovation and advance our sustainability priorities. Our fixed and IT capital spending in 2023 of $285.1 million was comparable to 2022, reflecting our continued investment in high-value categories, particularly our Intelligent Labels business. During the year, we acquired Thermopatch, Lion Brothers and Silver Crystal; together, these acquisitions expand the external embellishments portfolio in our Solutions Group. We also made one venture investment in a company developing technological solutions that we believe have the potential to advance our strategies.

In 2023, we paid $256.7 million in dividends of $3.18 per share and repurchased 0.8 million shares of our common stock. We raised our quarterly dividend rate by ~8% in April 2023.

52	2024 Proxy Statement | Avery Dennison Corporation

As shown below, over the last five years, we have deployed over $2 billion to acquisitions (including venture investments) and returned over $2 billion to stockholders in dividends and share repurchases.

CAPITAL ALLOCATION HIGHLIGHTS

Longer-Term TSR Outperformance

Although our TSR in 2023 was modestly below the TSR of the S&P 500 Index and the S&P 500 Industrials Index and modestly above the Dow Jones U.S. Container & Packaging Index, our five-year cumulative TSR significantly outperformed all three of these comparator groups.

5-YEAR CUMULATIVE TSR

1-, 3- AND 5-YEAR TSR

	AVY	S&P 500 Index	S&P 500 Industrials Index	Dow Jones U.S. Container & Packaging Index

2019	49%	31%	29%	29%

2020	21%	18%	11%	21%

2021	41%	29%	21%	11%

2022	(15)%	(18)%	(5)%	(18)%

2023	14%	26%	18%	8%

3-Year TSR	37%	33%	35%	(2)%

5-Year TSR	145%	107%	94%	53%

2023 Say-on-Pay Vote and Feedback During Stockholder Engagement

At the 2023 Annual Meeting, ~93% of our stockholders approved our executive compensation. The level of support we received was relatively consistent with the high approval rates we received in recent years. The Committee believes that our strong say-on-pay vote results, as well as the feedback related to our executive compensation program we have received during our engagements with investors, demonstrate overall support of our program.

The Committee makes changes to our executive compensation program as appropriate to ensure it aligns with our evolving financial profile, business strategies and sustainability priorities or address feedback from our investors. We believe that this ongoing review and the actions taken over time demonstrate the Committee’s commitment to paying for performance and being responsive to investor feedback.

Avery Dennison Corporation | 2024 Proxy Statement	53

2023 NEOs

In this CD&A and the Executive Compensation Tables section of this proxy statement, we provide compensation information for our 2023 NEOs shown below.

	2023 NEOs
	Name	Title at YE	NEO Type	Executive Level	U.S./Non-U.S.
1	Deon M. Stander	President & CEO	Corporate	1	U.S.
2	Mitchell R. Butier	Executive Chairman (former CEO)	Corporate	1	U.S.
3	Gregory S. Lovins	SVP & CFO	Corporate	2	U.S.
4	Francisco Melo	President, Solutions Group (Solutions)	Solutions	2	Non-U.S.
5	Deena Baker-Nel	SVP & CHRO	Corporate	3	U.S.
6	Nicholas R. Colisto	SVP & CIO	Corporate	3	U.S.

Leadership Transition

As discussed in the proxy summary, our Board executed a well-developed CEO succession planning process in May 2023, appointing Mr. Stander as President/CEO and Mr. Butier as Executive Chairman, in each case effective September 1, 2023.

In connection with their transition to these roles, giving consideration to the advice of its independent compensation consultant, WTW, the Committee made the decisions described below related to their compensation. Given the timing of the CEO transition, the compensation of Messrs. Stander and Butier for 2023 largely reflected their compensation as President/COO and CEO, respectively.

•

For Mr. Stander, increased his annual base salary from $700,000 to $1.1 million and his target AIP opportunity from 75% to 135% of base salary, in each case effective September 1, 2023 (with his 2023 AIP award to be prorated based on the portion of the year in which he served as COO and the portion of the year in which he served as CEO). The Compensation Committee preliminarily aligned to increase his target LTI opportunity from 300% to 550% of base salary, effective with the annual LTI award on March 1, 2024, subject to its review of market pay for similar roles at that time. In addition, the Committee approved a special promotion award to Mr. Stander on September 1, 2023 of stock options with a grant date fair value of approximately $3 million, 50% of which vests on each of the third and fourth anniversaries of the grant date, subject to his continued service. Mr. Stander’s annualized target TDC of $8.6 million (excluding the special promotion award) was set less than the market median; the Committee believed that positioning his compensation at the market 40th percentile compensated him within a reasonable CEO market range but reflected that he was new to the CEO role.

54	2024 Proxy Statement | Avery Dennison Corporation

•

For Mr. Butier, reduced his annual base salary from $1.3 million to $1 million and his target AIP opportunity from 160% to 120% of base salary, in each case effective September 1, 2023 (with his 2023 AIP award to be prorated based on the portion of the year in which he served as CEO and the portion of the year in which he served as Executive Chairman). He received no special LTI award in connection with his role change. The Committee set Mr. Butier’s annualized target TDC consistent with the market median for an executive chairman role, reflecting the mentorship and guidance he would be providing to help ensure a smooth CEO transition.

Overview of Pay Philosophy and Executive Compensation Components

Our executive compensation program reflects the Committee’s philosophy that a substantial majority of compensation should be tied to our success in achieving our financial objectives and creating stockholder value, providing higher realized compensation when we deliver superior, sustained performance. The objectives of this strategy are to motivate our executives to achieve our annual and long-term financial goals.

The Committee implements its pay-for-performance philosophy as follows:

•

Establishing target TDC to incent strong operational and financial performance and stockholder value creation, giving consideration to median pay at similar-size companies, role responsibilities, individual performance, tenure, retention and succession

•	Aligning annual incentives for executives with our financial goals for the year

•	Rewarding long-term performance using absolute and relative TSR, as well as cumulative EVA, to focus our executives on delivering sustainable stockholder value creation

The substantial majority of target TDC is performance-based, meaning that our NEOs ultimately may not realize the value of at-risk components if we fail to achieve the designated performance objectives. Incentive compensation consists of target award opportunities under our AIP and our LTI compensation program, with payouts determined based on our performance against the threshold, target and maximum levels established by the Committee. The Committee structures annual incentive compensation to reward NEOs primarily based on company or business performance to align their compensation with stockholder interests. The mix and elements of NEO target TDC are shown below.

Avery Dennison Corporation | 2024 Proxy Statement	55

	ANNUALIZED TARGET TDC MIX		2023 TARGET TDC MIX
CEO*		Avg. of Other NEOs**
*	Mr. Stander’s annualized target TDC reflects his compensation package as CEO, excluding his special promotion award of stock options with a grant date fair value of approximately $3 million.
**

Mr. Butier is excluded because his target 2023 TDC primarily reflected his compensation as CEO given the timing of our leadership transition. Mr. Melo’s target TDC mix included in the average reflects his target TDC as President, Solutions Group.

ELEMENTS OF NEO TARGET TDC

LTI Compensation
PUs	Corporate NEOs	Solutions NEO
	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Company EVA (50%) - Company Relative TSR (50%)	• 50% of LTI with payout = 0% to 200% of target award • 3-year performance period - Solutions Group EVA (75%) - Company Relative TSR (25%)
• Relative TSR payout capped at 100% if absolute TSR is negative
MSUs	• 50% of LTI with payout = 0% to 200% of target award • 100% Absolute TSR(3) • 1-, 2-, 3- and 4-year performance periods
Annual Incentive Compensation
AIP Award*

•   Drives performance consistent with annual company or business financial goals

•   Individual performance modifier based on achievement against predetermined strategic and sustainability objectives (generally capped at 100% for NEOs)

Base Salary	• Annual fixed-cash compensation generally set around market median
*

AIP award for Solutions NEO (Mr. Melo) reflects his performance objectives and weightings for the nine months of the year he served as President, Solutions Group. He had different performance objectives and weightings for the three months of the year he served as SVP/GM, Avery Dennison Smartrac. His 2023 AIP award would have been prorated to reflect the respective performance objectives and weightings had not the payout been zero.

In the graph below, CEO compensation for 2019 through 2022 reflects Mr. Butier’s compensation as reported in our Summary Compensation Tables for those years and, for 2023, Mr. Stander’s compensation as reported in our 2023 Summary Compensation Table. Our CEO pay has generally reflected our cumulative TSR except that Mr. Stander’s pay in 2023 was substantially lower than prior-year amounts for Mr. Butier because it primarily reflected his compensation as COO, which was significantly lower than Mr. Butier’s as CEO, as well as his special award of stock options with a grant date fair value of approximately $3 million granted in connection with his promotion to CEO.

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Strong Compensation Governance Practices

Our executive compensation program incorporates the best practices shown below, which the Committee believes ensure that it serves the long-term interests of our stockholders.

PAY FOR PERFORMANCE

Compensation Primarily Performance-Based	✓ 87% of CEO’s annualized target TDC and 69% of average 2023 target TDC of other NEOs (excluding Mr. Butier)

Capped Annual Incentive Set Considering Guidance and Long-Term Targets

✓  AIP award based on achieving adjusted EPS at or above midpoint of annual guidance and other performance objectives consistent with annual financial goals, subject to limited upward and unlimited downward discretion based on Committee’s assessment of performance of our CEO against predetermined strategic objectives and other NEOs’ individual contributions; awards capped at 200% of target and individual modifiers for NEOs generally capped at 100%

Majority Long-Term Equity Incentive Compensation	✓ LTI awards prioritize longer-term stockholder value creation, with PUs cliff-vesting at end of 3-year period and MSUs vesting over 1-, 2-, 3- and 4-year performance periods

Strategic Targeting

✓  Target TDC (base salary + target AIP opportunity + target LTI opportunity) set to incent strong performance and value creation, giving consideration to pay at similar-size companies, role responsibilities, performance, tenure, retention and succession

COMPENSATION BEST PRACTICES

No Employment Contracts	✓ NEOs employed without contract unless required by applicable laws in their home country

Rigorous Stock Ownership Policy

✓  CEO required to maintain ownership of 6x his base salary and owned 10x this requirement at YE 2023; Executive Chairman, Level 2 NEOs and Level 3 NEOs required to maintain ownership 6x, 3x and 2x of base salary, respectively

No Hedging or Pledging	✓ Insider trading policy prohibits officers from engaging in short sale, option, hedging and pledging transactions in our common stock and all NEOs complied during 2023

Limited Trading Windows	✓ NEOs may only transact in company stock during approved trading windows after satisfying preclearance requirements, including certifying continued compliance with our stock ownership policy

Median Burn Rate	✓ Three-year average burn rate of 0.50% at YE 2023, in line with 50th percentile of S&P 500 companies

Compensation Clawbacks	✓ Incentive compensation determined to be erroneously received by executive officers subject to clawback in event of accounting restatement

No Excise Tax Gross Ups	✓ No gross-up payments for excise taxes for termination following change of control

Double Trigger Equity Vesting	✓ Equity awards not accelerated upon change of control unless terminated without cause or terminate employment for good reason within 24 months of change of control

Limited Perquisites

✓  Other than capped financial planning reimbursement only for CEO and Level 2 NEOs and payment for annual physical examinations, U.S. NEOs receive flat taxable executive benefit allowance not subject to tax gross-up

Reasonable Severance Benefits

✓  Severance for qualifying termination:

    CEO: 2x (annual salary + target AIP award for year of termination + cash value of annual health insurance premium)

    All other NEOs (excl. Mr. Butier): 1x (annual salary + target AIP award for year of termination + cash value of annual health insurance premium)

Limited Change of Control Benefits

✓  Enhanced severance for qualifying termination within 24 months following a change of control:

    CEO: 3x (annual salary + target AIP award for year of termination + cash value of annual health insurance premium) + prorated target AIP award for year of termination

    Level 2 NEOs only: 2x (annual salary + target AIP award for year of termination + cash value of annual health insurance premium) + prorated target AIP award for year of termination

STRONG GOVERNANCE

Independent Oversight	✓ Committee comprising independent directors with executive compensation decisions

Expert Compensation Consultant	✓ WTW provides Committee with expert executive compensation advice

Avery Dennison Corporation | 2024 Proxy Statement	57

Integration of Sustainability Progress Tied to Strategy

In recent years, the Committee has engaged in discussions with its compensation consultant, WTW, and management and reviewed market practices regarding the integration of our sustainability progress into our executive compensation program. The Committee noted that one of our strategic pillars is leading in an environmentally and socially responsible manner, and its aim is to approve executive compensation that reflects our strategies and incents achievement of company goals.

The Committee has determined that our executive compensation program holds our leaders accountable and rewards their delivery of sustainability-related results. The Committee has noted, among other things, the factors described below.

•

Approximately one-quarter of the measures on our 2023 business group scorecards related to sustainability, incenting our leaders to achieve these objectives and providing visibility and accountability to ensure continuous advancement. These scorecards help surface underperforming progress and offer an assessment tool in year-end performance discussions.

•

Our senior leadership, including our NEOs and Vice Presidents, is accountable for driving our sustainability progress. In making their compensation decisions, managers consider not only financial or business achievements, but also an individual’s success in advancing our sustainability goals, consistent with our company’s values and strategies.

•

Although the AIP financial modifier does not include quantitative sustainability-related measures, our financial performance in part reflects the success of our sustainability-driven products and solutions. In addition, a component in determining an AIP award is the individual modifier, which reflects a qualitative assessment of overall performance, including sustainability-related achievements, and can increase or decrease an executive’s AIP award.

•

Diversity and Sustainability are two of our company’s values. Our annual Leadership Excellence Awards are granted to individuals and teams globally in each of these categories, with recipients generally receiving at least a 120% individual modifier on their AIP award. In 2023, 38 employees received awards for either diversity or sustainability, with 17 additional individuals recognized for their work in their communities.

The Committee recognizes that our sustainability progress has helped us deliver financial success in recent years. We have consistently innovated more sustainable solutions, which have provided significant competitive advantage, helping drive our success in the marketplace and deliver for our stakeholders.

The Committee has committed to regularly reviewing evolving stakeholder expectations and market practices, and reevaluating the continued appropriateness of its approach to the integration of sustainability progress in executive compensation. Reviewing benchmark data on market practices with management and WTW, the Committee observed that the majority of S&P 500 companies report considering sustainability performance in their executive compensation programs, with most doing so similarly to the way we do. In 2023, during its discussion of the feedback from our 2023 stockholder engagements, the Committee aligned to maintain its approach to the consideration of sustainability matters in setting and approving executive compensation, noting that certain investors had advised caution in incorporating quantitative sustainability targets, which can be difficult to objectively measure.

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SUMMARY OF 2023 COMPENSATION DECISIONS

The Committee approves executive compensation to pay for performance, with the target TDC of NEOs established to incent strong financial performance and stockholder value creation. Compensation is predominantly performance based, meaning that our executives may not ultimately realize some or all of the at-risk components if we fail to achieve our financial objectives.

In determining 2023 NEO compensation, the Committee considered the factors described below.

•

Annual Company Performance – For Corporate NEOs, our company’s 2023 adjusted sales growth, adjusted EPS and adjusted free cash flow; for our Solutions NEO, primarily the adjusted net income and adjusted free cash flow of his business and secondarily adjusted EPS

•	Stockholder Returns – Our TSR on an absolute basis, as well as relative to a designated group of peer companies

•	Individual Performance – Our CEO’s performance against the predetermined strategic objectives established for him at the beginning of the year and the individual contributions of our other NEOs

•	Market Competitiveness – Pay practices and company performance relative to the market

•	Investor Feedback – The results of our 2023 say-on-pay vote and the feedback on executive compensation received during our stockholder engagement program

The key elements of 2023 NEO target TDC are described in the table shown below. While we provide consistent, market-competitive target TDC opportunities for our NEOs, the actual compensation they realize each year varies based on our financial performance.

2023 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2023 Compensation

BASE SALARY 13% of annualized CEO TDC; Avg. 31% of 2023 TDC for Other NEOs (excl. Butier)

Effective April 2023, Mr. Butier received a base salary increase of ~8% and Ms. Baker-Nel and Messrs. Stander and Lovins each received base salary increases of ~7%, in each case to more closely align them with market data for similar roles; Mr. Colisto received a base salary increase of 3.5% consistent with the average increase for our U.S. employees. Based on their previously increased base salaries (as applicable), Mr. Melo’s base salary increased by ~19% when he became Solutions President effective April 2023, and Mr. Stander’s base salary increased by ~47% when he became CEO and Mr. Butier’s base salary decreased by ~23% when he became Executive Chairman, in each case effective September 2023.

TARGET AIP AWARD 17% of annualized CEO TDC; Avg. 19% of 2023 TDC for Other NEOs (excl. Butier)

The following NEO target AIP opportunities changed due to promotion: Mr. Melo’s increased from 50% to 60% of base salary when he became Solutions President, effective April 2023, and Mr. Stander’s increased from 75% to 135% of base salary when he became CEO, effective September 2023. When he was CEO, Mr. Butier’s 2023 target AIP opportunity increased from 140% to 160% of base salary to position his pay at the 70th percentile of market data for companies with annual revenues of $10 billion, acknowledging his strong performance delivering top-quartile TSR and mitigating the chance that his target TDC would fall below the market median before 2026, the next time the Committee planned to review his compensation, consistent with its approach of doing so every three years. Although our CEO transition occurred later in 2023, at the time of approval the Committee was focused on appropriately compensating Mr. Butier as a long-serving, highly successful CEO. Mr. Butier’s target AIP opportunity subsequently decreased from 160% to 120% of base salary when he became Executive Chairman, effective September 2023. The 2023 AIP awards for Messrs. Stander, Butier and Melo would have been prorated based on their previous opportunities of 75%, 160% and 50% of base salary, respectively, and their fiscal year-end opportunities of 135%, 120% and 60% of base salary, respectively, had the payouts not been zero.

Company and/or Solutions performance resulted in financial modifiers of 0% for all NEOs. Individual modifiers for all NEOs, which had no impact on AIP payouts given the 0% financial modifiers, were 100%. None of our NEOs received an AIP award for 2023.

Avery Dennison Corporation | 2024 Proxy Statement	59

2023 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2023 Compensation

TARGET LTI AWARD (50% PUs, 50% MSUs) 70% of CEO annualized TDC; Avg. 50% of 2023 TDC for Other NEOs (excl. Butier)

Annual LTI Awards Granted in 2023

•  When he was CEO, Mr. Butier’s 2023 target LTI opportunity increased from 585% to 700% of base salary to position his pay at the 70th percentile of market data for companies with annual revenues of $10 billion, acknowledging his strong performance delivering top-quartile TSR and mitigating the chance that his target TDC would fall below the market median before 2026, the next time the Committee planned to review his compensation, consistent with its approach of doing so every three years. Although our CEO transition occurred later in 2023, at the time of approval the Committee was focused on appropriately compensating Mr. Butier as a long-serving, highly successful CEO. Mr. Butier’s target LTI opportunity as Executive Chairman had not been determined at the time of his role change. In connection with his promotion to Solutions President, Mr. Melo’s target LTI opportunity increased from 120% to 180% of base salary effective March 2023. The Committee preliminarily aligned to increase Mr. Stander’s target LTI opportunity from 300% to 550% of base salary, effective March 2024, subject to its review of market pay for similar roles at that time. There were no other changes to NEO target LTI opportunities in 2023.

•  50% in PUs that cliff-vest at the end of three-year period with payouts ranging from zero to 200% based on the achievement of the respective cumulative EVA and relative TSR performance objectives. Payout for the TSR component is capped at 100% of target for any three-year performance period in which absolute TSR is negative. There were no changes to the PU performance objectives or weightings for Corporate NEOs in 2023.

•  50% in MSUs that vest based on absolute TSR over 1-, 2-, 3- and 4-year performance periods, with an average performance period of 2.5 years, based on the following performance levels and criteria: (i) threshold performance level, which results in payout at vesting of 85%, is TSR of (15)%; (ii) target performance level, which results in a payout at vesting of 100%, requires TSR of 10%; and (iii) maximum performance level, which results in payout at vesting of 200%, requires TSR of 75%. There were no changes to MSU performance criteria for 2023.

Special LTI Awards Granted in 2023

•  In 2023, the Committee approved special LTI for Ms. Baker-Nel and Messrs. Lovins and Colisto in the form of RSUs with grant date fair values of approximately $600,000, $1.5 million and $200,000, respectively; Mr. Lovins’ RSUs cliff-vest on the third anniversary of the grant date and Ms. Baker-Nel and Mr. Colisto’s RSUs cliff-vest on April 1, 2025, in each case subject to their continued service. In approving these awards, the Committee determined to provide additional incentive for Mr. Lovins to drive results in a challenging business environment; for Ms. Baker-Nel to ensure smooth key senior leadership transitions, accelerate our executive succession focus and enhance Company Leadership Team effectiveness; and for Mr. Colisto to incent advancement of cybersecurity preparedness and oversight of critical enterprise resource planning implementations. In connection with his promotion to CEO, Mr. Stander was granted a special award of stock options with a grant date fair value of approximately $3 million, 50% of which vests on each of the third and fourth anniversaries of the grant date, subject to his continued service. Mr. Butier did not receive a special LTI award when he became Executive Chairman.

LTI Awards Vesting at YE 2023

•  Annual Award of 2021-2023 PUs: Our 2021-2023 TSR was at the 90th percentile relative to the objectively determined peer group established in February 2021, resulting in a payout of 200% on that performance objective for all NEOs. Our company’s cumulative EVA was $1,216.3 million, resulting in a payout of 166% on that performance objective for the annual award of 2021-2023 PUs for all NEOs other than Messrs. Stander and Melo. Cumulative EVA for what is now Solutions was 96% of target, resulting in a payout of 97% on that performance objective for the annual award of 2021-2023 PUs for Messrs. Stander and Melo, whose PUs were tied to that business at the time of grant. The annual awards of 2021-2023 PUs paid out based on weighted averages of 123% for Messrs. Stander and Melo and 183% for all other NEOs.

•  Special Award of 2021-2023 PUs: For retention purposes and to further incent him to contribute to the results for our total company – including by continuing to transform our Solutions business and driving our sustainability progress as then-leader of our enterprise-wide Sustainability Council – Mr. Stander was granted a one-time award of PUs in February 2021 with a grant date fair value of approximately $500,000 with the same performance objectives and weightings as the annual award of 2021-2023 PUs for Corporate NEOs. Consistent with the above, these PUs paid out based on a weighted average of 183%.

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2023 EXECUTIVE COMPENSATION SUMMARY

Component	Decisions Impacting 2023 Compensation

LTI Awards Vesting at YE 2023

•  MSUs

•  4th Tranche of MSUs granted in 2020

   2020-2023 Absolute TSR of 62%

   Payout of 180% of target

•  3rd Tranche of MSUs granted in 2021

   2021-2023 Absolute TSR of 32%

   Payout of 134% of target

•  2nd Tranche of MSUs granted in 2022

   2022-2023 Absolute TSR of (1)%

   Payout of 94% of target

•  1st Tranche of MSUs granted in 2023

   2023 Absolute TSR of 7%

   Payout of 98% of target

We also provide our NEOs with limited perquisites and benefits that the Committee believes are comparable to those offered by other multinational public companies.

DISCUSSION OF 2023 COMPENSATION DECISIONS

The Committee aims to have base salaries at or around median pay at similar-size companies, with the substantial majority of NEO compensation consisting of incentive compensation that delivers higher realized compensation when our financial performance is stronger and lower realized compensation when our financial performance is weaker.

Base Salary

Changes to NEO base salaries approved by the Committee are described in the 2023 Executive Compensation Summary. Increases in base salary for NEOs are generally based on performance and market comparisons for positions with similar scope and responsibility.

NEO BASE SALARIES

NEO	Executive Level	2023 YE Base Salary

Stander	1	$1,100,000

Butier	1	$1,000,000

Lovins	2	$750,000

Melo(1)	2	$518,219

Baker-Nel	3	$490,000

Colisto	3	$456,770
(1)	Amount for Mr. Melo was converted from euros using the average monthly exchange rate for December 2023.

2023 AIP Awards

The 2023 AIP was designed to incent management to achieve our financial goals for the year. NEOs are not eligible for guaranteed AIP awards. AIP awards are determined for each fiscal year using the formula below. Individual modifiers for NEOs are generally capped at 100% although the Committee retains the discretion to determine higher individual modifiers to reward exceptional performance, up to 150%.

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Target AIP Opportunities

Changes to NEO target AIP opportunities approved by the Committee are described in the 2023 Executive Compensation Summary.

NEO TARGET AIP OPPORTUNITIES

NEO	Executive Level	2023 Opportunity (% of Base Salary)

Stander	1	95	%*

Butier	1	~147	%*

Lovins	2	75%

Melo	2	~58	%*

Baker-Nel	3	50%

Colisto	3	50%
*

Target AIP opportunities for Messrs. Stander, Butier and Melo were prorated based on their previous opportunities of 75%, 160% and 50% of base salary, respectively, and their year-end opportunities of 135%, 120% and 60% of base salary, respectively.

AIP Performance Objectives; Target-Setting Principles

The performance objectives and weightings for the 2023 AIP for Corporate NEOs, which were consistent with the prior year, were established by the Committee to continue incenting them to grow sales, improve profitability and generate strong cash flow.

2023 AIP PERFORMANCE OBJECTIVES FOR CORPORATE NEOs
Objective	Description

Adjusted Sales Growth (20%)	Focuses management on top-line growth, a key contributor to sustained long-term value creation

Adjusted EPS (60%)	Primary driver of stockholder value creation and measure we use to provide annual guidance to investors; focuses management on profitable growth and expense control

Adjusted Free Cash Flow (20%)

Cash available after investment in our business, which we can deploy for acquisitions, venture investments, dividends and share repurchases; focuses management on improving capital efficiency, including working capital

The Committee determined to link the AIP financial modifier for our Solutions NEO primarily to his business’ results, based 45% on adjusted net income and 40% on adjusted free cash flow; the remaining 15% was linked to adjusted EPS. The Solutions objectives were designed to be achievable only if the business improved upon its 2022 performance and delivered results consistent with its 2023 goals.

The threshold payout level for the adjusted EPS performance objective for all NEOs was set at 0%. The threshold payout level for the other two performance objectives for Corporate NEOs was set at 50%. For our Solutions NEO, the threshold payout level for the adjusted net income performance objective was set at 0% and the threshold payout level for the adjusted free cash flow performance objective was set at 50%. For all performance objectives for all NEOs, the target payout level was 100% and the maximum payout level was 200%. In setting 2023 AIP targets for Corporate NEOs, the Committee aimed to ensure consistency with our 2021-2025 financial targets, giving consideration to the factors described below.

•

Target adjusted sales growth, reflecting sales growth ex. currency excluding the impact of acquisitions completed after the targets were set, of 3.5% ($9,285M) was less than both our 2021-2025 sales growth ex. currency target of 5%+ and our 2022 sales growth ex. currency result of 13.1% because 2022 results were largely driven by our customers building up inventory when supply chains were constrained and the pricing actions we took to address significant inflation. For 2023, we expected that we would pass some of the benefit from the anticipated easing of inflation to our customers.

•

Target adjusted EPS of $9.50 was set above the midpoint and near the high end of the annual guidance we provided to investors in February 2023. Due to anticipated inventory destocking, target was set lower than our 2021-2025 compound annual growth target of 10% and 4% higher than our 2022 result of $9.15.

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•

Although we did not externally communicate a 2021-2025 adjusted free cash flow target, our plan for 2023 was to deliver adjusted free cash flow of $740 million with solid net income growth and working capital productivity, partially offset by higher planned capital expenditures and restructuring actions. Target for adjusted free cash flow was 11% above the adjusted free cash flow we achieved in 2022.

2023 AIP TARGETS VS. LONG-TERM TARGETS AND 2022 RESULTS
	2021-2025 Long-Term Target	2022 Results	2023 AIP Target

Sales Growth Ex. Currency	5%+	13.1%	3.5% ($9,285M)*

Adjusted EPS Growth	10%	$9.15	$9.50 (4% over 2022 results)

Adjusted Free Cash Flow	N/A	$667M	$740M (11% over 2022 results)
* Represents AIP target for adjusted sales growth

Financial Modifiers

AIP financial modifiers are capped at 200%. In determining financial modifiers, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as acquisitions and divestitures; restructuring and integration actions not included in our annual net income plan; currency translation fluctuations; changes in accounting principles, tax codes or related regulations and rulings; extraordinary events such as natural disasters, outbreaks of epidemiological disease, terrorism and war; costs related to the early extinguishment of debt and pension plan terminations; costs of litigation outside the normal course of business; and non-cash charges associated with the impairment of long-lived assets such as goodwill.

The table below shows the calculation of 2023 AIP financial modifiers. As shown, the threshold level of performance was not achieved for any of the performance objectives for Corporate NEOs or our Solutions NEO, resulting in weighted average AIP financial modifiers of 0% for all NEOs.

2023 AIP FINANCIAL MODIFIERS

	Performance Objective	Weighting	Threshold(1)	Target (100%)	Maximum (200%)	2023 Actual	Modifier	Weighted Average Modifier
Mr. Stander Mr. Butier Mr. Lovins Ms. Baker-Nel Mr. Colisto	Adjusted Sales Growth(3)	20%	$9,059M	$9,285M	$9,550M	$8,285M	0%	0%
	Adjusted EPS(4)	60%	$9.00	$9.50	$10.00	$7.86	0%	0%
	Adjusted Free Cash Flow(5)	20%	$670M	$740M	$800M	$588M	0%	0%
Corporate NEO Financial Modifier								0%
Mr. Melo(2)	Adjusted EPS(4)	15%	$9.00	$9.50	$10.00	$7.86	0%	0%
	Solutions Adjusted Net Income(6)(7)	45%	$232.0M	$244.2M	$268.6M	$155.5M	0%	0%
	Solutions Adjusted Free Cash Flow(7)	40%	$123M	$153M	$183M	$40M	0%	0%
Solutions NEO Financial Modifier								0%

(1)	Adjusted EPS and adjusted net income thresholds set at 0%; thresholds for all other performance objectives set at 50%.
(2)

Performance objectives and weightings for Mr. Melo reflect those tied to his service as Solutions President for the last nine months of the year. His performance objectives for the first three months of the year when he served as SVP/GM, Avery Dennison Smartrac, were adjusted EPS (weighted 15%), enterprise Intelligent Labels sales (weighted 40%), enterprise Intelligent Labels EBIT (weighted 25%); enterprise Intelligent Labels adjusted free cash flow (weighted 10%); and Solutions adjusted free cash flow (weighted 10%). Sales, EBIT and adjusted free cash flow targets and results at the business unit level are not disclosed due to their competitively sensitive nature. Additionally, the Committee determined that the financial modifier for all NEOs should be zero given 2023 performance.

(3)	Reflects reported net sales of $8,364.3 million, removing the $5.1 million impact of foreign currency translation since the target was set and the $74.4 million impact of new acquisitions.
(4)

Reflects reported net income per common share, assuming dilution, of $6.20, adjusted for restructuring charges and other items of $1.70 and removing the ($0.04) impact of acquisitions completed after the targets were set.

(5)

Reflects net cash provided by operating activities of $826.0 million, minus purchases of property, plant and equipment of $265.3 million and software and other deferred charges of $19.8 million, plus proceeds from sales of property, plant and equipment of $1.0 million, plus proceeds from insurance and sales (purchases) of investments, net, of $1.9 million, plus proceeds from company-owned life insurance policies of $48.1 million, plus payments for certain acquisition-related costs of $5.3 million, less cash flow from new acquisitions of $9.3 million.

(6)

Adjusted net income refers to income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items. Adjusted tax rate is the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

(7)

Adjusted net income and adjusted free cash flow measures at the segment level are internal metrics that exclude or make simplifying assumptions for items that cannot be allocated precisely by segment, such as interest and income tax expenses, and related balance sheet accounts, such as deferred tax assets and liabilities, income tax payables and receivables, and short- and long-term debt. Certain balance sheet accounts such as pension and other postretirement benefits and insurance that are generally managed at the corporate level, as well as the impact of foreign currency translation, are also excluded from the calculation of these measures for the segments. In certain limited circumstances, one-time items may be excluded from segment adjusted net income. The impact of intercompany sales is included in segment measures.

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NEO Performance Evaluations and Individual Modifiers

Our NEOs are evaluated on their individual performance for the year. The Committee approved the strategic objectives of our then-CEO and then-COO, our then-COO approved the goals of our Solutions NEO and our then-CEO approved the goals of the other NEOs, in each case in February 2023. In February 2024, the Committee evaluated the performance of our CEO against his predetermined strategic objectives; for our other NEOs, this assessment considered the totality of their performance.

Individual modifiers for all participants are capped at 150%, subject to the total cap on AIP awards of 200%. Although it retains the discretion to determine individual modifiers of up to 150%, the Committee has determined that the individual modifiers for our NEOs should generally be capped at 100%.

The Committee evaluated the 2023 performance of our CEO, giving consideration to his leadership navigating the lower demand environment driven primarily by downstream inventory destocking; our financial results for the year in which we did not deliver our annual operating plan or achieve the threshold levels of performance established for the 2023 AIP; his performance against his strategic objectives established in February 2023; and his performance self-assessment discussed with the Committee in February 2024. The Committee determined the individual modifier for our CEO based on its assessment of his performance.

In addition to navigating the dynamic and challenging environment, our CEO had the strategic objectives for 2023 shown below with the Committee’s evaluation of his performance. These strategic objectives did not have assigned weightings, reflecting the Committee’s expectation that he deliver on all fronts.

2023 CEO PERFORMANCE EVALUATION
Strategic Objective	Evaluation

CEO readiness – Continue progressing Board-aligned readiness plan; engage in quarterly earnings process; and lead strategic planning process

Progressed readiness plan consistent with Board expectations; engaged in quarterly earnings process beginning in 4Q22, leading process starting in 2Q23; and led 2023 strategic planning process across business segments and enterprise-wide, including related discussions with Board

Drive outsized growth in high-value categories – Deliver above-average organic growth rate in Materials’ graphics and specialty labels businesses; achieve targeted percentage of growth in Solutions’ external embellishments business; deliver successful Solutions’ shelf edge label productivity pilot with large retailer; and reach $1 billion in enterprise-wide Intelligent Labels sales

In challenging lower volume environment driven primarily by inventory destocking, delivered modest organic growth in Materials’ graphics and decline in Materials’ specialty labels businesses, in each case in line with overall market performance; grew Solutions’ external embellishments but below targeted percentage given declining apparel import environment; progressed Solutions’ shelf edge label productivity pilot consistent with expectations; and, although its enterprise-wide sales target was not reached, delivered low-double digit growth in Intelligent Labels

Grow profitably in our base businesses – Enhance share position in Materials’ North America and Europe, Middle East and North Africa (EMENA) regions and maintain share position in other Materials regions and base Solutions categories (adjusted for Intelligent Labels)

Enhanced share position in Materials’ North America and EMENA regions and base Solutions categories (adjusted for Intelligent Labels), while also maintaining share position in other Materials regions

Focus relentlessly on productivity – Deliver targeted amount of savings from restructuring actions and achieve productivity targets in both Materials and Solutions

Exceeded targeted amount of savings from restructuring actions by ~50%, having accelerated certain actions given weaker-than- anticipated demand; and achieved productivity targets in both Materials and Solutions

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2023 CEO PERFORMANCE EVALUATION
Strategic Objective	Evaluation

Allocate capital effectively – Invest within targeted range of capital expenditures; continue driving operating working capital productivity; invest targeted amount in accelerated growth platforms of Intelligent Labels, innovation and digital infrastructure; invest targeted amount in Intelligent Labels capital expenditures, including achieve milestones related to key strategic project; and continue building M&A pipeline and integrating acquisitions

Given lower demand driven primarily by downstream inventory destocking, appropriately reduced capital spending below low end of targeted range, while still investing at level consistent with prior year to support organic growth; improved working capital productivity; appropriately reduced spending on growth investments, while continuing to strategically invest in accelerated growth platforms of Intelligent Labels, innovation and digital infrastructure; appropriately delayed strategic Intelligent Labels project, achieving milestones consistent with adjusted timeline; and completed acquisitions of Thermopatch, Lion Brothers and Silver Crystal, expanding Solutions’ external embellishments portfolio

Lead in an environmentally and socially responsible manner – Progress innovation strategy and deployment program with emphasis on environmental sustainability and digital solutions; continue reducing Scope 1 and 2 GHG emissions and begin executing Scope 3 emissions reduction plan; deploy accelerated roadmap to enable greater recyclability of plastics in Materials ecosystem; and further enhance leadership diversity

Progressed innovation strategy and deployment program, including with respect to environmental sustainability and digital solutions; significantly reduced Scope 1 and 2 GHG emissions and began executing plan to achieve 2030 Scope 3 GHG emissions reduction target; completed gap assessment and developed accelerated roadmap to enable greater recyclability of plastics in Materials ecosystem; and, while manager+ gender diversity percentage of 36% was unchanged from prior year, increased representation of women at VP+ level

Refine/Execute leadership succession/development – Refine/Execute development plans for leadership, with particular focus on Materials and Solutions leaders, and enhance digital leadership	Executed leadership succession transitions in Materials and Solutions; advanced succession and development plans of other members of Company Leadership Team; and began strengthening digital leadership

Individual Modifier Based on Evaluation	100%

The strategic objectives of our former CEO were in many respects similar to those shown above for our current CEO. In reviewing his annual performance, the Committee focused on the unique aspects of his strategic objectives established in February 2023, which included progressing the Board-aligned CEO succession strategy with the goal of ready-now successors over multiple time horizons; providing targeted development support for our then-COO; refining and executing leadership development plans with a focus on newly appointed leaders in our Materials and Solutions businesses; progressing our cybersecurity strategy and deployment program; and integrating the TCFD framework into our ERM program. In addition, the Committee evaluated his performance as Executive Chairman.

The Committee Chair, together with our Lead Independent Director, separately discussed with our CEO and our Executive Chairman the feedback from discussions of the Committee and our full Board regarding their 2023 performance.

Our CEO recommended to the Committee the individual modifiers for our other NEOs based on his assessment of their 2023 performance. The Committee considered our CEO’s recommendations, retaining the discretion to approve individual modifiers for them different than what our CEO had recommended. Other than discussing with our CEO their individual performance, our other NEOs played no role in their compensation determinations. In determining the individual modifiers for our other NEOs, the Committee noted the highlights of their 2023 performance shown below.

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Mr. Lovins

•	Led enterprise finance function, including overseeing controllership, tax, treasury, financial planning and operational finance teams
•	Critical support to CEO transition on financial planning and reporting, investor relations and other key finance areas
•	Drove significant productivity benefits to mitigate impact of lower demand driven primarily by inventory destocking
•	Delivered strong adjusted free cash flow and adjusted free cash flow conversion greater than 100% through improved working capital
•	Enhanced macro environment analytics and increased forecasting rigor
•	Continued driving strong global controllership
•	Advanced finance system standardization through enterprise resource planning rollouts across business units
•	Continued driving ongoing scenario planning to ensure achievement of long-term financial targets
•	Oversaw continued expansion of sustainability reporting
•	Maintained strong balance sheet, investing organically and acquiring three companies, while also returning cash to stockholders through share repurchases and a growing dividend
•	Ensured effective capital allocation to deliver strong returns and EVA growth over long term
•	Served as member of ADF Board of Trustees

Mr. Melo

•	Successfully transitioned to Solutions President role, improving cross-business collaboration and advancing customer-centricity
•	Delivered low-double-digit growth in Intelligent Labels, expanding into new segments with significant wins in Logistics and Food and executing world’s largest single-wave RFID deployment
•	Navigated challenging low volume year, executing cost-reduction initiatives to improve profitability and optimize cost-to-serve
•	Expanded high-value external embellishments capabilities with three strategic acquisitions, enabling significant growth in team sports
•	Evolved and led Digital Advisory Council, informing continued expansion of digital capabilities and building on atma.io connected product cloud platform
•	Expanded Solutions’ portfolio to include more products meeting Sustainable ADvantage Standard and improved recycling of waste

Ms. Baker-Nel

•	Led enterprise human resources, communications and community investment functions
•	Guided CEO and segment leader transitions and advanced Company Leadership Team succession plans
•	Renewed focus on senior leadership effectiveness and complementarity, driving greater clarity on accountability
•	Facilitated Board refreshment planning and Governance Committee’s new director search process
•	Deployed digitally-enabled employee listening tool, enhancing insights and analytics and establishing new baselines for employee engagement and inclusion
•	Finalized enterprise competency model to serve as consistent global standard against which we hire, develop, promote and reward talent
•	Published inaugural DEI Synopsis report to enhance social sustainability transparency and progressed pay equity and transparency
•	Served as member of ADF Board of Trustees

Mr. Colisto

•	Led enterprise IT function, including management of IT infrastructure, cybersecurity, data analytics and business software initiatives
•	Delivered strong performance in challenging environment, managing increasing cybersecurity threats and accelerating IT modernization to drive innovation and growth
•	Enhanced digitizing business processes, delivering enterprise resource planning systems and enabling improved efficiency and data-driven decision-making
•	Advanced digital customer engagement platforms, improving customer experience and business resilience
•	Developed technology investment allocation strategy to maximize returns and support future growth
•	Educated global teams on artificial intelligence, identifying most promising use cases and unlocking potential avenues for process innovation and efficiency
•	Served as executive sponsor of women in leadership, advancing DEI by empowering female leaders

Based on these assessments and after giving consideration to the recommendations of our CEO (other than with respect to himself), the Committee approved individual modifiers of 100% for all NEOs, which had no impact on their AIP payouts given the 0% financial modifiers.

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AIP Awards

As shown below, our NEOs received no AIP awards for 2023.

2023 AIP AWARDS

	2023 YE Base Salary	Target AIP Opportunity	Target AIP Award	Financial Modifier	Individual Modifier	AIP Award
Stander(1)	$1,100,000	95%	$1,045,000	0%	100%	$0
Butier(2)	$1,000,000	~147%	$1,466,667	0%	100%	$0
Lovins	$750,000	75%	$562,500	0%	100%	$0
Melo(3)(4)	$518,219	~58%	$297,976	0%	100%	$0
Baker-Nel	$490,000	50%	$245,000	0%	100%	$0
Colisto	$456,770	50%	$228,385	0%	100%	$0
(1)

Mr. Stander’s target AIP opportunity was prorated based on his opportunity as COO of 75% of base salary for the first eight months of the year and his opportunity as CEO of 135% of base salary for the last four months of the year.

(2)

Mr. Butier’s target AIP opportunity was prorated based on his opportunity as CEO of 160% of base salary for the first eight months of the year and his opportunity as Executive Chairman of 120% of base salary for the last four months of the year.

(3)	Amounts for Mr. Melo were converted from euros using the average monthly exchange rate for December 2023.
(4)

Mr. Melo’s target AIP opportunity was prorated based on his opportunity as SVP/GM, Avery Dennison Smartrac, of 50% of base salary for the first three months of the year and his opportunity as Solutions President, of 60% of base salary for the last nine months of the year.

2023 GRANTS OF LTI AWARDS

Our LTI program provides variable incentive compensation to enhance alignment of executive interests with stockholder interests and drive long-term value creation. The annual LTI awards granted to NEOs in 2023 were fully performance based and delivered through the equity vehicles described below.

•	50% in PUs that cliff-vest at the end of a three-year period subject to the achievement of the respective cumulative EVA and relative TSR performance objectives established for the award

•	50% in MSUs that vest at the end of the 1-, 2-, 3- and 4-year performance periods, with an average performance period of 2.5 years, based on our absolute TSR

Annual LTI awards were granted on March 1, 2023. Actual amounts, if any, realized by our NEOs from the vesting of these awards will be based on our performance, as well as our stock price at the time of vesting.

The Committee does not offset the loss or gain of prior year grants in determining current year grants, as doing so would compromise the intended risk/reward nature of these incentives.

Special LTI awards may be granted by the Committee for hiring, promotion, retention and other incentive purposes, with the awards granted on the first day of the last month of the quarter following the event or decision to make a grant. The four special LTI awards approved by the Committee in 2023 are described in the 2023 Executive Compensation Summary and shown in a chart later in this section.

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Target LTI Opportunity

Changes to NEO target LTI award opportunities approved by the Committee are described in the 2023 Executive Compensation Summary.

NEO 2023 TARGET LTI OPPORTUNITIES

NEO	Executive Level	LTI Opportunity

Stander(1)	1	300%

Butier(2)	1	700%

Lovins	2	250%

Melo(3)	2	180%
Baker-Nel	3	120%

Colisto	3	120%

(1)  Mr. Stander’s target LTI opportunity reflects opportunity as COO since his role change occurred after the March 1, 2023 grant date. The Committee preliminarily aligned in May 2023 to increase Mr. Stander’s target LTI opportunity to 550% effective March 1, 2024, subject to its review of market pay for similar roles at that time.

(2)  When he was serving as CEO, Mr. Butier’s target LTI opportunity was increased from 585% of base salary to 700% of base salary effective March 1, 2023 to be more consistent with market data for companies with revenues of $10 billion and to acknowledge his delivery of top-quartile TSR during his tenure. At the time of his role change, the Committee had not determined his target LTI opportunity as Executive Chairman.

(3)  Mr. Melo’s target LTI opportunity reflects opportunity as Solutions President, since his role change effective April 1, 2023 had been determined before the March 1, 2023 grant date.

Performance Units (PUs)

PUs cliff-vest in shares of our common stock after the end of a three-year period at threshold (50% payout), target (100% payout) and maximum (200% payout) levels based on our achievement of the performance objectives established for the award. PUs do not accrue dividend equivalents and are not counted for purposes of our stock ownership policy.

The Committee established the following performance objectives for the 2023-2025 PUs. The Committee believes that these objectives align executive compensation with the long-term interests of our stockholders because delivering cumulative EVA and strong TSR relative to peer companies reflects the value we create for our investors.

•

Cumulative EVA, weighted 50% for Corporate NEOs (based on company EVA) and 75% for our Solutions NEO (based on segment EVA). EVA is calculated by deducting the economic cost associated with the use of capital (weighted average cost of capital multiplied by average invested capital) from after-tax operating profit, with the cost of capital fixed over the performance period. The Committee established EVA targets for Corporate NEOs consistent with our 2021-2025 financial goals for earnings growth and ROTC and our primary objective of delivering superior TSR, with the target payout set at or a near the high end of these goals and the maximum payout exceeding the high end of these goals. EVA targets for our Solutions NEO focused on the business’ EVA change compared to the prior three-year period, with the cost of capital fixed over the performance period. Whether linked to company or business results, achievement of 2023-2025 cumulative EVA targets requires significant improvement in our financial performance.

•

Relative TSR compared to an objectively determined peer group of companies, weighted 50% for Corporate NEOs and 25% for our Solutions NEO. The Committee designed the TSR objective to provide realized compensation only if our stockholder value creation compares favorably relative to the designated peer group, the names of which are listed under Peer Groups later in this CD&A. The Committee set the threshold payout at TSR at the 40th percentile, target payout at TSR at the 50th percentile and maximum payout at TSR at the 80th percentile, which were the same levels used for the 2022-2024 PUs. Payouts for the relative TSR component of PUs are capped at 100% of target if our absolute TSR is negative. In assessing the rigor of the TSR objectives, the Committee noted that performing at the median relative to peers over the 2023-2025 period would represent solid performance in light of anticipated headwinds from foreign currency fluctuations, inflationary pressures and supply chain challenges.

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2023-2025 PUs

NEOs	Performance Objectives	Weighting

Stander Butier Lovins Baker-Nel Colisto	Cumulative EVA Relative TSR	50% 50%

Melo	Solutions Cumulative EVA Relative TSR	75% 25%

Market-leveraged Stock Units (MSUs)

MSUs are performance-based LTI awards tied to our absolute TSR. MSUs are designed to achieve the Committee’s combined objectives of retention and higher incentive compensation driven by stock price appreciation. MSUs vest based on the performance periods shown below, with the number of shares paid out at vesting based on our absolute TSR and the value realized reflecting both the number of shares paid out as well as our stock price at the time of vesting. Although dividend equivalents accrue on MSUs during the performance period, they are earned and paid only at vesting; if the threshold level of performance is not achieved, any dividend equivalents accrued during the performance period are cancelled with the tranche of awards subject to vesting.

The performance criteria for MSUs are shown below. The Committee determined to maintain the same MSU performance objectives for 2023 because they are achieving the Committee’s goal of incenting strong performance and value creation.

MSU PERFORMANCE CRITERIA
	Absolute TSR	Unit Payout
Cancelled	<(15)%	0%
Threshold	(15)%	85%
Target	10%	100%
Above Target	>10%	>100%
Maximum	75%	200%

Annual LTI Awards

Our NEOs were granted the annual LTI awards shown in the table below in March 2023. The number of awards granted was based on the respective NEO’s base salary at year-end 2022 and target 2023 target LTI opportunity. The number of PUs granted for the EVA component was based on the average closing price for shares of our common stock during the first 10 trading days of February 2023; the numbers of PUs granted for the relative TSR component and MSUs granted were based on grant date fair value using the Monte-Carlo simulation method described in footnote (2) of the 2023 Summary Compensation Table.

2023 ANNUAL LTI AWARDS

	2022 YE Base Salary	Target LTI Opportunity	PUs (#)	PUs ($)	MSUs (#)	MSUs ($)	LTI Value
Stander	$700,000	300%	5,623	$1,021,274	5,454	$1,050,095	$2,071,369
Butier	$1,200,000	700%	22,493	$4,085,287	21,816	$4,200,125	$8,285,412
Lovins	$700,000	250%	4,686	$851,096	4,545	$875,058	$1,726,154
Melo(1)	$416,465	180%	2,401	$426,661	2,311	$445,020	$871,681
Baker-Nel	$457,600	120%	1,471	$267,167	1,426	$274,604	$541,771
Colisto	$441,324	120%	1,418	$257,543	1,375	$264,816	$522,359
(1)	Mr. Melo’s base salary was converted from euros using the average monthly exchange rate for December 2022.

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SPECIAL LTI AWARDS

Ms. Baker Nel and Messrs. Stander, Lovins and Colisto were granted special one-time LTI awards in 2023 as shown in the table below. The Committee’s rationale for the awards to Ms. Baker-Nel and Messrs. Lovins and Colisto is described in the 2023 Executive Compensation Summary.

2023 SPECIAL LTI AWARDS

	Stock Options (#)	Exercise Price ($)	RSUs (#)	LTI Value
Stander(1)	62,955	$190.54	–	$3,000,025
Lovins(2)	–	–	8,230	$1,430,732
Baker-Nel(2)	–	–	3,292	$578,870
Colisto(2)	–	–	1,097	$192,898
(1)	Stock options awarded to Mr. Stander in connection with his promotion to CEO vest 50% on each of the third and fourth anniversaries of the grant date, subject to his continued service.
(2)

RSUs awarded to Mr. Lovins cliff-vest on the third anniversary of the grant date and RSUs awarded to Ms. Baker-Nel and Mr. Colisto cliff-vest on April 1, 2025, in each case subject to their continued service.

2023 VESTING OF PREVIOUSLY GRANTED ANNUAL LTI AWARDS

Annual Award of 2021-2023 PUs

The annual award of PUs granted to our NEOs in February 2021 for the three-year period ending in 2023 were eligible to vest based (i) for our NEOs other than Messrs. Stander and Melo, 50% on company cumulative EVA and 50% on relative TSR compared to a peer group of companies, the names of which are listed under Peer Groups later in this CD&A; and (ii) for Messrs. Stander and Melo, 75% on the cumulative EVA of what is now our Solutions Group and 25% on relative TSR. The key goal-setting principle in setting company cumulative EVA targets was consistency with our 2021-2025 financial targets for earnings growth and ROTC, which the Committee believes translates into delivering above-average TSR.

The company cumulative EVA target of $1,150 million for the annual award of PUs to our NEOs other than Messrs. Melo and Stander was consistent with our long-term financial goals for organic sales growth and operating margin expansion and recognized that increasing sales and operating margin, together with balance sheet efficiency, are key drivers of EVA improvement. Our company cumulative EVA target was ~26% higher than the cumulative EVA we delivered in the three-year period ending in 2020. The company cumulative EVA of $1,250 million required for maximum payout was consistent with the high end of our long-term growth and operating margin targets. As shown below, we delivered cumulative EVA of $1,216.3 million for the 2021-2023 performance period, resulting in a payout of 166% for that component for our NEOs other than Messrs. Stander and Melo.

2021-2023 PUs: COMPANY CUMULATIVE EVA
($M)	2021	2022	2023	Cumulative EVA
Adjusted EBIT(1)	$1,044.3	$1,008.0	$824.1
Taxes(2)	(261.1)	(249.0)	(212.6)
Equity method investment net losses	(3.9)	–	–

	779.3	759.0	611.5
Capital charge(3)	(306.9)	(307.9)	(318.7)

EVA	$472.4	$451.1	$292.8	$1,216.3
(1)	Adjusted EBIT is a non-GAAP financial measure defined and reconciled from GAAP in Appendix A of this proxy statement.
(2)

GAAP tax rates for 2021, 2022 and 2023 were 25.0%, 24.2% and 27.6%, respectively. Taxes are shown based on adjusted tax rates of 25.0%, 24.7% and 25.8% for 2021, 2021 and 2023, respectively. The adjusted tax rate represents the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as the effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

(3)

8.5% of average invested capital of $3.61 billion in 2021, $3.62 billion in 2022 and $3.75 billion in 2023, in each case using an annual five-point average (December of prior year and March, June, September and December of current year) of short- and long-term debt plus equity, adjusted to exclude the impact of acquisitions completed since the target was set.

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Solutions cumulative EVA for the annual award of PUs for the 2021-2023 performance period was 96% of the target level of performance, resulting in a payout of 97% on that performance objective for Messrs. Stander and Melo. EVA targets and results at the segment level are not disclosed due to their competitively sensitive nature.

Relative TSR for the 2021-2023 performance period was at the 90th percentile of the designated peer group, resulting in a 200% payout for that component for all NEOs.

PUs for the 2021-2023 performance period paid out based on weighted averages of 123% for Messrs. Stander and Melo and 183% for all other NEOs.

Special Award of 2021-2023 PUs

For retention purposes and to further incent him to contribute to the results for our total company – including by continuing to transform our Solutions business and driving our sustainability progress as then-leader of our enterprise-wide Sustainability Council – Mr. Stander was granted a one-time award of PUs in February 2021 with a grant date fair value of approximately $500,000 with the same performance objectives and weightings as the annual award of 2021-2023 PUs for Corporate NEOs. Consistent with the above, these PUs paid out based on a weighted average of 183%.

MSUs Eligible for Vesting at YE 2023

Four tranches of MSUs were eligible for vesting at the end of 2023 based on our absolute TSR for the four-, three-, two- and one-year performance periods shown below, with the number of shares paid out at vesting determined in accordance with the formula shown below.

Stock price at settlement (avg. closing price for trading days of January 2024) + reinvested dividends during period		Stock price at grant (avg. closing price for trading days of January of year of grant)		Payout at vesting
	÷		=

4TH TRANCHE OF MSUs GRANTED IN 2020	3RD TRANCHE OF MSUs GRANTED IN 2021

Performance period of 4 years	Performance period of 3 years

2020-2023 Absolute TSR of 62%	2021-2023 Absolute TSR of 32%

Paid out at 180% of target	Paid out at 134% of target

2ND TRANCHE OF MSUs GRANTED IN 2022	1ST TRANCHE OF MSUs GRANTED IN 2023

Performance period of 2 years	Performance period of 1 year

2022-2023 Absolute TSR of (1)%	2023 Absolute TSR of 7%

Paid out at 94% of target	Paid out at 98% of target

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Perquisites

Our NEOs receive the perquisites shown in the chart below. We do not reimburse our NEOs for the tax consequences of their receipt of these perquisites.

LIMITED PERQUISITES
Executive Benefit Allowance	$70,000 for CEO, $65,000 for Mr. Lovins and $50,000 for Level 3 NEOs; amounts taxable with no gross-up	Flat allowance reduces expense of administering variety of separate perquisites
Financial Planning	Annual reimbursement of up to $25,000 for CEO and $15,000 for Level 2 NEOs; taxable with no gross-up	Allows most senior executives to focus on job duties
Annual Physical Examination	Paid directly to service provider; not taxable	Helps ensure leaders maintain good overall health

General Benefits

Nonqualified Deferred Compensation Benefits

Our U.S. NEOs are eligible to participate in our nonqualified deferred compensation plan, which allows eligible U.S. employees to defer up to 75% of their base salary and up to 90% of their AIP award. The plan provides these NEOs and other eligible U.S. employees with a long-term capital accumulation opportunity because deferred amounts accumulate on a pre-tax basis. Participants may select from a number of investment options, with deferrals 100% vested. Our deferred compensation plan does not offer above-market interest rates.

Our company made a contribution effective as of the first business day of 2023 to the deferred compensation accounts of eligible participants for (i) 401(k) eligible pay in 2022 in excess of the Internal Revenue Code of 1986, as amended (the “Code”) compensation limit, and (ii) their respective deferred compensation deferrals. This annual contribution, which is designed to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay and a matching contribution of up to 50% of the first 7% of deferrable and eligible pay above the Code compensation limit.

For additional information regarding our deferred compensation plan and accrued NEO benefits thereunder, see 2023 Nonqualified Deferred Compensation in Executive Compensation Tables.

Pension Benefits

Messrs. Butier and Lovins are our only NEOs eligible, subject to the same terms and conditions as our other eligible U.S. employees, for pension benefits under our benefit restoration plan, a nonqualified excess benefit plan. Because the accrual of benefits under the benefit restoration plan was frozen as of year-end 2010, neither of our eligible NEOs accrued additional pension benefits during 2023. For additional information regarding the benefit restoration plan and accrued NEO benefits thereunder, see 2023 Pension Benefits in Executive Compensation Tables.

Defined Contribution Benefits

Our U.S. NEOs are eligible to participate in our employee savings plan, a qualified 401(k) plan that allows U.S. employees to defer up to 100% of their eligible earnings less payroll deductions on a pre-tax basis and 25% of their eligible earnings on an after-tax basis, subject to the annual limit prescribed by the Internal Revenue Service (IRS) for the aggregate of company contributions and employee pre- and post-tax contributions. Employee deferrals are immediately vested upon contribution. In 2023, we contributed up to 6.5% of an employee’s eligible compensation, 3% of which was an automatic contribution and up to 3.5% of which was a matching contribution of 50% of the employee’s contributions up to 7% of pay, subject to the Code compensation limit. Participants vest in our contributions to their savings plan account after two years of service.

All U.S. NEOs participated in the savings plan in 2023, subject to the terms and conditions as our other U.S. employees, and are fully vested.

Executive Life Insurance Benefits

In addition to the $50,000 in life insurance benefits we provide to all U.S. employees, our U.S. executives are provided with supplemental life insurance benefits equal to three times their base salary less $50,000, up to a maximum coverage amount of $1 million.

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Executive Long-Term Disability Insurance Benefits

If they elect to enroll in executive long-term disability coverage, our U.S. NEOs’ long-term disability benefit is equal to 65% of their eligible pre-disability monthly earnings up to a maximum of $25,000 per month. Coverage is available only for the individual; dependents are not covered.

Executive Excess Liability Insurance Benefits

We provide $3 million of personal excess liability insurance coverage to our U.S. executives. Personal excess liability coverage supplements the coverage provided by the individual’s personal liability insurance provided that they maintain certain minimum coverage requirements.

Charitable Match Benefits

We match up to $10,000 of our CEO’s and our Executive Chairman’s and $5,000 of our other NEOs’ annual documented contributions to charitable organizations or educational institutions.

Severance Benefits

Consistent with market practices, the Committee believes that providing our executives with severance benefits helps ensure that they act in the best interests of our company and stockholders, even if doing so may be contrary to their personal interests, such as where it could lead to termination of their employment or a change of control of our company.

The compensation of our NEOs in the event of termination not for cause is governed by our Amended and Restated Executive Severance Plan (the “Severance Plan”) and, as applicable, our Amended and Restated Key Employee Change of Control Severance Plan (the “COC Severance Plan”). We use these plans rather than individually negotiated agreements to allow us to change the severance benefits for which applicable NEOs are eligible to reflect market practices without the need to obtain their individual consent. In addition, this plan-based approach eliminates the need to individually negotiate severance arrangements and ensures that eligible NEOs receive benefits on the same terms and conditions as employees with similar levels of responsibility. Receipt of benefits under these plans is conditioned on the executive signing a waiver and general release of claims against our company, as well as agreeing to certain restrictive covenants in favor of our company. Any violation of these covenants could result in our company seeking to recover some or all severance benefits previously paid or pursuing any other claims that may be appropriate under the circumstances.

Unvested equity awards outstanding on the date of termination are generally cancelled, except for employees who qualify as retirement eligible under the terms of our equity incentive plan, whose awards are accelerated upon termination of service. Mr. Stander was the only NEO who qualified as retirement eligible at year-end 2023.

For additional information regarding potential NEO benefits under these plans, including the treatment of equity awards under various termination scenarios, see Payments Upon Termination as of December 30, 2023 in Executive Compensation Tables.

Severance Following Involuntary Termination Not for Cause

Our NEOs (excluding Mr. Butier) are eligible to receive severance benefits upon involuntary termination not for “cause,” in accordance with the terms and conditions of the Severance Plan. In the event of a qualifying termination, our CEO would receive two times the sum of his annual salary, target AIP award for the year of termination and the cash value of 12 months of his qualified medical and dental insurance premiums; our other eligible NEOs would receive one times their respective sum of these amounts. They would also be eligible to receive up to $25,000 in outplacement services for one year following termination of employment. Any payments made under the Severance Plan would be offset by any payments received by the NEO under any statutory, legislative and regulatory requirement or, if applicable, the COC Severance Plan.

Severance Following Change of Control

Messrs. Stander, Lovins and Melo are our only NEOs eligible for enhanced severance payments upon termination not for cause or by the executive for good reason within 24 months of a change of control of our company, in accordance with the terms and conditions of the COC Severance Plan. In the event of a qualifying termination following a change of control, our CEO would receive three times the sum of his annual salary, target AIP award for the year of termination and the cash value of 12 months of his qualified medical and dental insurance premiums; our Level 2 NEOs would receive two times their respective sum of these amounts. These NEOs would also be eligible to receive a

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prorated AIP award for the year of termination and up to $25,000 in outplacement services for one year following termination of employment. Any payments under the COC Severance Plan would be offset by any payments received by the NEO under the Severance Plan and any other statutory, legislative and regulatory requirement. In the event of termination following a change of control, our Level 3 NEOs would be entitled to receive benefits under the Severance Plan described above.

Participating NEOs are not eligible to receive any excise tax gross-up on amounts payable under the COC Severance Plan. If the NEO would otherwise incur excise taxes under Section 4999 of the Code, payments under the COC Severance Plan would be reduced so that no excise taxes would be due if the reduction results in a greater after-tax benefit to the NEO.

Under our equity incentive plans, unvested equity awards would generally vest only if our NEOs are terminated without cause or resign for good reason within 24 months after the change of control. Outstanding PUs and MSUs vest based on actual performance, if determinable, and otherwise based on target performance.

COMPENSATION-SETTING TOOLS

Market Survey Data

The Committee annually considers market survey data to target TDC, considering companies of similar size based on annual revenues across all industries to reflect the broad talent market across which we seek our executives. The Committee reviews results from a third-party survey to understand market compensation practices and assess our competitiveness, narrowing the scope of the results to account for variations caused by company size.

In February 2023, the Committee was presented with industry-wide data from the most recent WTW General Industry Executive Compensation Survey. Primary market rates referenced were companies with annual revenues of $10 billion, as predicted either by regression analysis or estimated as the average of companies with annual revenues of (i) $6 billion to $10 billion and (ii) $10 billion to $20 billion. Recognizing our company’s growth trajectory and top quartile performance in recent years, the Committee determined it was appropriate to assess market competitiveness for our CEO and Executive Chairman at the $10 billion level rather than the $6 billion to $10 billion range it used previously; the Committee primarily used the previous range for assessing the market competitiveness for our other NEOs, while also referencing data for companies with annual revenues of $10 billion. The Committee reviewed the data on an aggregated basis, with no consideration of the survey’s component companies, which were not determined or known by the Committee.

The Committee uses the survey data as a reference point to target TDC and the components thereof, giving consideration to responsibilities, individual performance, tenure, retention and succession.

Tally Sheets

The Committee annually reviews tally sheets that reflect the components of each NEO’s compensation. The tally sheets reviewed in February 2024 included the information shown below for each of the most recent three fiscal years.

•	Cash compensation (base salary and AIP awards), LTI awards, value of vested LTI awards, and annualized cost of benefits and perquisites

•	Value of annual compensation, including base salary, AIP award and grant date fair value of LTI awards

•	Accumulated value of compensation, including outstanding LTI awards and accumulated benefit values under pension and deferred compensation plans

•	Potential payments under various termination scenarios

•	Compliance with our stock ownership policy

The Committee believes that reviewing tally sheets is useful in determining executive compensation because they provide a historical perspective on NEO compensation and include information that will be contained in our proxy statement.

74	2024 Proxy Statement | Avery Dennison Corporation

Peer Groups

Beginning in 2023, for determining relative TSR, the Committee used the following objective criteria for purposes of identifying the peer group: public companies primarily listed on a U.S. stock exchange (previous criterion was headquartered in the U.S.) (i) in similar industries based on their classification in one of five GICS groups (diversified chemicals, specialty chemicals, metal and glass containers, paper packaging, and paper products) and (ii) with market capitalization of at least $1.5 billion and revenues during the last 12 months of $3 billion to $30 billion (previous criterion was only revenues during the last 12 months of $1 billion to $20 billion).

PEER GROUP FOR DETERMINING RELATIVE TSR FOR PUs
2023-2025 PUs AT FYE 2023 (31 companies)	2021-2023 PUs AT TIME OF PAYOUT (39 companies)

Albermarle Corporation

Amcor plc

AptarGroup, Inc.

Ardagh Metal Packaging S.A.

Avient Corporation

Axalta Coating Systems Ltd.

Ball Corporation

Berry Global Group, Inc.

Celanese Corporation

Crown Holdings, Inc.

Dupont de Nemours, Inc.

Eastman Chemical Company

Ecolab Inc.

Graphic Packaging International,  LLC

Greif, Inc.

H.B. Fuller Company

Huntsman Corporation

International Flavors & Fragrances Inc.

International Paper Company

O-I Glass, Inc.

Packaging Corporation of America

Pactiv Evergreen Inc.

PPG Industries, Inc.

RPM International Inc.

Sealed Air Corporation

Silgan Holdings Inc.

Sonoco Products Company

Sylvamo Corporation

The Chemours Company

The Sherwin-Williams Company

Westrock Company

Albermarle Corporation

AptarGroup, Inc.

Ashland Global Holdings Inc.

Axalta Coating Systems Ltd.

Avient Corporation

Ball Corporation

Berry Global Group, Inc.

Celanese Corporation

Clearwater Paper Corporation

Crown Holdings, Inc.

Eastman Chemical Company Ecolab Inc.

Ecovyst Inc.

Element Solutions Inc.

Graphic Packaging International,  LLC

Greif, Inc.

H.B. Fuller Company

Huntsman Corporation

Ingevity Corporation

Innospec Inc.

International Flavors & Fragrances Inc.

Minerals Technologies Inc.

NewMarket Corporation

O-I Glass, Inc.

Packaging Corporation of America

Pactiv Evergreen Inc.

PPG Industries, Inc.

Quaker Chemical Corporation

Rayonier Inc.

RPM International Inc.

Sealed Air Corporation

Sensient Technologies Corporation

Silgan Holdings Inc.

Sonoco Products Company

Stepan Company

The Chemours Company

The Sherwin-Williams  Company

Valhi, Inc.

WestRock Company

INDEPENDENT OVERSIGHT AND EXPERTISE

Our Board believes that retaining our executives and providing them with market-competitive compensation are essential to the success of our company and advancing the interests of our stockholders. The Committee, which is composed solely of independent directors, is responsible for approving executive compensation. The Committee may delegate authority to subcommittees or, in certain circumstances unrelated to the compensation of our executive officers, to our CEO.

Under its charter, the Committee may retain and terminate any compensation consultant or other external advisor at our expense and has sole authority to approve the advisor’s fees and other terms and conditions of the retention. The Committee annually considers the independence of its advisors.

The Committee has retained WTW as its independent compensation consultant, with the firm performing the services described below for or at the request of the Committee in 2023.

2023 WTW SERVICES

• Advised on CEO succession and other leadership transitions
• Benchmarked CEO and Executive Chairman compensation
• Provided strategic review of executive compensation program
• Provided incentive compensation advice (including recommending revised criteria for determining peer group for measuring relative TSR component of PUs)
• Conducted analyses of share utilization and stockholder value transfer related to LTI compensation
• Commented on our 2023 CD&A and certain other proxy statement disclosures
• Analyzed a proxy advisory firm’s projected pay-for-performance analysis
• Advised on executive compensation trends and regulatory updates
• Prepared for, attended and reviewed documentation for Committee meetings

Avery Dennison Corporation | 2024 Proxy Statement	75

In 2023, WTW received $344,972 in compensation from our company for professional services performed for or at the request of the Committee. We also reimbursed the firm for its reasonable out-of-pocket expenses.

The Committee conducted its annual assessment of WTW’s performance in December 2023, which included an evaluation of the firm’s service delivery provided during the year, as well as the criteria described below.

•

Experience – The firm’s depth and breadth of executive compensation and board advisory knowledge and experience; qualifications as a board-level consultant; quality of resources available, including staff and data; and understanding of our business strategy, challenges, industry, performance drivers and talent considerations

•	Independence – The firm’s objectivity in giving advice and making recommendations, and its willingness to provide candid feedback regarding management and Committee proposals, questions and concerns

•

Preparation – The quality and timeliness of the firm’s reports, including accuracy, type and amount of information, clear communication and responsiveness to issues; its review and feedback on management proposals; and the firm’s preparation with the Committee Chair and management, as appropriate

•

Committee Relationship – The accessibility and availability and communication effectiveness of members of the engagement team and the firm’s reporting relationship with the Committee Chair and working relationship with management

Based on this evaluation, the Committee expressed its continued satisfaction with the performance of WTW and the members of the engagement team advising the Committee. The Committee Chair discussed with the lead members of the engagement team the Committee’s feedback on their performance, including potential improvement opportunities.

Advisor Independence

WTW and the Committee have had the following protocols in place since the engagement commenced to ensure the firm’s independence from management: the Committee has the sole authority to select, retain and terminate WTW and, acting through its Chair, authorize the firm’s fees, determine the terms and conditions that govern the engagement and direct WTW on the delivery and communication of its work product; in the performance and evaluation of its duties, WTW is accountable, and reports directly, to the Committee; and members of the Committee may consult with WTW at any time, with or without members of management present, in their sole discretion.

The Committee considered the independence of its advisors in December 2023. The Committee has noted the factors described below in assessing the independence of WTW.

•	WTW performed only two discrete projects for our company in 2023 outside of the executive compensation services it performed for or at the request of the Committee

•	Fees from our company reflected approximately 0.004% of WTW’s revenue for its fiscal year ended December 31, 2023

•

WTW has policies and procedures to ensure its advice is objective and independent, including a comprehensive code of conduct and ethics and quality policies that mandate rigorous work reviews and periodic compliance reviews, which the firm has represented to the Committee are highly effective

•	Based on disclosures from WTW and members of the Committee, there are no business or personal relationships between them

•	No members of the WTW team serving the Committee own stock in our company, other than potentially through investments in mutual or other funds managed without the member’s input

•

Based on disclosures from the firm and our executive officers, there are no business or personal relationships between WTW or the members of the engagement team advising the Committee with any executive officer of our company

76	2024 Proxy Statement | Avery Dennison Corporation

COMPENSATION CLAWBACK POLICIES

In October 2023, our Board adopted a Policy for Recovery of Erroneously Awarded Compensation (“Section 16 Clawback”) to implement rules issued by the SEC. The Section 16 Clawback applies to our current and former executive officers, including all NEOs, and subjects their incentive-based compensation received on or after October 2, 2023 to clawback in the event our company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. securities laws, including restatements that correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) would result in a material misstatement if the error were corrected or left uncorrected in the current period. In these circumstances, the Section 16 Clawback requires our company to recover, reasonably promptly, the portion of incentive-based compensation that is deemed to have been erroneously awarded, unless the Committee (which administers the policy) has determined that recovery would be impracticable and that one or more of the allowable impracticability conditions under SEC rules has been met. Recovery is required whether or not the applicable officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. Each of our executive officers, including all NEOs, has agreed to the terms of the Section 16 Clawback and acknowledged that their compensation may be subject to reduction, cancellation, forfeiture and/or recoupment as required thereby.

At the time it recommended to our Board the adoption of the Section 16 Clawback, the Committee recommended that our existing clawback policy remain in effect. This clawback policy applicable to all AIP and LTI recipients requires that, in the event of fraud or other intentional misconduct on the part of an awardee that necessitates a restatement of our financial results (including, without limitation, any accounting restatement due to material noncompliance with any financial reporting requirement), the Committee may require that the awardee reimburse our company for any AIP or LTI awards paid or granted in excess of the amount that would have been paid or granted based on the restated financial results. This more widely applicable clawback policy has been expressly incorporated into our annual and long-term incentive plans and is contractually agreed to by LTI recipients, including all NEOs, in their annual award agreements.

Avery Dennison Corporation | 2024 Proxy Statement	77

TALENT AND COMPENSATION COMMITTEE REPORT

The Talent and Compensation Committee (referred to in this report as the “Committee”) of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and, based on its review and those discussions, has recommended to our Board of Directors that the CD&A be included in our 2024 proxy statement and incorporated by reference into our 2023 Annual Report.

The Committee welcomes feedback regarding our executive compensation program. Stockholders may communicate with the Committee by writing to the Compensation Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

Julia A. Stewart, Chair	Bradley A. Alford	Ken C. Hicks	Andres A. Lopez	Francesca Reverberi

78	2024 Proxy Statement | Avery Dennison Corporation

EXECUTIVE COMPENSATION TABLES

2023 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change In Pension Value and NQDC Earnings	All Other Compensation(5)	Total

Deon M. Stander

President &	2023	$844,231	$2,071,369	$3,000,025	$0	–	$155,337	$6,070,962

Chief Executive Officer	2022	$664,706	$3,454,633	–	$304,500	–	$125,982	$4,549,821

	2021	$565,537	$1,508,802	–	$635,012	$142,139	$124,331	$2,975,821

Mitchell R. Butier

Executive Chairman;	2023	$1,180,769	$8,285,412	–	$0	$5,812	$228,115	$9,700,108

Former Chief Executive Officer	2022	$1,176,923	$6,769,541	–	$974,400	–	$186,875	$9,107,739

	2021	$1,183,250	$7,047,669	–	$3,360,000	$662,480	$180,322	$12,433,721

Gregory S. Lovins

Senior Vice President &	2023	$736,539	$3,156,886	–	$0	$821	$156,649	$4,050,895

Chief Financial Officer	2022	$690,315	$1,594,295	–	$304,500	–	$136,184	$2,725,295

	2021	$650,445	$1,550,961	–	$991,890	$133,115	$126,497	$3,452,908

Francisco Melo(6) (7)

President,	2023	$492,075	$871,680	–	$0	–	$21,169	$1,384,924

Solutions Group

Deena Baker-Nel

Senior Vice President &	2023	$481,277	$1,120,641	–	$0	–	$114,973	$1,716,891

Chief Human Resources Officer	2022	$447,200	$481,408	–	$132,704	–	$104,697	$1,166,009

	2021	$412,000	$481,950	–	$416,000	$87,340	$104,164	$1,501,454

Nicholas R. Colisto(7)

Senior Vice President &	2023	$452,612	$715,257	–	$0	–	$110,828	$1,278,697

Chief Information Officer

(1)

Amounts include any portions of salary contributed to our employee savings plan or deferred under our deferred compensation plan. Salary adjustments, if any, generally become effective in April unless a change in role leads to an adjustment at a different time of year.

(2)

Amounts in 2023 include the grant date fair value of PUs, which are eligible for vesting at the end of a three-year period provided that the designated performance objectives are achieved as of the end of the period. The number of shares vesting can range from 0% to 200% of the target units on the grant date. The performance objectives that determine the number of shares that may be earned for the PUs granted in 2023 to Corporate NEOs (Ms. Baker-Nel and Messrs. Stander, Butier, Lovins and Colisto) are (i) company cumulative EVA (weighted 50%), which is a performance condition under Accounting Standards Codification Topic 718, Compensation-Stock Compensation (ASC 718), and (ii) relative TSR (weighted 50%), compared to a designated peer group, which is a market condition under ASC 718, in each case computed over the 2023-2025 performance period. For our Solutions NEO (Mr. Melo), the performance objectives are Solutions cumulative EVA (weighted 75%) and relative TSR (weighted 25%), in each case computed over the 2023-2025 performance period. The fair values of the performance condition component were determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends during the performance period. The maximum grant date fair values of the performance condition component of PUs were $992,646, $3,970,585, $827,147, $631,052 and $250,335 for Messrs. Stander, Butier, Lovins, Melo and Colisto, respectively, and $259,722 for Ms. Baker-Nel. The fair values of the market condition component were determined using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of achieving the performance objectives established for the award, including the expected volatility of our stock price relative to the designated peer group at the end of the three-year performance period and a risk-free interest rate of 4.35% derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period. Based on the Monte-Carlo simulation method, the grant date fair values of the market condition component of PUs were 105.23% of our average stock price on the grant date. Target grant date fair values of the market condition component of PUs were $524,951, $2,099,994, $437,523, $111,135 and $132,376 for Messrs. Stander, Butier, Lovins, Melo and Colisto, respectively, and $137,307 for Ms. Baker-Nel. Maximum grant date fair values were the same as target grant date fair values.

Amounts in 2023 also include the grant date fair value of MSUs, which are eligible for vesting over 1-, 2-, 3- and 4-year performance periods provided that the designated performance objective is achieved as of the end of each period. The number of shares vesting can range from 0% to 200% of one-quarter of the target units on the grant date. The sole performance objective that determines the number of units that may be earned for MSUs is absolute TSR, which is a market condition under ASC 718. The grant date fair value was 106.82% of our average stock price on the grant date and determined using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of achieving the performance objective established for the award, including the expected volatility of our stock price and risk-free interest rates of 4.95%, 4.58%, 4.35% and 4.20% for the first, second, third and fourth MSU tranches, respectively, derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the respective performance periods. Target grant date fair values of MSUs were $1,050,094, $4,200,125, $875,058, $445,020 and $264,816 for Messrs. Stander, Butier, Lovins, Melo and Colisto, respectively, and $274,604 for Ms. Baker-Nel. Maximum grant date fair values were the same as target grant date fair values.

Amounts in 2023 for Ms. Baker-Nel and Messrs. Lovins and Colisto also include the grant date fair values of RSUs, without adjustment for forfeitures. RSUs awarded to Mr. Lovins cliff-vest on the third anniversary of the grant date and RSUs awarded to Ms. Baker-Nel and Mr. Colisto cliff-vest on April 1, 2025, in each case subject to their continued service. The fair values of these RSUs were determined based on the closing price of our common stock on the grant date, adjusted for foregone dividends. The grant date fair values of these RSUs were $578,870, $1,430,732 and $192,898, respectively.

(3)

Amount in 2023 for Mr. Stander reflects the aggregate grant date fair value of stock options, without adjustment for forfeitures, which vest 50% on each of the third and fourth anniversaries of the grant date, in each case subject to his continued service. The grant date fair value of stock options was estimated using the Black-Scholes pricing model. For information regarding the assumptions we use to determine grant date fair value, see Note 12, “Long-Term Incentive Compensation,” to the consolidated financial statements contained in our 2023 Annual Report.

(4)	Amounts reflect AIP awards for the applicable year, which are determined in February and paid in March of the following year.

(5)	The table shown below shows the components of these amounts for 2023.

Avery Dennison Corporation | 2024 Proxy Statement	79

	Perquisites				Benefits
Name	Executive Benefit Allowance	Executive Physical	Financial Planning	Company Automobile	Company Contribution/ Match, Savings Plan	Company Contributions, Deferred Comp. Plan	Company Match, Charitable Contribution	Executive Long-Term Disability Insurance	Executive Life Insurance	Executive Liability Insurance	Total

Stander	$66,538	$2,800	$4,410	–	$21,450	$49,786	–	$2,631	$4,902	$2,820	$155,337

Butier	$48,462	–	–	–	$21,450	$140,130	$10,000	$2,631	$2,622	$2,820	$228,115

Lovins	$65,000	$4,623	–	–	$21,450	$54,503	$3,000	$2,631	$2,622	$2,820	$156,649

Melo	–	–	–	$16,169	–	–	$5,000	–	–	–	$21,169

Baker-Nel	$50,000	–	–	–	$21,450	$30,473	$5,000	$2,608	$2,622	$2,820	$114,973

Colisto	$50,000	$3,242	–	–	$19,913	$29,951	–	–	$4,902	$2,820	$110,828

(6)	Messrs. Melo and Colisto were first-time NEOs in 2023. As permitted by SEC rules, the table shows their compensation only for 2023.

(7)	Amounts for Mr. Melo were converted from euros using the average monthly exchange rate for 2023.

80	2024 Proxy Statement | Avery Dennison Corporation

2023 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock Units (#)	Exercise or Base Price of Option Award ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Deon M. Stander
	MSUs	03/01/23	–	–	–	4,636	5,454	10,908	–	–	$1,050,094
	PUs	03/01/23	–	–	–	2,812	5,623	11,246	–	–	$1,021,274
	Options	09/01/23	–	–	–	–	–	–	62,955	$190.54	$3,000,025
	AIP Award	–	$209,000	$1,045,000	$2,090,000	–	–	–	–	–	–
Mitchell R. Butier
	MSUs	03/01/23	–	–	–	18,544	21,816	43,632	–	–	$4,200,125
	PUs	03/01/23	–	–	–	11,247	22,493	44,986	–	–	$4,085,287
	AIP Award	–	$293,333	$1,466,667	$2,933,934	–	–	–	–	–	–
Gregory S. Lovins
	MSUs	03/01/23	–	–	–	3,863	4,545	9,090	–	–	$875,058
	PUs	03/01/23	–	–	–	2,343	4,686	9,372	–	–	$851,096
	RSUs	03/01/23	–	–	–	–	–	–	8,230	–	$1,430,732
	AIP Award	–	$112,500	$ 562,500	$1,125,000	–	–	–	–	–	–
Francisco Melo
	MSUs	03/01/23	–	–	–	1,964	2,311	4,622	–	–	$445,020
	PUs	03/01/23	–	–	–	1,201	2,401	4,802	–	–	$426,661
	AIP Award	–	$67,445	$297,976	$595,952	–	–	–	–	–	–
Deena Baker-Nel
	MSUs	03/01/23	–	–	–	1,212	1,426	2,852	–	–	$274,604
	PUs	03/01/23	–	–	–	736	1,471	2,942	–	–	$267,168
	RSUs	03/01/23	–	–	–	–	–	–	3,292	–	$578,870
	AIP Award	–	$49,000	$ 245,000	$490,000	–	–	–	–	–	–
Nicholas R. Colisto
	MSUs	03/01/23	–	–	–	1,169	1,375	2,750	–	–	$264,816
	PUs	03/01/23	–	–	–	709	1,418	2,836	–	–	$257,543
	RSUs	03/01/23	–	–	–	–	–	–	1,097	–	$192,898
	AIP Award	–	$45,677	$228,385	$456,770	–	–	–	–	–	–

(1)

Amounts represent threshold, target and maximum opportunities under the 2023 AIP. Target AIP awards were determined by multiplying each NEO’s year-end base salary by the following target opportunities: 95% for Mr. Stander; ~147% for Mr. Butier; 75% for Mr. Lovins; ~58% for Mr. Melo; and 50% for Ms. Baker-Nel and Colisto. Target AIP opportunities for Messrs. Stander, Butier and Melo reflect previous opportunities of 75%, 160% and 50%, respectively, and year-end opportunities of 135%, 120% and 60%, respectively, in each case prorated for the months of their service in their respective roles during the year. The AIP payout for Corporate NEOs (Ms. Baker-Nel and Messrs. Stander, Butier, Lovins and Colisto) ranges from zero for below-threshold performance; 20% for threshold performance based on a threshold of 0% for the adjusted EPS performance objective and a threshold of 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives. The AIP payout for our Solutions NEO (Mr. Melo) ranges from zero for below-threshold performance; 22.5% for threshold performance based on thresholds of 0% for the adjusted EPS and adjusted net income performance objectives and 50% for the adjusted sales growth and adjusted free cash flow performance objectives; 100% for target performance with respect to each of the performance objectives; and 200% for maximum performance with respect to each of the performance objectives.

(2)

Amounts for MSUs represent threshold, target and maximum opportunities, which are paid out in shares of our common stock over 1-, 2-, 3- and 4-year performance periods provided that the absolute TSR performance objective is achieved as of the end of each period. The actual number of shares eligible for vesting at each vesting date ranges from 0% to 200% of one-quarter of the target number of units on the grant date, with a threshold payout of 85%. MSUs accrue dividend equivalents during the performance period, which are earned only at vesting.

Amounts for PUs represent threshold, target and maximum opportunities for the 2023-2025 PUs, which are paid out in shares of our common stock at the end of the three-year performance period provided that the respective cumulative EVA and relative TSR performance objectives are achieved at the end of the period. Cumulative EVA is weighted 50% for Corporate NEOs (based on company EVA) and 75% for our Solutions NEO (based on segment EVA) and relative TSR is weighted 50% for our Corporate NEOs and 25% for our Solutions NEO. The actual number of shares eligible for vesting ranges from 0% to 200% of the target number of units on the grant date, with a payout of 50% if threshold performance is achieved with respect to each of the performance objectives.

RSUs awarded to Mr. Lovins cliff-vest on the third anniversary of the grant date and RSUs awarded to Ms. Baker-Nel and Mr. Colisto cliff-vest on April 1, 2025, in each case subject to their continued service.

(3)

The grant date fair values of MSUs were determined using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award.

The grant date fair values for the performance condition component of PUs were determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends during the performance period. The grant date fair values for the market condition component of PUs were determined using the Monte-Carlo simulation method described above.

The grant date fair values of stock options were estimated using the Black-Scholes option-pricing model.

The grant date fair values of RSUs were determined based on the fair market value of our common stock on the grant date, adjusted for foregone dividends.

For more information on determinations of grant date fair values, see footnote (2) of the 2023 Summary Compensation Table. For additional information regarding the assumptions we use for our stock-based compensation, see Note 12, “Long-Term Incentive Compensation,” to the consolidated financial statements contained in our 2023 Annual Report.

Avery Dennison Corporation | 2024 Proxy Statement	81

2023 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Deon M. Stander	02/27/20	–	–	–	–	–	–	1,897	(2)	$383,497
	03/01/21	–	–	–	–	–	–	3,218	(3)	$650,551
	03/01/21	–	–	–	–	–	–	4,591	(3)	$928,117
	03/01/21	–	–	–	–	–	–	1,985	(2)	$401,287
	03/01/22	–	–	–	–	–	–	9,117	(3)	$1,843,093
	03/01/22	–	–	–	–	–	–	5,637	(2)	$1,139,576
	03/01/22	–	–	–	–	5,862(4)	$1,185,062	–		$1,185,062
	03/01/23	–	–	–	–	–	–	8,391	(3)	$1,696,324
	03/01/23	–	–	–	–	–	–	5,523	(2)	$1,116,530
	09/01/23	–	62,955	$190.54	09/01/33	–	–	–		–

		–	62,955			5,862	$1,185,062	40,359		$9,344,037

Mitchell R. Butier	06/01/16	141,108	–	$73.96	06/01/26	–	–	–		–
	02/27/20	–	–	–	–	–	–	13,214	(2)	$2,671,342
	03/01/21	–	–	–	–	–	–	32,243	(3)	$6,518,245
	03/01/21	–	–	–	–	–	–	13,949	(2)	$2,819,930
	03/01/22	–	–	–	–	–	–	30,477	(3)	$6,161,230
	03/01/22	–	–	–	–	–	–	18,823	(2)	$3,805,258
	03/01/23	–	–	–	–	–	–	33,566	(3)	$6,785,702
	03/01/23	–	–	–	–	–	–	22,093	(2)	$4,466,321

		141,108	–			–	–	164,365		$33,228,028

Gregory S. Lovins	02/27/20	–	–	–	–	–	–	2,933	(2)	$592,934
	03/01/21	–	–	–	–	–	–	7,095	(3)	$1,434,325
	03/01/21	–	–	–	–	–	–	3,071	(2)	$620,834
	03/01/22	–	–	–	–	–	–	7,178	(3)	$1,451,105
	03/01/22	–	–	–	–	–	–	4,433	(2)	$896,175
	03/01/23	–	–	–	–	–	–	6,993	(3)	$1,413,705
	03/01/23	–	–	–	–	–	–	4,603	(2)	$930,543
	03/01/23	–	–	–	–	8,230(4)	$1,663,777	–		$1,663,777

		–	–			8,230	$1,663,777	36,306		$9,003,398

Francisco Melo	02/27/20	–	–	–	–	–	–	582	(2)	$117,657
	03/01/21	–	–	–	–	–	–	1,477	(3)	$298,590
	03/01/21	–	–	–	–	–	–	913	(2)	$184,572
	03/01/22	–	–	–	–	–	–	28,016	(3)	$5,663,715
	03/01/22	–	–	–	–	–	–	1,267	(2)	$256,137
	03/01/23	–	–	–	–	–	–	2,987	(3)	$603,852
	03/01/23	–	–	–	–	–	–	2,340	(2)	$473,054

		–	–			–	–	37,582		$7,597,577

Deena Baker-Nel	02/27/20	–	–	–	–	–	–	766	(2)	$154,855
	03/01/21	–	–	–	–	–	–	2,205	(3)	$445,763
	03/01/21	–	–	–	–	–	–	956	(2)	$193,265
	03/01/22	–	–	–	–	–	–	2,168	(3)	$438,283
	03/01/22	–	–	–	–	–	–	1,334	(2)	$269,681
	03/01/23	–	–	–	–	–	–	2,195	(3)	$443,741
	03/01/23	–	–	–	–	–	–	1,444	(2)	$291,919
	03/01/23	–	–	–	–	3,292(4)	$ 665,511	–		$665,511

		–	–			3,292	$ 665,511	11,068		$2,903,018

Nicholas R. Colisto	02/27/20	–	–	–	–	–	–	789	(2)	$159,504
	03/01/21	–	–	–	–	–	–	1,911	(3)	$386,328
	03/01/21	–	–	–	–	–	–	828	(2)	$167,388
	03/01/22	–	–	–	–	–	–	1,852	(3)	$374,400
	03/01/22	–	–	–	–	–	–	1,145	(2)	$231,473
	03/01/23	–	–	–	–	–	–	2,116	(3)	$427,771
	03/01/23	–	–	–	–	–	–	1,392	(2)	$281,407
	03/01/23	–	–	–	–	1,097(4)	$ 221,770	–		$221,770

		–	–			1,097	$ 221,770	10,033		$2,250,041

(1)	Market value calculated based on the closing price of our common stock of $202.16 on December 29, 2023, the last trading day of our 2023 fiscal year.

(2)

MSUs are eligible for vesting over 1-, 2-, 3- and 4-year performance periods, subject to achievement of the absolute TSR performance objective. Amounts are shown at (i) 180%, 134%, 94% and 98% of target for the vesting tranches of the MSUs granted in 2020, 2021, 2022 and 2023, respectively, the payouts based on actual performance as determined by the Compensation Committee in February 2024; (ii) the maximum level of performance for the remaining tranches of the MSUs granted in 2021, as actual performance through December 30, 2023 would result in above-target payouts; and (iii) at target level of performance for the remaining tranches of the MSUs granted in 2022 and 2023, as actual performance through December 30, 2023 would result in below-target payouts.

(3)

PUs are eligible for vesting at the end of a three-year performance period, subject to achievement of the respective cumulative EVA and relative TSR performance objectives. Amounts reflect the cumulative EVA component of PUs for the annual award of 2021-2023 PUs at (i) 166% of target for Corporate NEOs (except Messrs. Stander and Melo whose annual award of 2021-2023 PUs were tied to Solutions Group) and 97% of target for Messrs. Stander and Melo, in each case which were the payouts based on actual performance as determined by the Compensation Committee in February 2024. Amount for the cumulative EVA component of the special award of 2021-2023 PUs granted to Mr. Stander reflects 166% of target, based on actual performance as determined by the Compensation Committee in February 2024. Amounts for all NEOs for the 2022-2024 PUs and 2023-2025 PUs reflect the target level of performance as actual performance through December 30, 2023 would result in below-target payouts. Amounts for the TSR component of PUs reflect 200% of target for the 2021-2023 PUs for all NEOs which were the payouts based on actual performance as determined by the Compensation Committee in February 2024. Amounts for all NEOs for the 2022-2024 PUs and 2023-2025 PUs reflect the maximum level of performance, as actual performance through December 30, 2023 would result in above-target payouts.

(4)

RSUs awarded to Messrs. Stander and Lovins cliff-vest on the third anniversary of the grant date and RSUs awarded to Ms. Baker-Nel and Mr. Colisto cliff-vest on April 1, 2025, in each case subject to their continued service.

82	2024 Proxy Statement | Avery Dennison Corporation

2023 OPTION EXERCISES AND STOCK VESTED

The table below provides information regarding the number of shares acquired and the value realized by our NEOs upon the vesting of equity awards during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Deon M. Stander	–	–	13,256	$2,416,171

Mitchell R. Butier	–	–	68,949	$12,567,334

Gregory S. Lovins	–	–	19,070	$3,475,889

Francisco Melo	–	–	16,184	$2,949,858

Deena Baker-Nel	–	–	5,027	$916,271

Nicholas R. Colisto	–	–	5,112	$931,764

(1)

Amounts reflect the number of shares acquired on vesting multiplied by the fair market value of our common stock on the vesting date and, for vesting MSUs, include the payout of accrued dividend equivalents.

2023 PENSION BENEFITS

The present value of accumulated pension benefits shown in the table below was calculated based on the assumptions we used to calculate our pension benefit obligations in the consolidated financial statements contained in our 2023 Annual Report. Amounts shown reflect the lump-sum present value of the pension benefits accumulated as of December 30, 2023, the last day of our fiscal year. Ms. Baker-Nel and Messrs. Stander, Melo and Colisto are not included in the table because they have no accumulated pension benefits.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(1)

Mitchell R. Butier	Benefit Restoration Plan	9.33	$230,075	–

Gregory S. Lovins	Benefit Restoration Plan	15.58	$30,454	–

(1)

The Benefit Restoration Plan allows for lump-sum payment. For information regarding the assumptions we use to determine the present value of accumulated pension plan benefits, see Note 6, “Pension and Other Postretirement Benefits,” to the consolidated financial statements contained in our 2023 Annual Report.

Benefit Restoration Plan

Our Benefit Restoration Plan (BRP) is a nonqualified excess benefit plan that provides supplemental retirement benefits to eligible participants in an amount equal to the amount by which their benefits payable under our former U.S. pension plan would have been reduced under the Code. Messrs. Butier and Lovins are our only NEOs eligible to receive benefits under the BRP. No accruals were made during 2023 as the plan was frozen in 2010.

Compensation covered by the BRP includes base salary and AIP awards through the date the plan was frozen, up to applicable statutory limitations each plan year. Employees vested in the BRP after five years of service, or at age 55 upon termination of employment. Benefits under the BRP are based on pensionable earnings, length of service, when benefits commence and how they are paid. Benefits are calculated separately for each year of applicable service using a formula equal to 1.25% times compensation up to the breakpoint (which for each year prior to our freezing the accrual of additional benefits was the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the BRP for an employee at retirement at age 65, which is not subject to reduction for Social Security payments. Payments are made in a lump-sum distribution generally payable upon the later of separation from service and age 55, unless a timely election is made for monthly payments over the lifetime of the participant and, if applicable, a designated beneficiary.

Avery Dennison Corporation | 2024 Proxy Statement	83

2023 NONQUALIFIED DEFERRED COMPENSATION

The table below provides information regarding executive and company contributions to our Executive Variable Deferred Retirement Plan (EVDRP) by our U.S. NEOs. Under the EVDRP, participants may choose among publicly available funds ranging from money market and bond funds to index and other equity/mutual funds. Their rate of return depends on the funds they select. Mr. Melo is excluded from the table because, as a non-U.S. NEO, he is not eligible to participate in the EVDRP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)

Deon M. Stander	$145,323	$49,786	$220,278	$1,613,184

Mitchell R. Butier	$23,615	$140,130	$733,208	$3,717,444

Gregory S. Lovins	–	$54,503	$151,563	$728,232

Deena Baker-Nel	$72,191	$30,473	$104,722	$864,050

Nicholas R. Colisto	$45,261	$29,951	$9,489	$153,653

(1)	Company contributions to the EVDRP are included in the All Other Compensation column of the 2023 Summary Compensation Table.

(2)

Amounts reflect EVDRP vested account balances as of December 30, 2023, the last day of our 2023 fiscal year. Because the amounts do not represent above-market earnings, they are not reported in the 2023 Summary Compensation Table. The amounts shown below were reported in the All Other Compensation column of Summary Compensation Tables in previous proxy statements.

Name	Aggregate Company Contributions Previously Reported ($)

Stander	$178,291

Butier	$905,805

Lovins	$219,583

Baker-Nel	$41,349

Colisto	–

Executive Variable Deferred Retirement Plan

Under the EVDRP, eligible U.S. employees can defer up to 75% of their salary and 90% of their AIP award. Deferrals are immediately vested. Earnings are based on a fixed rate and/or the performance of variable bond and equity funds selected by the participant from the available options. The EVDRP does not offer investment options that provide above-market interest rates.

Eligible employees are able to defer taxes until their deferrals are withdrawn, providing them an opportunity to accumulate savings on a pre-tax basis. We also benefit from this arrangement because we can use this cash for other purposes until a deferred compensation account is paid to a participant based on his or her election to receive withdrawals either in-service or after termination of employment. All deferred compensation accounts are unfunded obligations of our company and subject to the same risks as any of our general debts and obligations. As a result, these accounts help mitigate risk-seeking behavior by management that could be detrimental to the long-term health of our company.

As of the first business day of our 2023 fiscal year, we made a contribution to the deferred compensation accounts of eligible participants, including all U.S. NEOs, based on 401(k) eligible pay in excess of the federal compensation limit and deferred compensation in 2022. This annual contribution, which is designated to supplement 401(k) contributions that are limited under the Code, provides an automatic contribution of 3% of deferred and eligible pay plus a matching contribution of up to 50% on the first 7% of deferrable and eligible pay not covered by company contributions to our 401(k) Plan.

Contributions to deferred compensation accounts are required to be distributed following an eligible employee’s separation from service. Subject to Section 409A of the Code, eligible employees may elect to receive separation from service withdrawals in the form of a lump-sum payment or monthly installments over two to 20 years. Eligible employees may change the method in which payments are distributed provided that they do so at least 12 months before the date of distribution; however, any change results in the distribution occurring or beginning five years later than it would have otherwise. All NEOs are “specified employees” under Section 409A; as a result, their distributions cannot be made until seven months after separation from service, except in the event of death.

84	2024 Proxy Statement | Avery Dennison Corporation

PAYMENTS UPON TERMINATION AS OF DECEMBER 30, 2023

The table below shows the potential benefits that would have been payable to our NEOs had they been terminated on December 30, 2023, the last day of our fiscal year.

		Termination Scenarios as of End of Fiscal Year 2023

Name	Benefit	Death	Qualifying Disability	Qualifying Retirement(2)	Involuntary Termination Not for Cause	Termination within 24 Months of Change of Control
Deon M. Stander
	Severance Payment	–	–	–	$4,345,365	$6,518,048
	Unvested Stock Options(1)	–	–	–	–	$731,537
	Unvested RSUs(1)	$1,777,593	$1,777,593	$1,777,593	$1,777,593	$1,777,593
	Unvested PUs(1)	$1,871,799	$1,871,799	$2,372,695	$2,372,695	$3,409,024
	Unvested MSUs(1)	$1,271,676	$1,271,676	$1,469,341	$1,469,341	$2,746,456
	Outplacement	–	–	–	$25,000	$25,000

	Total	$4,921,068	$4,921,068	$5,619,629	$9,989,994	$15,207,658

	Elimination of Excise Tax Liability	–	–	–	–	$(2,050,831)
	Forfeited Equity(1)	$(3,743,542)	$(3,743,542)	$(3,044,981)	$(3,044,981)	–
Mitchell R. Butier
	Unvested PUs(1)	$6,293,241	$6,293,241	–	–	$12,179,129
	Unvested MSUs(1)	$5,484,047	$5,484,047	–	–	$11,263,626

	Total	$11,777,288	$11,777,288	–	–	$23,442,755

	Forfeited Equity(1)	$(11,777,288)	$(11,777,288)	$(23,442,755)	$(23,442,755)	–
Gregory S. Lovins
	Severance Payment	–	–	–	$1,340,183	$2,680,365
	Unvested RSUs(1)	–	–	–	–	$1,663,777
	Unvested PUs(1)	$1,426,306	$1,426,306	–	–	$2,688,930
	Unvested MSUs(1)	$1,329,675	$1,329,675	–	–	$2,565,664
	Outplacement	–	–	–	$25,000	$25,000

	Total	$2,755,981	$2,755,981	–	$1,365,183	$9,623,736

	Forfeited Equity(1)	$(4,162,390)	$(4,162,390)	$(6,918,371)	$(6,918,371)	–
Francisco Melo
	Severance Payment	–	–	–	$817,168	$1,634,336
	Unvested PUs(1)	$3,094,564	$3,094,564	–	–	$6,332,258
	Unvested MSUs(1)	$354,222	$354,222	–	–	$916,161
	Outplacement	–	–	–	$25,000	$25,000

	Total	$3,448,786	$3,448,786	–	$842,168	$8,907,755

	Elimination of Excise Tax Liability	–	–	–	–	$(1,682,566)
	Forfeited Equity(1)	$(3,799,632)	$(3,799,632)	$(1,078,117)	$(1,078,117)	–
Deena Baker-Nel
	Severance Payment	–	–	–	$762,683	$762,683
	Unvested RSUs(1)	–	–	–	–	$665,511
	Unvested PUs(1)	$437,676	$437,676	–	–	$830,271
	Unvested MSUs(1)	$389,982	$389,982	–	–	$774,395
	Outplacement	–	–	–	$25,000	$25,000

	Total	$827,658	$827,658	–	$787,683	$3,057,860

	Forfeited Equity(1)	$(1,442,518)	$(1,442,518)	$(2,270,177)	$(2,270,177)	–
Nicholas R. Colisto
	Severance Payment	–	–	–	$710,486	$710,486
	Unvested RSUs(1)	–	–	–	–	$221,770
	Unvested PUs(1)	$376,961	$376,961	–	–	$744,960
	Unvested MSUs(1)	$350,675	$350,675	–	–	$711,814
	Outplacement	–	–	–	$25,000	$25,000

	Total	$727,636	$727,636	–	$735,486	$2,414,030

	Forfeited Equity(1)	$(950,907)	$(950,907)	$(1,678,543)	$(1,768,543)	–

(1)  Values for equity awards were determined as follows: (i) for stock options, the number of shares that would have been exercisable multiplied by the difference between the fair market value of our common stock of $202.16 on December 29, 2023, the last trading day of our 2023 fiscal year, and the applicable exercise price; and (ii) for RSUs, PUs and MSUs, the number of shares that would have been acquired or forfeited on vesting multiplied by $202.16.

(2)  Only Mr. Stander qualified as retirement eligible at the end of fiscal year 2023 because he had reached the age of 55 and had over 10 years of service with our company. As a result, in every termination scenario, all of his unvested equity awards would vest, with PUs and MSUs vesting on a prorated basis after the end of their respective performance period based on actual performance.

Avery Dennison Corporation | 2024 Proxy Statement	85

In the event of termination, our eligible NEOs would be entitled to receive their accrued balance under the EVDRP. These amounts would be distributed in accordance with the participant’s distribution election and the terms and conditions of the plan, and are not included in the table. See 2023 Nonqualified Deferred Compensation for more information.

The other potential payments upon termination are described below.

Executive Severance Plan

All NEOs (excluding Mr. Butier, who ceased being eligible when he became Executive Chairman in September 2023) are eligible participants under the Severance Plan. Upon involuntary termination not for cause, they would be entitled to the benefits shown below.

Lump-sum payment equal to annual base salary + target AIP award for year of termination + cash value of 12 months of employer and employee medical and dental insurance premiums		2 For CEO		Outplacement services of up to $25,000 for up to one year
	×		+
1 For other eligible NEOs

Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for taxes.

Trigger for Benefits. Involuntary termination, which excludes termination for cause or due to disability, death, voluntary resignation, or an executive declining simultaneous or continuing employment in a comparable position.

Definition of Cause. Cause is defined as (i) commission of a crime or other act that could materially damage the reputation of our company or its subsidiaries; (ii) theft, misappropriation, or embezzlement of company or subsidiary property; (iii) falsification of company or subsidiary records; (iv) substantial failure to comply with written policies and procedures; (v) misconduct; or (vi) substantial failure to perform material job duties not cured within 30 days after written notice.

Key Executive Change of Control Severance Plan

The COC Severance Plan provides enhanced severance benefits for key executives to incent their retention during a period in which a change of control transaction is being negotiated or a hostile takeover is being attempted. Messrs. Stander, Lovins and Melo are our only NEOs eligible to participate in the COC Severance Plan, which entitles them to benefits only if they are terminated not for “cause” or terminate employment for “good reason” within 24 months of the change of control (a “double trigger”). In these circumstances, these NEOs would be entitled to the benefits shown below. In the event of termination following a change of control, our Level 3 NEOs would be entitled to receive benefits under the Severance Plan described above. Mr. Butier ceased being eligible to participate in the COC Severance Plan when he became Executive Chairman in September 2023.

Lump-sum payment equal to annual base salary + target AIP award for year of termination + cash value of 12 months of employer and employee medical and dental insurance premiums	×	3 For CEO	+	Prorated target AIP award for year in which termination occurs	+	Outplacement services of up to $25,000 for up to one year

2 For Level 2 NEOs

Benefits Not Subject to Gross-up. Benefits are subject to withholding for all applicable taxes and not grossed-up for excise or other taxes. However, if the payment would trigger an excise tax, the participating NEO can elect to receive (i) full benefits, retaining responsibility for paying any applicable excise taxes, or (ii) reduced benefits to an amount sufficient to eliminate any excise tax liability. In the 2023 termination payments table, COC payments would only have triggered an excise tax for Messrs. Stander and Melo.

86	2024 Proxy Statement | Avery Dennison Corporation

Definition of Change of Control. Change of control is defined as (i) replacement of a majority of our Board during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of our Board; or (ii) acquisition by any person, group or corporation that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition or similar business transaction with our company, of (A) together with any of our company’s stock previously held, more than 50% of the total fair market value or the total voting power of our company’s stock; (B) 30% or more of the total voting power of our company’s stock during any 12-month period; or (C) assets of our company having a total gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets during any 12-month period.

Definition of Cause. Cause is defined as it is under the Severance Plan.

Definition of Good Reason. Good reason is defined as (i) material diminution in base compensation; (ii) material diminution in authority, duties or responsibilities or supervisor’s authority, duties or responsibilities; (iii) material change in geographic job location; or (iv) any other action or inaction that constitutes a material breach by our company.

Equity Incentive Plans

Under our 2017 Incentive Award Plan, unvested equity awards held by our NEOs on the date of termination would vest as shown in the table below, subject to the plan’s one-year minimum vesting requirement. Mr. Stander was the only NEO who qualified as retirement eligible at year-end 2023.

VESTING OF EQUITY AWARDS ON TERMINATION EVENTS
	PUs	MSUs	RSUs	Stock Options

Resignation or Involuntary Termination, Whether or Not for Cause	Cancelled	Cancelled	Cancelled	Cancelled

Death	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Disability	Vest at time of event on prorated basis based on target performance	Vest at time of event on prorated basis based on target performance	Vest	Cancelled

Qualifying Retirement	Vest after end of performance period on prorated basis based on actual performance	Vest after end of performance period on prorated basis based on actual performance	Vest	Vest and exercisable for term of option

Change of Control	Vest based on actual, if determinable, and otherwise target performance only in event of termination without cause or for good reason within 24 months after change of control	Vest based on actual, if determinable, and otherwise target performance only in event of termination without cause or for good reason within 24 months of change of control	Vest only in event of termination without cause or for good reason within 24 months after change of control	Vest only in event of termination without cause or for good reason within 24 months after change of control

Avery Dennison Corporation | 2024 Proxy Statement	87

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 30, 2023

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)

Equity compensation plans approved by security holders
Amended and Restated Stock Option and Incentive Plan(1)	141,108	$73.96	–
2017 Incentive Award Plan(2)	883,618	$190.54	2,608,120

Total	1,024,726	$109.92	2,608,120

(1)

Our Amended and Restated Stock Option and Incentive Plan was last approved by stockholders in April 2012. We ceased issuing awards under this plan in March 2017. Under this plan, shares issuable under outstanding equity awards only include stock options for officers. Amount in column (A) reflects 141,108 stock options.

(2)

Our 2017 Incentive Award Plan was approved by our stockholders in April 2017. We began issuing awards under this plan in May 2017. Shares issuable under outstanding equity awards granted under this plan include (i) RSUs and DSUs for non-employee directors and (ii) RSUs, PUs and MSUs for officers and other eligible employees. Amount in column (A) includes 66,540 RSUs, 109,702 DSUs, 238,882 MSUs (including accrued dividend equivalents and reflecting the tranches granted in 2021, 2022 and 2023), 405,539 PUs (reflecting the tranches granted in 2021, 2022 and 2023) and 62,955 stock options. For awards subject to vesting as of December 30, 2023, payouts were based on actual performance. For unvested awards as of December 30, 2023, awards with projected performance at or below target were calculated at the target level of performance and awards with projected performance above target were calculated at the maximum level of performance. Amount in column (C) represents the aggregate number of shares available for future issuance, with each full-value award decreasing the number of shares available for future issuance by 1.5 shares.

88	2024 Proxy Statement | Avery Dennison Corporation

PAY VS. PERFORMANCE DISCLOSURE

The table below reflects information regarding the compensation of our NEOs for the last four fiscal years, as well as our financial performance for those fiscal years, in accordance with SEC rules.

Year	Summary Compensation Table Total for Stander ($) (1)	Compensation Actually Paid to Stander ($) (2)	Summary Compensation Table Total for Butier ($) (1)	Compensation Actually Paid to Butier ($) (2)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (1)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2)	Value of Initial Fixed $100 Investments Based on:			Net Income ($)	Adjusted EPS ($) (4)
							Total Stockholder Return ($)	Peer Group Total Stockholder Return ($) (3)	Former Peer Group Total Stockholder Return ($) (3)

2023	$6,070,962	$7,216,077	$9,700,108	$10,879,032	$2,107,852	$351,353	$165.02	$118.91	$158.44	$502,988,000	$7.90

2022	–	–	$9,107,739	$7,588,568	$2,405,277	$2,220,289	$145.19	$110.49	$133.60	$757,092,000	$9.15

2021	–	–	$12,433,721	$31,508,041	$2,342,467	$5,263,092	$170.89	$134.41	$151.44	$740,087,000	$8.91

2020	–	–	$8,709,348	$13,337,289	$2,248,966	$2,725,777	$120.83	$121.14	$117.22	$555,863,000	$7.10

(1)
For each fiscal year, represents amount reported for our CEO(s) and average amount reported for our non-CEO
NEOs, in each case in the Total column of the Summary Compensation Table. Our NEOs for each of these fiscal years are shown below.

Year	CEO(s)	Non-CEO NEOs
2023	Deon Stander/Mitchell Butier	Gregory Lovins, Francisco Melo, Deena Baker-Nel and Nicholas Colisto
2022	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker
2021	Mitchell Butier	Deon Stander, Gregory Lovins, Deena Baker-Nel and Ignacio Walker
2020	Mitchell Butier	Deon Stander, Gregory Lovins, Anne Hill and Susan Miller

(2)
Amounts represent Compensation Actually Paid to our CEO(s) and the average Compensation Actually Paid to our non-CEO
NEOs for the relevant fiscal year. Compensation Actually Paid represents the amount reported in the Total column of the Summary Compensation Table for the applicable fiscal year. For 2023, amounts were adjusted as shown below. Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined as follows: (i) for RSUs, the closing price of our common stock on the fiscal year-end
date, or, in the case of vesting RSUs, the closing price of our common stock on the applicable vesting date; (ii) for the performance condition component of PUs, the same valuation methodology as RSUs except that year-end
values were multiplied by a factor reflecting achievement of the probable outcome of the respective cumulative EVA performance objective as of the applicable measurement date; and (iii) for the market condition component of PUs and for MSUs, using the
Monte-Carlo
simulation method, which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value to estimate the probability of achieving the respective performance objective as of the applicable measurement date. For information on the inputs to our Monte-Carlo simulations, see the footnotes of our 2023 Summary Compensation Table. For these purposes, awards for retirement-eligible NEOs are considered vested only at the time of retirement.

	2023

Adjustments	Stander	Butier	Average Non-CEO NEOs

Decrease for amounts reported under Stock Awards and Option Awards columns in 2023 Summary Compensation Table	$(5,071,394)	$(8,285,412)	$(1,466,116)

Increase based on ASC 718 fair value of awards granted during fiscal year 2023 that remained unvested as of fiscal year-end 2023, determined as of fiscal year-end 2023	6,275,523	8,478,701	1,475,171

Increase based on ASC 718 fair value of awards granted during fiscal year 2023 that vested during fiscal year, determined as of vesting date	274,937	1,099,647	121,693

Increase/Decrease for awards granted during prior fiscal years that were outstanding and unvested as of fiscal year-end 2023, determined based on change in ASC 718 fair value from prior fiscal year-end to fiscal year-end 2023	(354,708)	(1,784,812)	(2,025,711)

Increase/Decrease for awards granted during prior fiscal years that vested during fiscal year 2023, determined based on change in ASC 718 fair value from prior fiscal year-end to vesting date	20,757	1,676,612	138,669

Decrease for change in the actuarial present values reported under Change in Pension Value and NQDC Earnings column of 2023 Summary Compensation Table	–	(5,812)	(205)

Increase for service cost and, if applicable, prior service cost, for pension plans	–	–	–

Total Adjustments	$1,145,115	$1,178,924	$(1,756,499)

(3)
In 2023, we modified our peer group to show our relative performance more consistent with the methodology used by peer companies. For the relevant fiscal year, represents the cumulative TSR of the Dow Jones U.S. Containers & Packaging Index (the “Peer Group”), of which we are a member. Our former peer group (the “Former Peer Group”), which represents the cumulative TSR of the average return (weighted by market capitalization) of the S&P 500 Industrials and Materials subsets, is also presented in accordance with SEC guidance.

(4)	Adjusted EPS is a non-GAAP financial measure reconciled from GAAP in Appendix A of this proxy statement.

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Relationship Between Financial Performance Measures
The graphs below compare the Compensation Actually Paid to our CEO(s) and the average of the Compensation Actually Paid to our non-CEO
NEOs with our (i) TSR, Peer Group TSR and Former Peer Group TSR, (ii) net income and (iii) adjusted EPS, in each case for our 2020, 2021, 2022 and 2023 fiscal years. TSR amounts assume $100 invested on December 31, 2020 and reinvestment of dividends.
Reflecting the Compensation Committee’s philosophy of paying for performance and incenting our executives using long-term equity awards primarily tied to our stock price and TSR, the Compensation Actually Paid to our NEOs was generally aligned with our TSR performance.
In 2020 and 2021, as our TSR significantly grew, the Compensation Actually Paid to our CEO and non-CEO
NEOs also increased. In 2022, when our TSR decreased, the Compensation Actually Paid also decreased. While our TSR modestly increased in 2023 and the Compensation Actually Paid to Mr. Butier increased as well, the average Compensation Actually Paid to our non-CEO
NEOs substantially decreased due to the impact of the adjustments shown in footnote (2) above. We believe that the inclusion of both absolute and relative TSR as performance objectives in our annual LTI awards to NEOs, which comprises the majority of their compensation, ensures ongoing alignment of Compensation Actually Paid to our TSR performance.
The growth in our net income from 2020 through 2022 did not directly align with Compensation Actually Paid. In each of those three years, our net income grew; however, our Compensation Actually Paid varied over the period. Net income declined in 2023, while Compensation Actually Paid to Mr. Butier increased and Compensation Actually Paid to our non-CEO
NEOs substantially decreased due to the impact of the adjustments shown in footnote (2) above. Compensation Actually Paid is less sensitive to net income because our executive compensation program prioritizes longer-term equity compensation primarily tied to our stock price and TSR and secondarily to cumulative EVA, each of which we expect will continue to have a much greater impact than net income on Compensation Actually Paid.
Outside of our TSR performance, we believe that adjusted EPS is the most important financial measure that ties the compensation of NEOs to our performance. Adjusted EPS is the primary driver of stockholder value creation; it is also the measure we use to provide guidance to our investors on our anticipated annual performance. Despite the importance of adjusted EPS as a performance objective under our annual incentive compensation program, the impact of adjusted EPS on Compensation Actually Paid is moderated by the much stronger correlation Compensation Actually Paid has with our stock price and TSR performance as a result of the emphasis in our executive compensation program on longer-term equity awards.

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Pay vs. Performance Financial Performance Measures
We believe the financial performance measures shown below, all of which are performance objectives used in our executive compensation program, were the most important in linking Compensation Actually Paid to our NEOs for 2023. For additional information regarding these measures, including reconciliations of non-GAAP
financial measures from GAAP,
see
the
Compensation
and
Discussion Analysis
and
Appendix
A sections of this proxy statement.

•	Absolute TSR and Relative TSR

•	Adjusted EPS

•	Cumulative EVA

•	Adjusted Sales Growth

•	Adjusted Free Cash Flow

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CEO PAY RATIO

With ~69% of our 2023 revenues originating outside the U.S. and ~40% of our revenues originating in emerging markets (Asia Pacific, Latin America, Eastern Europe and Middle East/Northern Africa), our employees are located in more than 50 countries to best serve our customers. At year-end 2023, ~83% of our employees were located outside the U.S. and ~66% were located in emerging markets, where median compensation is substantially lower than it is in the U.S.

The charts below show the demographics of our global workforce by region and function. At year-end 2023, ~20,000 of our employees were in Asia Pacific, serving our customers in the region. In addition, ~22,500 employees at that time worked in the operations of our manufacturing facilities or in positions directly supporting them from other locations.

We offer market-based, competitive wages and benefits in the markets where we compete for talent. All of our employees were paid at least the applicable legal minimum wage, and over 98% of our employees were paid above the applicable legal minimum wage at year-end 2023.

Effective September 2023, Mr. Stander was appointed as our new CEO. In accordance with SEC rules, we have annualized Mr. Stander’s compensation for purposes of calculating our CEO pay ratio.

2023 PAY RATIO

•	The 2023 total compensation of our median employee (among all employees except our year-end CEO) was $15,679.

•

The compensation of our year-end CEO of $6,070,962, as reported in the Total column of the 2023 Summary Compensation Table, was adjusted to annualize his base salary to $1.1 million, resulting in total compensation of $6,323,731.

•	Based on this information, a reasonable estimate of the 2023 ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 403 to 1.

We calculated this ratio based on SEC rules and guidance, which allow for companies to use varying methodologies to identify their median employee. Other companies may have different workforce demographics and employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions. As a result, their CEO pay ratios may not meaningfully compare to ours.

IDENTIFICATION OF MEDIAN EMPLOYEE

Due to changes in our global workforce from prior year, we determined a new median employee for purposes of calculating our 2023 CEO pay ratio. Consistent with our prior practice, to identify our median employee, we considered annual base compensation, which is the principal compensation element for the vast majority of our employees globally. We measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2023, making no cost-of-living adjustments.

We selected December 19, 2023 as the date on which to determine our median employee. As of that date, we had 34,472 employees, 28,743 of which were located outside the U.S. and 22,751 of which were located in emerging markets. We utilized the de minimis exemption to exclude the following countries representing no more than 5% of our

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global population in the aggregate: Kenya (15 employees), Mauritius (18 employees), Pakistan (345 employees), Indonesia (473 employees) and Sri Lanka (523 employees), representing approximately 0.04%, 0.05%, 1.0%, 1.37% and 1.52%, respectively, of our global workforce at that time.

To determine our medianable group, we used a statistical sampling approach known as stratified sampling to concentrate on medianable employees, which were those within a narrow range of the estimated median annual salary of $13,017, because these employees were all reasonably likely to be our median employee. We identified 405 employees with an annual salary within $500 of this amount. Because employees from China represented approximately 46% of the medianable group, we narrowed the medianable group to those 185 employees. Finally, we identified the six employees who had the potential to be our median employee by analyzing additional qualitative and quantitative characteristics, including pay volatility.

MEDIAN EMPLOYEE COMPENSATION

Our median employee was a full-time, salaried employee working at a manufacturing facility in China, with annual base compensation of $12,960. For purposes of this disclosure, we converted the employee’s annual base compensation from Chinese Yuan to U.S. dollars using the average monthly exchange rate during 2023 of 0.14128373.

In determining the annual total compensation of $15,679 for our median employee, we calculated the employee’s compensation consistent with how we determined our CEO’s total compensation for the 2023 Summary Compensation Table.

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ITEM 3 – APPROVAL OF CERTIFICATE OF AMENDMENT TO OUR

     AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

After careful consideration and upon the recommendation of the Governance Committee, our Board has determined it to be advisable and has approved, and recommends that our stockholders approve at the Annual Meeting, a Certificate of Amendment (the “Charter Amendment”) to our Amended and Restated Certificate of Incorporation (“Charter”) to provide stockholders of record holding, in the aggregate, at least 25% of the voting power of our outstanding common stock the right to request that our Corporate Secretary call special meetings of stockholders. If stockholders approve the Charter Amendment, which is described below and included in its entirety in Appendix B of this proxy statement, our Board will amend our Bylaws to specify the notice, information and other requirements for stockholders to request that our Corporate Secretary call a special meeting of stockholders that will become effective upon the effectiveness of the Charter Amendment.

Pursuant to our Charter, stockholders currently do not have the right to request that we call special meetings of stockholders. Based on its ongoing review of our governance program and the feedback received during our 2023 engagements with investors, the Governance Committee and our Board have recognized that providing stockholders with the ability to request that special meetings be called is considered by various stakeholders to be an important element of a strong governance program. Our Board considers special meetings to be extraordinary events that should be held only when significant strategic concerns or other similar considerations require that the matters to be addressed not be delayed until our next Annual Meeting. Our investor relations and stockholder engagement programs provide forums in which stockholders may communicate directly with our Board and members of management throughout the year on topics of interest to them.

Because special meetings would be expensive and time-consuming for our company and potentially disrupt our normal business operations, our Board believes that a small percentage of stockholders should not be entitled to request that special meetings be called for their own interests, which may not be shared by the majority of our stockholders. To better inform our Board’s recommendation, we considered feedback from our investors, and while they expressed a variety of preferences and thresholds either during engagement or in their published policies, we found broad support for a 25% minimum ownership threshold for stockholders to be able to request that special meetings be called. Our Board believes that this threshold is appropriate as it would provide stockholders with a meaningful right to request that a special meeting be called while mitigating the risk that company resources are expended to serve the narrow self-interests of a few minority stockholders.

The Charter Amendment makes only one additional change, which is to remove out-of-date references to the declassification of our Board that had been fully implemented by April 2014, providing that directors shall be elected annually for one-year terms, consistent with existing Charter provisions and best practices.

In light of these considerations, our Board believes that the adoption of a right for stockholders to request that a special meeting be called as set forth in the Charter Amendment establishes the appropriate balance between enhancing stockholder rights and protecting stockholder interests.

Board Recommendation

Our Board recommends that you vote FOR a Certificate of Amendment to our

Amended and Restated Certificate of Incorporation to provide that stockholders holding at least 25%

of our common stock have the right to request that we call special meetings of stockholders.

Properly dated and signed proxies will be so voted unless you specify otherwise.

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Complete Text of Proposed Charter Amendment

The foregoing description is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed Charter Amendment attached to this proxy statement as Appendix B.

Conforming Changes to the Bylaws

If the Charter Amendment is approved by stockholders at the Annual Meeting, our Board will amend our Bylaws to specify the procedural and related requirements for stockholder-requested special meetings. These procedural amendments are intended to ensure that our company and stockholders receive appropriate information about the special meeting and that the special meeting is not duplicative of matters that were, or in the near term could be, covered at an Annual Meeting. A summary of the planned amendments to our Bylaws is set forth below.

•

Ownership Provisions. We will be required to call a special meeting of stockholders upon the written request of one or more stockholders of record who “own” (as defined in our Bylaws) shares representing at least 25% of the voting power of our outstanding common stock. Multiple special meeting requests will be considered together for purposes of the 25% ownership threshold if they identify substantially the same purpose and are dated and delivered to our Corporate Secretary within 60 days of the first date on which a special meeting request was properly delivered to our company.

•

Information Provisions. The special meeting request must include, among other things, certain information, statements, representations, agreements and other documents as set forth in our Bylaws, including such items as would be required if the proponent were seeking to nominate directors or propose other business at an Annual Meeting under the advance notice provisions of our Bylaws. This is intended to provide our company and stockholders with the same information about matters that a stockholder seeks to present for stockholder vote, whether the stockholder is using the advance notice process or requesting that a special meeting be called.

•

Additional Provisions. A special meeting would be required to be held not more than 90 days after we receive a valid special meeting request at such time, date and place, if any, as determined by our Board. The amendments to our Bylaws will set forth certain procedural requirements that our Board believes are appropriate to avoid duplicative or unnecessary special meetings. Under these provisions, a special meeting request would not be valid if:

¡	It does not comply with the requirements pertaining to special meeting requests set forth in our Bylaws

¡	It relates to an item of business that is not the proper subject of stockholder action under applicable laws

¡	It is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding Annual Meeting and ending on the date of the next Annual Meeting

¡

An identical or substantially similar item (a “Similar Item”), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the special meeting request is delivered

¡	A Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the special meeting request is delivered

¡

A Similar Item is included in our company’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by our company of the special meeting request

¡

The special meeting request was made in a manner that violated Regulation 14A under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) (as defined in Section 12) or other applicable laws

The amendments to our Bylaws will specify that the business to be transacted at a stockholder-requested special meeting will be limited to the business stated in a valid special meeting request and any additional business that our Board determines to include in the notice for the special meeting.

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ITEM 4 – RATIFICATION OF APPOINTMENT OF

     INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee – which is directly responsible for the appointment, compensation (including approval of audit and non-audit fees) and evaluation of the independent registered public accounting firm that audits our financial statements and internal control over financial reporting – has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for fiscal year 2024 and our Board is seeking stockholder ratification of the appointment.

Stockholder ratification is not required by our Bylaws or applicable laws and regulations. However, our Board annually submits the appointment for stockholder ratification as part of our strong governance program. If stockholders were not to ratify the appointment, the Audit Committee would reconsider whether or not to retain PwC, but could determine to do so in its discretion. In addition, even if the appointment is ratified, the Audit Committee could subsequently appoint a different independent registered public accounting firm without stockholder ratification at that time if the committee were to determine that doing so was in the best interests of our company and stockholders.

Representatives of PwC will be available during the Annual Meeting to answer questions from stockholders.

Audit Committee Evaluation

In determining whether to reappoint PwC, the Audit Committee considered the firm’s qualifications, performance, independence and tenure, as well as the performance of the audit engagement team serving our company; the quality of its discussions with PwC; and the fees charged by PwC for the quality and scope of services provided. In connection with the 2024 appointment, the Audit Committee considered, among other things, the factors described below.

•

Audit Quality – The quality of PwC’s audit and non-audit work based on its oversight of its work product, considering the firm’s (i) compliance with accounting, auditing and regulatory requirements; (ii) understanding of our businesses and the financial environments in which we operate; (iii) identification and resolution of issues in a timely manner; and (iv) integrity, objectivity and professional skepticism in performing our audits, as well as its 2023 Audit Quality Report presented to the Audit Committee in February 2024

•

Performance – PwC’s effectiveness during its prior-year audits, noting the firm’s agility and strong performance in 2023, as well as its engagement of subject matter experts from the firm to deliver additional value

•

Qualitative Review – The results of our survey of members of management and the Audit Committee evaluating PwC’s (i) expertise and resources; (ii) quality and timeliness of audit planning; (iii) communication and interaction; (iv) independence, objectivity and professional skepticism; and (v) value from fees, noting identified strengths and accomplished improvements, as well as suggestions for further improvement across the surveyed categories

•	Self-Assessment – PwC’s self-assessment of its performance and its satisfaction of the service needs and expectations of the Audit Committee and management during the 2023 audit

•

Regulatory Reviews – External data on PwC’s audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) report on the firm provided to the Audit Committee in January 2024

•

Fees – The reasonableness of PwC’s fees for audit and non-audit services, both on an absolute basis and relative to peer firms, including management’s benchmarking of our audit fees relative to those of peer companies, the key drivers of variances and the firm’s targeted areas of increased productivity

•

Independence – PwC’s processes to ensure it maintains independence, including required independence training for all partners and staff and global deployment of an independence monitoring system for their personal affiliations; written disclosures from the firm; and the independence letter required by the PCAOB

•

Tenure – PwC’s tenure as our independent auditor, reflecting on the feedback from certain of our investors counterbalanced against the benefits of having a longer-tenured auditor, as well as the controls the Audit Committee and PwC have in place to mitigate potential independence risk. In 2022, the Audit Committee deliberated on conducting a formal process to consider the selection of a new independent auditor, determining not to do so given its continued overall satisfaction with PwC’s effectiveness and performance; our multiple engagements of other registered public accounting firms to perform various non-audit services for our company, which could impair their independence and limit their ability to serve as our independent registered public accounting firm; the Committee’s adherence to regular rotation of PwC’s lead engagement

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partner and lead relationship partner; and potential risks to audit quality and timeliness. In 2023, it noted that a new lead relationship partner began working with the Audit Committee in 2022 and a new lead engagement partner would begin overseeing the audit in 2024, in each case bringing fresh perspective.

The Audit Committee has determined that the appointment of PwC is in the best interest of our company and stockholders. The Audit Committee has appointed PwC as our independent registered public accounting firm for fiscal year 2024 and our Board recommends that stockholders ratify the appointment.

Board Recommendation

Our Board recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2024.

Properly dated and signed proxies will be so voted unless you specify otherwise.

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AUDIT MATTERS

AUDITOR TENURE

PwC has been our independent registered public accounting firm since 1998 and served in that capacity during fiscal year 2023. Through its predecessor entities, the firm has served as our independent auditor since at least 1954 based on records we have been able to locate; we have been unable to determine the exact year PwC began serving as our independent auditor. PwC is well-qualified to continue serving as our independent registered public accounting firm, understands our operations and accounting practices, and maintains rigorous procedures to ensure auditor independence, which are discussed with and evaluated by the Audit Committee. A few of our investors have suggested that, because longer tenure poses a risk to auditor independence, the Audit Committee should consider appointing a different firm. After giving these views due consideration, the Audit Committee most recently determined not to undertake a formal process to potentially select a new firm in 2022. The committee determined to reappoint PwC for 2024 because it continues to believe that PwC provides, high-quality audit services on the scale and with the effectiveness and independence the committee requires, giving consideration to the factors shown below.

•

Audit Quality and Performance – PwC has deep institutional knowledge regarding our operations, businesses, and accounting policies and practices, and optimizes its people and technology to deliver quality assurance services and consistently improve its performance

•	Scale – PwC has a global presence with resources in virtually all of the countries in which we do business, enabling the firm to perform statutory audit work on our subsidiary accounts

•	Capability – PwC’s capability and experience understanding the breadth and complexity of our global operations

•	Fresh Perspective – The appointments of a new lead engagement partner for the 2024 audit and a new lead relationship partner in 2022, each of whom brings fresh perspective

•	Efficiency – PwC brings customized knowledge using judgment tailored to our audits, allowing for significant time savings

•	Cost-Effectiveness – PwC’s ability to cost-effectively perform audit, audit-related, tax compliance, tax planning and other services

In conducting its regular review of whether to appoint a new independent registered public accounting firm, among other things, the Audit Committee considers the fact that onboarding a new firm would require a significant time commitment on the part of management, potentially distracting from the paramount focus on financial reporting and internal controls, without necessarily increasing audit quality.

The Audit Committee recognized PwC’s use of digital tools to improve efficiencies in the areas of business performance analytics and auditing of the consolidation process, as well as the expanded use of its tool for gathering and managing audit requests. In addition, PwC has continued to improve utilization of its global deliverable model to manage service delivery cost, drive standardization and execute a quality audit.

PwC continuously provides the Audit Committee and management with accounting/financial reporting insights and best practices relevant to our business, as well as advance notice of legislative and regulatory developments that could have a significant impact on our company.

The Audit Committee has several controls in place to mitigate any potential independence risk related to auditor tenure, including those described below.

•

Annual Review of Performance and Independence – In addition to its ongoing assessment and feedback provided to PwC, the Audit Committee evaluates the firm’s performance and independence, as well as other factors such as auditor tenure, in determining whether or not to reappoint the firm for the following year

•

Limits on Non-Audit Services – The Audit Committee assesses the impact providing non-audit services may have on PwC’s independence each time it approves the firm’s provision of these services, as well as during its annual assessment of the firm’s independence; our company regularly uses other independent registered public accounting firms to provide non-audit services, engaging PwC only if permissible and where doing so confers significant benefits given its role as our independent auditor

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•

Regular Consideration of Auditor Rotation – The Audit Committee regularly considers whether to change the independent registered public accounting firm based on its assessment of PwC’s audit quality, performance, compensation, independence and tenure, having most recently done so in 2022

•	Executive Sessions – The Audit Committee meets regularly both with PwC without management present and with management without PwC present

•

Lead Engagement Partner Rotation and Selection – A new lead engagement partner is designated at least every five years, with the current partner having been designated in advance of the 2019 audit. The Audit Committee began discussions with the firm regarding the next lead engagement partner in mid-2022 and has selected the individual who will begin leading the audit in 2024. In both cases, the Audit Committee interviewed the partner prior to his designation, and the Audit Committee was directly responsible for making the selection, in consultation with management and representatives from PwC.

•

Oversight by Lead Relationship Partner – PwC designates a separate lead relationship partner to provide additional assurance and objective oversight; this partner meets at least annually with the Audit Committee and is available as needed to resolve any issues that may arise. A new lead relationship partner was designated in 2022, having been selected by the Audit Committee in consultation with PwC leadership. This additional oversight and escalation point to address issues that may arise strengthens the independence of the audit engagement team and helps ensure continuous improvement in service quality.

AUDITOR INDEPENDENCE

PwC has advised us that neither the firm nor any member thereof has any financial interest, direct or indirect, in our company or our subsidiaries, confirming to the Audit Committee that it is in compliance with the rules, standards and policies of the PCAOB and the regulations of the SEC governing auditor independence. In February 2024, the Audit Committee reviewed the non-audit services provided by PwC during 2023, including the related fees associated with previously pre-approved services, in assessing whether the firm’s provision of these services impaired PwC’s independence.

The Audit Committee discussed with PwC its independence from our company, Board and management and concluded that PwC was independent during 2023.

AUDITOR COMPENSATION

In approving PwC’s services and fees, the Audit Committee considers whether PwC is best positioned to provide the services effectively and efficiently due to its familiarity with our operations, businesses, accounting policies and practices, internal controls, and financial and information technology systems, as well as whether the services enhance our ability to manage control risks and maintain audit quality. The Audit Committee regularly receives updates on the services provided by, and fees paid to, PwC to ensure that they are within the parameters approved by the Audit Committee; in the event that fees are expected to exceed what was pre-approved by the Audit Committee at the beginning of the audit, additional committee approval is required.

COMMITTEE APPROVAL OF SERVICES AND FEES

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services and fees provided by the independent registered public accounting firm. In the fourth quarter of 2022, the Audit Committee approved the (i) audit, audit-related and other services PwC could perform in 2023 and (ii) permissible tax services the firm could provide during the year. The Audit Committee pre-approved PwC’s fees for audit, audit-related, tax compliance, tax planning and other services in April 2023 (having approved interim fees for services through that time), received updates on year-to-date fees incurred in July and November, and assessed the final fees in connection with its review of audit results in February 2024. These procedures include reviewing and approving a plan for audit and permitted non-audit services, which includes a description of, and estimated fees for, each category of audit and non-audit services. Additional Audit Committee approval is required for services not included in the initial plan or for fees exceeding the budgeted amount for a particular category of services. The Audit Committee has delegated interim pre-approval authority to its Chair for additional services that may become necessary; these services are presented for approval by the entire Audit Committee at a subsequent meeting.

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AUDIT FEES

In fiscal years 2023 and 2022, PwC provided the services shown below for our company – all of which were approved by the Audit Committee in accordance with the procedures described above – for which we paid the firm the fees indicated.

	2023	2022

Audit Fees(1)	$9,623,000	$9,158,000

Audit-Related Fees(2)	207,000	203,000

Tax Fees:

Tax Compliance(3)	2,940,000	2,212,000

Tax Planning(4)	900,000	2,062,000

All Other Fees(5)	16,000	15,000

Total	$13,686,000	$13,650,000

(1)  Includes fees for services performed to comply with the standards established by the PCAOB, including the audits of our financial statements and internal control over financial reporting; audits in connection with statutory filings; and other services that the principal independent registered public accounting firm can most effectively and efficiently provide, such as procedures related to comfort letters, consents and reviews of our SEC filings.

(2)  Includes fees associated with assurance and related services traditionally performed by the independent registered public accounting firm and reasonably related to the performance of the audit or review of our financial statements, including assistance in financial due diligence related to acquisitions and divestitures and the audit or compliance services not required by applicable statutes or regulations. This category also includes audits of pension and other employee benefit plans, as well as the audit or review of information technology systems and internal controls unrelated to the audit of the financial statements.

(3)  Includes fees associated with tax compliance such as preparation of tax returns in foreign jurisdictions, tax audits and transfer pricing documentation.

(4)  Includes fees for U.S. and non-U.S. tax planning, as well as tax planning related to restructuring actions, acquisitions and divestitures.

(5)  Includes fees for any services other than those described in the above categories. In both years, included subscriptions and licenses to accounting and tax resources and other permissible services.

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AUDIT COMMITTEE REPORT

COMPOSITION AND QUALIFICATIONS

The Audit Committee (referred to in this report as the “Committee”) of our Board of Directors (our “Board”) is composed of the directors named at the end of this report, each of whom meets the enhanced independence and experience standards for audit committee members required by SEC rules and NYSE listing standards. Our Board has determined all members to be financially literate and designated Patrick Siewert as an “audit committee financial expert” under applicable SEC regulations. Members of the Committee are prohibited from sitting on the audit committee of more than two other public companies, and all members are in compliance with this restriction.

PRIMARY RESPONSIBILITIES

The Committee has a written charter approved by our Board, which is available under Corporate Governance in the investors section of our website. The Committee annually reviews its charter and recommends changes to the Board for approval. The charter was most recently amended in December 2023.

During fiscal year 2023, the Committee primarily performed the activities described below on behalf of our Board.

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Reviewed and discussed with management and the independent registered public accounting firm our quarterly and annual financial results, earnings release documentation and the related reports we file with the SEC

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Reviewed and discussed with management, our Internal Audit leader and the independent registered public accounting firm our internal controls report and the independent registered public accounting firm’s attestation thereof

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Evaluated the qualifications, performance and independence of the independent registered public accounting firm and met with representatives of the firm to discuss the scope, budget, staffing and progress of its audit

•

Maintained responsibility for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing its audit report or related work, as well as for approving the compensation of and engagement of any other registered public accounting firm preparing or issuing an audit report or related work or performing other audit or attest services

•	Supervised our Internal Audit leader with respect to the scope, budget, staffing and progress of the internal audit and evaluated his individual performance, as well as the performance of his function

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Discussed significant financial risk exposures, including our cybersecurity risk management program and risks related to our company’s information technology controls and security, and the steps taken by management to monitor and control these exposures

OVERSIGHT OF CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for our consolidated financial statements, accounting and financial reporting policies, internal control over financial reporting, and disclosure controls and procedures. The Committee appointed the independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) to provide audit, audit-related and tax compliance services, with limited tax planning and other services to the extent approved by the Committee. PwC performed independent audits of our 2023 consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (GAAP). The Committee’s responsibility is to monitor and oversee our accounting and financial reporting processes and the audits of our consolidated financial statements and internal control over financial reporting. The members of the Committee are not professionally engaged in the practice of auditing or accounting and rely without independent verification on the information provided to them and the representations made by management and PwC.

The Committee reviewed and discussed our consolidated financial statements and related footnotes for the fiscal year ended December 30, 2023 – including our critical accounting policies and management’s significant estimates and judgments – with management and PwC, as well as PwC’s report and unqualified opinion on its audits. Management represented to the Committee and PwC that our consolidated financial statements were prepared in accordance with GAAP. PwC presented the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. The Committee received these written disclosures and the letters from PwC required by the applicable requirements of the PCAOB regarding communications concerning independence – including Rule 3524, Audit Committee Pre-approval of Certain Tax Services, and Rule 3526, Communication with Audit Committees Concerning Independence – and discussed with PwC its independence from our company, Board and management.

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Based on the Committee’s review and discussions with management and PwC, as well as the Committee’s review of the representations of management and the audit report and unqualified opinion of PwC, the Committee recommended that our Board approve our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

OVERSIGHT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Committee is responsible for appointing the independent registered public accounting firm and monitoring and overseeing the firm’s qualifications, compensation, performance and independence. In this capacity, the Committee reviewed with PwC the overall scope of services and fees for its audit and monitored the progress of PwC’s audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the firm’s findings and required resources.

PwC provided to the Committee the written disclosures and independence letter required by the PCAOB. The Committee discussed with PwC its independence from our company and management and concluded that PwC was independent during fiscal year 2023. The Committee has a policy requiring pre-approval of fees for audit, audit-related, tax compliance, tax planning and other services and has concluded that PwC’s provision of limited non-audit services to our company in 2023 did not impair its independence.

Under its charter, the Committee is required to regularly consider whether it is appropriate to change the independent registered public accounting firm, having most recently formally evaluated whether it may be appropriate to do so in 2022, with a view to ensuring that audit quality would continue to be paramount. Recognizing that – aided by the regular rotation of both the lead engagement partner and the lead relationship partner – PwC has continued to exercise independence in challenging management, the Committee determined to retain PwC, noting the firm’s audit effectiveness and consistently improving service delivery.

The Committee has determined that the appointment of PwC as our independent registered public accounting firm for fiscal year 2024 is in the best interest of our company and stockholders. The Committee has appointed PwC in this capacity and our Board has recommended that stockholders ratify the appointment.

OVERSIGHT OF INTERNAL AUDIT

The Committee’s responsibility is to monitor and oversee our internal audit function, reviewing the significant audit results reported to management and management’s responses thereto. In this capacity, the Committee reviews with our Internal Audit leader the overall scope and budget for the internal audit, and regularly monitors the progress of the internal audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including key findings and required resources. The Committee supervises our Internal Audit leader in the conduct of his operational responsibilities and evaluates his individual performance as well as that of the entire internal audit function.

EXECUTIVE SESSIONS

The Committee regularly meets separately in executive session without management present with each of our Internal Audit leader and PwC to review and discuss their evaluations of the overall quality of our accounting and financial reporting and internal control. The Committee also regularly meets, without PwC or our Internal Audit leader present, with management, our CFO and our Controller, and meets as needed with other members of management such as our CEO and CLO, to discuss, among other things, significant risk exposures impacting our financial statements and accounting policies.

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STOCKHOLDER FEEDBACK

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints regarding our accounting, internal controls and auditing matters. See Complaint Procedures for Accounting and Auditing Matters in the Governance section of this proxy statement. The Committee welcomes feedback regarding its oversight of our audit program. Stockholders may communicate with the Committee by writing to the Audit Committee Chair, c/o Corporate Secretary, 8080 Norton Parkway, Mentor, Ohio 44060.

Former director Anthony Anderson served on the Audit Committee through July 2023 and new director Maria Fernanda Mejia was appointed to the Audit Committee in February 2024. Neither Mr. Anderson nor Ms. Mejia participated in the review, discussions and recommendations reflected in this Audit Committee Report.

Martha N. Sullivan, Chair	Andres A. Lopez	Patrick T. Siewert	William R. Wagner

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SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned by our (i) current directors; (ii) NEOs; (iii) current directors and executive officers as a group; and (iv) greater-than-five-percent, or “significant,” stockholders, in each case as of the February 26, 2024 record date for the Annual Meeting.

Name of Beneficial Owner	Common Stock(1)	Number of Rights Exercisable and Vesting within 60 Days(2)	Number of Shares Beneficially Owned	Percent of Class(3)

Current Directors
Bradley A. Alford	24,085	22,398	46,483	*
Mitchell R. Butier	308,264	202,673	510,937	*
Ken C. Hicks	29,932	15,330	45,262	*
Andres A. Lopez	2,245	1,649	3,894	*
Maria Fernanda Mejia	–	–	–	*
Francesca Reverberi	108	–	108	*
Patrick T. Siewert	17,255	–	17,255	*
Julia A. Stewart	10,698	43,303	54,001	*
Deon M. Stander	46,478	13,730	60,208	*
Martha N. Sullivan	17,590	13,864	31,454	*

William R. Wagner	510	–	510	*
Non-Director NEOs
Gregory S. Lovins	64,230	13,914	78,144	*
Francisco Melo	16,905	3,429	20,334	*
Deena Baker-Nel	3,111	4,162	7,273	*

Nicholas R. Colisto	7,978	3,766	11,744	*

All current directors and executive officers as a group (17 persons)	561,632	342,584	904,216	1.1%
Significant stockholders
The Vanguard Group(4)	9,623,611	–	9,623,611	12.0%
BlackRock, Inc.(5)	7,381,914	–	7,381,914	9.2%
T. Rowe Price Investment Management, Inc.(6)	4,276,716	–	4,276,716	5.3%

(1)

Each current director, non-director NEO and current executive officer has sole voting and investment power with respect to their respective shares and no shares have been pledged as security by any such person. Includes the following shares held in our employee savings plan as of February 26, 2024: Butier – 4,150, Lovins – 2,159, Baker-Nel – 1,413, and all current directors and executive officers as a group –8,649. Their business address is 8080 Norton Parkway, Mentor, Ohio 44060.

(2)

Numbers reported in this column are not entitled to vote during the Annual Meeting. Includes the following number of DSUs deferred through the DDECP by the following directors as of February 26, 2024, as to which they have no voting or investment power: Alford – 22,398; Hicks – 15,330; Lopez – 1,649; Stewart – 43,303; and Sullivan – 13,864. DSUs are included as beneficially owned because, if the director were to leave our Board, his or her DDECP account would be valued as of the date of separation and the equivalent number of shares of our common stock, less fractional shares, would be issued to the separating director. For Messrs. Butier and Stander and all non-director NEOs and executive officers, includes PUs and MSUs vesting within 60 days of February 26, 2024.

(3)	Percent of class based on 80,520,396 shares of our common stock outstanding as of February 26, 2024. Individuals with an (*) beneficially own less than 1% of our outstanding common stock.

(4)

Number of shares beneficially owned based on information as of December 31, 2023 contained in Amendment No. 13 to Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group has sole voting power with respect to no shares; shared voting power with respect to 102,691 shares; sole dispositive power with respect to 9,281,495 shares; and shared dispositive power with respect to 342,116 shares. The Vanguard Group is an investment adviser, in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, with a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Number of shares beneficially owned based on information as of December 31, 2023 contained in Amendment No. 15 to Schedule 13G filed with the SEC on January 24, 2024. BlackRock, Inc. has sole voting power with respect to 6,640,110 shares; shared voting power with respect to no shares; sole dispositive power with respect to all 7,381,914 shares; and shared dispositive power with respect to no shares. BlackRock, Inc. is a parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act, with a business address of 50 Hudson Yards, New York, New York 10001.

(6)

Number of shares beneficially owned based on information as of December 31, 2023 contained in Schedule 13G filed with the SEC on February 14, 2024. T. Rowe Price Investment Management, Inc. has sole voting power with respect to 1,881,941 shares; shared voting power with respect to no shares; sole dispositive power with respect to all 4,276,716 shares; and shared dispositive power with respect to no shares. T. Rowe Price Investment Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, with a business address of 101 E. Pratt Street, Baltimore, Maryland 21201.

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RELATED PERSON TRANSACTIONS

Under our Governance Guidelines, Board members are expected to comply with our Code of Conduct and avoid any action, position or interest that conflicts or may appear to conflict with those of our company. The Governance Committee oversees our conflict of interest policy, which prohibits our officers (including all executive officers) and employees – or any of their immediate family members – from directly or indirectly doing business, seeking to do business or owning an interest in an entity that does business or seeks to do business with our company without having received prior written approval. Any officer or employee who has a question as to the interpretation of the policy or its application to a specific activity, transaction or situation may submit the question in writing to our law department for any further review necessary by the Governance Committee.

All employees at the level of manager and above and all non-supervisory professionals are regularly required to complete a compliance certification in which they must (i) disclose, among other things, whether they or any of their immediate family members have a job, contract or other position with an entity that has commercial dealings with our company and (ii) certify that they have complied with our Code of Conduct and key company policies. Disclosures are reviewed by our compliance and law departments in consultation with senior management to determine whether the activity has the potential to significantly influence our business. The Governance Committee received a report from our Chief Compliance Officer on the disclosures elicited in the 2022 compliance certification in early 2023. We plan to conduct the compliance certification process later this year, after which results will be discussed with the Governance Committee. In the event that an unresolved disclosure potentially gives rise to a significant conflict of interest, the committee determines whether a conflict of interest exists or whether there is a reasonable likelihood that the activity, transaction or situation would influence the individual’s judgment or actions in performing his or her duties.

In addition, each of our directors and executive officers annually completes a questionnaire designed to solicit information about any potential related person transactions. Transactions involving directors are reviewed with the Governance Committee by our Corporate Secretary in connection with its annual assessment of director independence. Responses from executive officers are reviewed by our Corporate Secretary with oversight by the Governance Committee in the event any such transactions are identified.

We review internal financial records to identify transactions with security holders known by us from information contained in Schedules 13D or 13G filed with the SEC to be beneficial owners of more than 5% of our common stock to determine whether we have any relationships with the security holders that might constitute related person transactions under Item 404(a) of Regulation S-K. Our Corporate Secretary discusses any relationships constituting related person transactions with the Governance Committee.

During fiscal year 2023, there were no related person transactions requiring disclosure under SEC rules and regulations and all related person transactions were reviewed in accordance with the policies and procedures described above.

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VOTING AND MEETING Q&A

ANNUAL REPORT AND PROXY MATERIALS

HOW DO I ACCESS THE 2023 ANNUAL REPORT AND 2024 PROXY MATERIALS?

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers, banks and other nominees (collectively, “nominees”) who hold shares on behalf of beneficial owners (also called “street name” holders) will send a similar notice. You will have the ability to access our proxy materials on the website referred to in the Notice. Instructions on how to request printed proxy materials by mail, including an option to receive paper copies in the future, may be found in the Notice and on the website referred to in the Notice.

On or about March [●], 2024, we will make this proxy statement and 2023 Annual Report available online and begin mailing the Notice to all stockholders entitled to vote. On or about the same date, we will begin mailing our 2023 Integrated Report, which includes our 2023 Annual Report and 2024 notice and proxy statement, together with a proxy card, to stockholders entitled to vote during the Annual Meeting who have previously requested paper copies. In addition, if you request paper copies of these materials for the first time, they will be mailed within three business days of request. If you hold your shares in street name, you may request paper copies of the proxy statement and proxy card from your nominee by following the instructions on the notice your nominee provides to you.

Stockholders of record may obtain a copy of this proxy statement without charge by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

WHAT IS HOUSEHOLDING?

We will deliver one copy of our 2023 Integrated Report to stockholders sharing the same address. Householding allows us reduce our printing and postage costs and prevents multiple proxy materials from being received at your household; it does not impact the delivery of dividend checks.

For holders who share an address, we are sending only one 2023 Integrated Report to that address unless we have received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our 2023 Integrated Report, or if you receive multiple copies and wish to receive a single copy in the future, you may make your request by writing to our Corporate Secretary at 8080 Norton Parkway, Mentor, Ohio 44060.

If you wish to revoke your consent to householding and receive separate copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 866.540.7095 in the U.S. and Canada or write them c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

HOW CAN I ACCESS THE ANNUAL REPORT AND PROXY MATERIALS ELECTRONICALLY?

Instead of receiving paper copies of annual reports and proxy materials by mail in the future, you can elect to receive an email with a link to these documents on the internet, which allows you to access them more quickly, save us the cost of printing and mailing them to you, reduce the amount of mail you receive from us and help us preserve environmental resources.

You may enroll to access proxy materials and annual reports electronically for future Annual Meetings by registering online at the following website: https://enroll.icsdelivery.com/avy. If you are voting online, you can follow the links on the voting website to reach the electronic enrollment website.

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VOTING

WHO IS SOLICITING MY VOTE?

Our Board is soliciting your vote in connection with the Annual Meeting.

WHO IS ENTITLED TO VOTE?

Stockholders of record as of the close of business on February 26, 2024 are entitled to notice of, and to vote at, the Annual Meeting. Our common stock is the only class of shares outstanding, and there were 80,520,396 shares of common stock outstanding on February 26, 2024. The list of stockholders entitled to vote will be available for inspection during the Annual Meeting, as well as starting 10 days before the Annual Meeting during regular business hours at our company headquarters located at 8080 Norton Parkway, Mentor, Ohio 44060. You are entitled to one vote for each share of common stock you held on the record date.

HOW DO I VOTE?

You may vote by submitting a proxy or voting during the Annual Meeting at www.virtualshareholdermeeting.com/AVY2024. If you are a beneficial holder, you may only vote during the meeting if you properly request and receive a legal proxy in your name from the nominee that holds your shares.

The method of voting by proxy differs depending on whether you are viewing this proxy statement online or reviewing a paper copy.

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If you are viewing this proxy statement online, you may vote your shares by (i) submitting a proxy by telephone or online by following the instructions on the website or (ii) requesting a paper copy of the proxy materials and following one of the methods described below.

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If you are reviewing a paper copy of this proxy statement, you may vote your shares by (i) submitting a proxy by telephone or online by following the instructions on the proxy card or (ii) completing, dating and signing the proxy card included with the proxy statement and returning it in the preaddressed, postage-paid envelope provided.

Whether or not you plan to attend the Annual Meeting, we urge you to vote promptly using one of the methods described above. We encourage you to vote by telephone or online since these methods immediately record your vote and allow you to confirm that your votes have been properly recorded. Telephone and online votes must be received by 11:59 p.m. Eastern Time on April 24, 2024.

WHAT IF MY SHARES WERE ACQUIRED THROUGH THE DIRECT SHARE PURCHASE AND SALE PROGRAM?

Shares acquired through our Direct Share Purchase and Sale Program may be voted by following the procedures described above.

WHAT IF MY SHARES ARE HELD IN THE EMPLOYEE SAVINGS PLAN?

If you hold shares as a participant in our Employee Savings (401(k)) Plan, your vote serves as a voting instruction to Fidelity Management Trust Company, the trustee of the plan, on how to vote your shares. Your voting instruction must be received by the trustee by 11:59 p.m. Eastern Time on April 22, 2024.

If the trustee does not receive your instruction in a timely manner, your shares will be voted in the same proportion as the shares voted by plan participants who timely furnish instructions. Shares of our common stock that have not been allocated to participant accounts will also be voted by the trustee in the same proportion as the shares voted by plan participants who timely furnish instructions.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTE AFTER I HAVE VOTED?

If you give a proxy pursuant to this solicitation, you may revoke it at any time before it is acted upon during the Annual Meeting by (i) submitting another proxy by telephone or online (only your last instructions will be counted); (ii) sending a later dated paper proxy; or (iii) if you are entitled to do so, voting during the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy.

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If your shares are held in street name, you may only change your vote by submitting new voting instructions to your nominee. You must contact your nominee to find out how to change your vote. Shares held in our Employee Savings Plan cannot be changed or revoked after 11:59 p.m. Eastern Time on April 22, 2024, nor can they be voted during the Annual Meeting.

IS MY VOTE CONFIDENTIAL?

Except in contested proxy solicitations, when required by law or as authorized by you (such as by making a written comment on your proxy card, in which case the comment, but not your vote, may be shared with our company), your vote or voting instruction is confidential and will not be disclosed other than to the broker, trustee, agent or inspector of election tabulating your vote.

HOW WILL VOTES BE COUNTED?

Votes cast by proxy or during the Annual Meeting will be tabulated by a representative from Broadridge Financial Solutions, Inc., the independent inspector of election appointed by our Board. The inspector of election will also determine whether a quorum is present. During the Annual Meeting, shares represented by proxies that reflect abstentions or broker non-votes (which are shares held by a nominee that are represented, but with respect to which the nominee neither has discretionary authority to vote nor has been given actual authority to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Items 1, 2 and 3 are non-routine under the rules of the NYSE and Item 4 is routine. Nominees are prohibited from voting on non-routine items in the absence of instructions from the beneficial owners of the shares; as a result, if you hold your shares in street name and do not timely submit voting instructions to your nominee, your shares will not be voted on Item 1, election of directors; Item 2, approval, on an advisory basis, of our executive compensation; or Item 3, approval of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to provide that stockholders holding 25% of our outstanding common stock have the right to request that we call special meetings of stockholders. We urge you to promptly provide voting instructions to your nominee so that your vote is counted.

The vote required to approve each of the Annual Meeting business items, as well as the impact of abstentions and broker non-votes, is shown in the chart below.

	ITEM OF BUSINESS	VOTE REQUIRED	IMPACT OF ABSENTIONS	IMPACT OF BROKER NON-VOTES

1	Election of directors	Majority of votes cast	Not counted as votes cast; no impact on outcome	Not counted as votes cast; no impact on outcome

2	Advisory vote to approve executive compensation	Majority of shares represented and entitled to vote	Negative impact on outcome	Not counted as represented and entitled to vote; no impact on outcome

3

Approval of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to provide that stockholders holding 25% of outstanding common stock have the right to request that we call special meetings of stockholders

		Majority of shares outstanding	Negative impact on outcome	Negative impact on outcome

4	Ratification of appointment of PwC as our independent registered public accounting firm for FY 2024	Majority of shares represented and entitled to vote	Negative impact on outcome	Not applicable

WHAT IF THERE IS ADDITIONAL BUSINESS TO BE VOTED ON?

As of the date of this proxy statement, we know of no other business to be presented for consideration during the meeting. If any other business properly comes before the meeting, your vote will be cast on any such other business by the individuals acting pursuant to your proxy in their best judgment.

HOW DO I FIND VOTE RESULTS?

We expect to announce preliminary voting results during the Annual Meeting and report final voting results in a Current Report on Form 8-K filed with the SEC on or before May 1, 2024.

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ANNUAL MEETING INFORMATION

WHAT IS THE TIME, DATE AND FORMAT OF THE ANNUAL MEETING?

The Annual Meeting will take place at 2:30 p.m. Eastern Time on April 25, 2024. To allow stockholders to attend without the time and expense of doing so in person, the meeting will be held virtually, with attendance via the internet.

HOW CAN I ATTEND THE VIRTUAL MEETING?

To attend the virtual Annual Meeting, you will need to log in to the virtual meeting website at www.virtualshareholdermeeting.com/AVY2024 using the 16-digit control number on your Notice, proxy card or voting instruction form. Online access to the live audio webcast of the Annual Meeting will open at 2:15 p.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting in advance of its start time as we plan to begin conducting the meeting promptly.

HOW DO I ASK QUESTIONS DURING THE MEETING?

We have designed the virtual Annual Meeting to ensure that you have the same rights and opportunities to participate as you would at an in-person meeting, using easy-to-use online tools that allow you to attend, vote and ask questions. Only stockholders as of the record date or their properly appointed proxies may ask questions during the meeting, and our Executive Chairman may limit the length of discussion on any particular matter. During the Annual Meeting, you can view our Ground Rules for Conduct of Meeting and submit questions on the meeting website.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer all questions submitted timely that are pertinent to our company and the items being brought before stockholder vote, as time permits and in accordance with our Ground Rules for Conduct of Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To ensure all questions are able to be addressed, we will respond to no more than three questions from any single stockholder. Answers to questions not addressed during the meeting, if any, will be posted promptly after the meeting on the investors section of our website.

As a result of time constraints and other considerations, we cannot assure you that every stockholder wishing to address the meeting will have the opportunity to do so. However, stockholders are invited to direct inquiries or comments regarding business matters to our Investor Relations department by email to investorcom@averydennison.com or by mail to 8080 Norton Parkway, Mentor, Ohio 44060. In addition, stockholders wishing to address matters to our Board or any of its members may do so as described under Contacting Our Board in the Our Board of Directors section of this proxy statement.

WHAT DO I DO IF I AM HAVING TECHNICAL ISSUES ACCESSING OR PARTICIPATING IN THE MEETING?

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at 1.844.986.0822 (toll-free in the U.S. and Canada) or +1.303.562.9302 (for all other attendees).

HOW ARE PROXIES BEING SOLICITED?

We have retained Morrow Sodali LLC to assist in soliciting proxies for a fee of $12,000, plus reimbursement of out-of-pocket expenses incident to preparing and mailing our proxy materials. Certain of our employees may solicit proxies by telephone or email; these employees will not receive any additional compensation for their proxy solicitation efforts. We will pay the costs related to our solicitation of proxies and reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding our proxy materials to beneficial stockholders. You can help reduce these costs in the future by consenting to access our proxy materials electronically.

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MATTERS RELATED TO 2025 ANNUAL MEETING

HOW DO I SUBMIT ITEMS FOR POTENTIAL CONSIDERATION AT THE 2025 ANNUAL MEETING?

To propose business satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for the 2025 Annual Meeting, you must provide notice of proposed items so they are received at our principal executive offices on or before November 11, 2024. If you wish to nominate persons for election to our Board or bring any other business before an annual meeting under the advance notice provisions or our Bylaws, you must notify our Corporate Secretary at our principal executive offices in writing 90 to 120 days prior to the first anniversary of the preceding year’s annual meeting (with respect to the 2025 Annual Meeting, no earlier than December 26, 2024 and no later than January 25, 2025) and comply with the other requirements set forth in our Bylaws.

Your notice must include, among other things, the information described below and in greater detail in Article II, Section 14 of our Bylaws, which are available under Corporate Governance in the investors section of our website.

•	As to each person who you propose to nominate for election or reelection as a director:

•  All information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14 under the Exchange Act

•  The person’s written consent to be named in our proxy statement and accompanying proxy card as a nominee and serve as a director if elected for a full term until the next meeting at which such nominee would face reelection

•  All information with respect to such person that would be required to be set forth in a stockholder’s notice pursuant to our Bylaws if such person were a stockholder

•  A description of all direct and indirect material interest in any material contract or agreement between or among any stockholder, on the one hand, and the nominee (and his or her affiliates), on the other hand, as more particularly set forth in our Bylaws

•

As to any other item of business you propose to bring before the meeting, a brief description of the business; the reasons for conducting the business during the meeting; a reasonably detailed description of all agreements, arrangements and understandings between or among any stockholders and between or among any stockholder and other person or entity in connection with the proposal of such business by such stockholder; and any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

•	Your name and address, and the class and number of shares you own beneficially and as of record, as well as information relating to your security ownership in our company

Stockholder items of business that do not fully comply with the advance notice and other requirements contained in our Bylaws will not be permitted to be brought before the 2025 Annual Meeting. In addition to satisfying the requirements under our Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide written notice to our Corporate Secretary at our principal executive offices that includes the information required by Rule 14a-19 under the Exchange Act no later than February 24, 2025.

We intend to file a proxy statement and a white proxy card with the SEC in connection with our solicitation of proxies for the 2025 Annual Meeting.

HOW DO I NOMINATE DIRECTORS FOR INCLUSION IN THE 2025 PROXY STATEMENT?

Our Bylaws permit a stockholder, or a group of no more than 20 stockholders, owning at least 3% of our company’s outstanding shares of common stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of our Board, subject to the requirements contained in Article II, Section 17 of our Bylaws, which are available under Corporate Governance in the investors section of our website. Notice of proxy access director nominees for the 2025 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices no earlier than October 12, 2024 and no later than November 11, 2024 and must otherwise comply with the requirements set forth in our Bylaws.

110	2024 Proxy Statement | Avery Dennison Corporation

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

        FROM GAAP

We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results prepared in accordance with GAAP. We use these non-GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for quarters and year-to-date periods, as applicable. Based on feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are also useful to their assessments of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it more difficult to assess our underlying performance in a single period. By excluding the accounting effects, positive or negative, of certain items (e.g., restructuring charges, outcomes of certain legal proceedings, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, gains or losses on venture investments, currency adjustments due to highly inflationary economies, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency or timing.

We use the following non-GAAP financial measures in this proxy statement, which are reconciled from GAAP on the following pages:

•

Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation; the reclassification of sales between segments; where applicable, an extra week in our fiscal year and the calendar shift resulting from the extra week in the prior fiscal year; and currency adjustments for transitional reporting of highly inflationary economies. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior-period results translated at current period average exchange rates to exclude the effect of foreign currency fluctuations.

•	Organic sales change refers to sales change ex. currency, excluding the estimated impact of acquisitions and product line divestitures.

We believe that sales change ex. currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period.

•

Adjusted EBITDA refers to adjusted operating income before depreciation and amortization. Adjusted operating income is income before taxes; interest expense; other non-operating expense (income), net; and other expense (income), net.

•	Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net sales.

Adjusted net income per common share, assuming dilution (adjusted EPS), refers to adjusted net income divided by the weighted average number of common shares outstanding, assuming dilution. Adjusted net income is income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items. Adjusted tax rate is the full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as effects of certain discrete tax planning actions, impacts related to enactments of comprehensive tax law changes, and other items.

We believe that adjusted EBITDA, adjusted EBITDA margin and adjusted EPS assist investors in understanding our core operating trends and comparing our results with those of our competitors.

•

Adjusted free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from company-owned life insurance policies, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments. Where applicable, adjusted free cash flow is also adjusted for certain acquisition-related transaction costs. We believe that adjusted free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions.

Avery Dennison Corporation | 2024 Proxy Statement	A-1

•

Return on total capital (ROTC) refers to net income excluding interest expense and amortization of intangible assets from acquisitions, net of tax benefit, divided by the average of beginning and ending invested capital. We believe that ROTC assists investors in understanding our ability to generate returns from our capital.

•

Adjusted earnings before interest and taxes (EBIT) refers to earnings before interest expense, other non-operating expense (income), taxes and equity method investment losses, excluding non-cash restructuring costs, and other items. We believe that adjusted EBIT assists investors in understanding our core operating trends and comparing our results with those of our competitors. We use adjusted EBIT to calculate economic value added (EVA), one of the performance objectives used in our long-term incentive compensation program.

SALES CHANGE EX. CURRENCY AND ORGANIC SALES CHANGE

($ in millions)	2021	2022	2023	2021-2023 3-YR CAGR(1)

Net sales	$8,408.3	$9,039.3	$8,364.3	6.3%

Reported net sales change	20.6%	7.5%	(7.5)%

Foreign currency translation	(3.4)%	5.6%	0.6%

Extra week impact	1.4%	–	–

Sales change ex. currency (non-GAAP)(2)	18.6%	13.1%	(6.9)%	7.7%

Acquisitions and product line divestiture	(3.1)%	(3.6)%	(0.8)%

Organic sales change (non-GAAP)(2)	15.6%	9.5%	(7.7%)	5.3%

(1)	Reflects three-year compound annual growth rates, with 2020 as the base period.

(2)	Totals may not sum due to rounding.

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

($ in millions)	2021	2022	2023	2021-2023 3-YR CAGR(1)
Net sales	$8,408.3	$9,039.3	$8,364.3

Operating income before interest expense, other non-operating expense (income), taxes, and equity method investment losses, as reported	$1,058.7	$1,074.0	$782.9	(1.1)%

Operating margins, as reported	12.6%	11.9%	9.4%

Non-GAAP adjustments:

Restructuring charges:

Severance and related costs, net of reversals	$10.5	$7.6	$70.8

Asset impairment and lease cancellation charges	3.1	0.1	8.6

Other items(2)	(8.0)	(8.3)	101.5

Adjusted operating income (non-GAAP)	$1,064.3	$1,073.4	$963.8

Adjusted operating margins (non-GAAP)	12.7%	11.9%	11.5%
Depreciation and amortization	$244.1	$290.7	$298.4

Adjusted EBITDA (non-GAAP)	$1,308.4	$1,364.1	$1,262.2	5.7%

Adjusted EBITDA margins (non-GAAP)	15.6%	15.1%	15.1%

(1)	Reflects three-year compound annual growth rates, with 2020 as the base period.

(2)

Includes pre-tax (gain)/loss on venture investments, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal proceedings, transaction and related costs, and Argentine peso remeasurement loss. The Argentine peso remeasurement loss only includes the third and fourth quarters of 2023 as prior amounts were not material.

A-2	2024 Proxy Statement | Avery Dennison Corporation

ADJUSTED EPS

($ in millions, except per share amounts)	2021	2022	2023	2021-2023 3-YR CAGR(1)

As reported net income	$740.1	$757.1	$503.0	(3.3)%

As reported net income per common share, assuming dilution	$8.83	$9.21	$6.20	(2.1)%

Non-GAAP adjustments per common share, net of tax:

Restructuring charges and other items(2)	0.05	(0.06)	1.85

Argentine interest income	–	–	(0.15)

Pension plan settlement and curtailment losses	0.03	–	–

Adjusted net income per common share, assuming dilution (non-GAAP)	$8.91	$9.15	$7.90	3.6%

Adjusted tax rates were 25%, 24.7% and 25.8% for 2021, 2022 and 2023, respectively.

(1)	Reflects three-year compound annual growth rates, with 2020 as the base period.

(2)

Other items include (gain)/loss on venture investments, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal proceedings, transaction and related costs, and Argentine peso remeasurement loss. The Argentine peso remeasurement loss only includes the third and fourth quarters of 2023 as prior amounts were not material.

ADJUSTED FREE CASH FLOW

($ in millions)	2021	2022	2023

Net cash provided by operating activities	$1,046.8	$961.0	$826.0

Purchases of property, plant and equipment	(255.0)	(278.1)	(265.3)

Purchases of software and other deferred charges	(17.1)	(20.4)	(19.8)

Proceeds from company-owned life insurance policies	–	–	48.1

Proceeds from sales of property, plant and equipment	1.1	2.3	1.0

Proceeds from insurance and sales (purchases) of investments, net	3.1	1.9	1.9

Payments for certain acquisition-related transaction costs	18.8	0.6	–

Adjusted free cash flow (non-GAAP)	$797.7	$667.3	$591.9

RETURN ON TOTAL CAPITAL (ROTC)

($ in millions)	2022	2023
As reported net income	$757.1	$503.0

Interest expense, net of tax benefit	63.7	86.2

Intangible amortization, net of tax benefit	62.0	62.5

Effective tax rate	24.2%	27.6%

Net income, excluding interest expense and intangible amortization, net of tax benefit	$882.8	$651.7

Total debt	$3,102.1	$3,244.3

Shareholders’ equity	$2,032.2	$2,127.9

Total debt and shareholders’ equity	$5,134.3	$5,372.2

ROTC (non-GAAP)	17.4%	12.4%

Avery Dennison Corporation | 2024 Proxy Statement	A-3

ADJUSTED EARNINGS BEFORE INTEREST AND TAXES (EBIT)

($ in millions)	2021	2022	2023
As reported net income	$740.1	$757.1	$503.0
Adjustments:

Interest expense	70.2	84.1	119.0

Other non-operating expense (income), net	(4.1)	(9.4)	(30.8)

Provision for income taxes	248.6	242.2	191.7

Equity method investment losses	3.9	–	–

Operating income before interest expense, other non-operating expense (income), taxes, and equity method investment losses	$1,058.7	$1,074.0	$782.9

Reconciling items:

Non-cash restructuring costs	2.4	0.1	8.3

Other items(1)	(16.8)	(66.1)	32.9

Adjusted earnings before interest expense, other non-operating expense (income), taxes, equity method investment losses, non-cash restructuring costs, and other items (non-GAAP)	$1,044.3	$1,008.0	$824.1

(1)

Includes impact of acquisitions completed after targets were set and the Russia-Ukraine war, (gain)/loss on venture investments, gain on sale of product line, (gain)/loss on sales of assets, outcomes of legal proceedings, transaction and related costs, and Argentine peso remeasurement loss. The Argentine peso remeasurement loss only includes the third and fourth quarters of 2023 as prior amounts were not material.

A-4	2024 Proxy Statement | Avery Dennison Corporation

APPENDIX B – TEXT OF CERTIFICATE OF AMENDMENT TO AMENDED          AND RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVERY DENNISON CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Avery Dennison Corporation, a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article VII of the Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) is hereby amended in its entirety to read as follows:

“Directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Should a vacancy occur or be created, including from an increase in the number of directors, the remaining directors (even though less than a quorum) may fill the vacancy for the remainder of the term in which the vacancy occurs or is created. Any director elected or appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.”

2. Article X of the Charter is hereby amended in its entirety to read as follows:

“Special meetings of the stockholders of the Corporation for any purpose or purposes (i) may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings or (ii) shall be called by the Secretary of the Corporation upon a written request of the holders of record who “own” (as such term is defined in the Bylaws of the Corporation (as they may be amended and/or restated from time to time, the “Bylaws”) at least twenty-five percent (25%) of the outstanding shares of Common Stock and who have complied in full with the requirements set forth in the Bylaws, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provision of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purpose so specified.”

3. The foregoing amendments to the Charter were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this    day of      2024.

AVERY DENNISON CORPORATION

By:
Name:
Title:

Avery Dennison Corporation | 2024 Proxy Statement	B-1

AVERY DENNISON CORPORATION

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AVY2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V31205-P04377	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVERY DENNISON CORPORATION

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Bradley Alford	☐	☐	☐

1b. Mitchell Butier	☐	☐	☐

1c. Ken Hicks	☐	☐	☐

1d. Andres Lopez	☐	☐	☐

1e. Maria Fernanda Mejia	☐	☐	☐

1f. Francesca Reverberi	☐	☐	☐

1g. Patrick Siewert	☐	☐	☐

1h. Deon Stander	☐	☐	☐

1i. Martha Sullivan	☐	☐	☐

1j. William Wagner	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain

2. Approval, on an advisory basis, of our executive compensation.	☐	☐	☐

3.  Approval of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to provide that stockholders holding at least 25% of our common stock have the right to request that we call special meetings of stockholders.

	☐	☐	☐

4. Ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V31206-P04377

AVERY DENNISON CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 2024 AT 2:30 P.M. ET THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Ignacio Walker and Vikas Arora, or each of them, with full power of substitution, proxies for the undersigned to act and vote at the 2024 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters set forth on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company’s Direct Share Purchase and Sale Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Employee Savings Plan.

IF NO OTHER INDICATION IS MADE, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Fidelity Management Trust Company, as Trustee of the Avery Dennison Corporation Employee Savings Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The proxy card must be received no later than 5:00 p.m. Eastern Time on April 22, 2024, and telephone and Internet votes must be completed by 11:59 p.m. on the same day.

Your voting instructions are confidential and may not be revealed to anyone, except as required by law.

Continued and to be signed on reverse side